Exhibit 10.5

Execution Version

REVOLVING CREDIT AND GUARANTY AGREEMENT

Dated as of May 30, 2017

among

BJ SERVICES, LLC,

as the Borrower,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Swing Line Lender,

an L/C Issuer and Bookrunner,

and

The Other Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Managers

i

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		91

4.01	Conditions of Initial Credit Extension	91
4.02	Conditions to All Credit Extensions after the Closing Date	93

ARTICLE V REPRESENTATIONS AND WARRANTIES		95

5.01	Existence, Qualification and Power; Compliance with Laws	95
5.02	Authorization; No Contravention	95
5.03	Governmental Authorization; Other Consents	96
5.04	Binding Effect	96
5.05	Financial Statements; No Material Adverse Effect	96
5.06	Litigation	96
5.07	No Default	96
5.08	Property; Liens	96
5.09	Environmental Compliance	97
5.10	Taxes	98
5.11	ERISA Compliance; Canadian Pension Plan and Benefit Plan	98
5.12	Subsidiaries; Equity Interests	99
5.13	Margin Regulations; Investment Company Act	99
5.14	Disclosure	99
5.15	Compliance with Laws	100
5.16	Intellectual Property; Licenses, Etc.	100
5.17	Solvency	100
5.18	Labor Matters	100
5.19	Perfection, Etc.	100
5.20	PATRIOT Act; OFAC; FCPA; Anti-Money Laundering Laws; Sanctions	101
5.21	Accounts	101
5.22	EEA Financial Institution	102
5.23	Use of Proceeds	102

ARTICLE VI AFFIRMATIVE COVENANTS		102

6.01	Financial Statements	103
6.02	Certificates; Other Information	104
6.03	Notices	106
6.04	Payment of Obligations	107
6.05	Preservation of Existence, Etc.	107
6.06	Maintenance of Properties	107
6.07	Maintenance of Insurance	107
6.08	Compliance with Laws	108
6.09	Books and Records	108
6.10	Inspection Rights; Appraisals	108
6.11	Use of Proceeds	109
6.12	Covenant to Guarantee Obligations and Give Security	109
6.13	Compliance with Environmental Laws	111
6.14	Further Assurances	111
6.15	PATRIOT Act; OFAC; FCPA; Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions	111
6.16	Cash Management	111

ARTICLE VII NEGATIVE COVENANTS		112

7.01	Liens	113
7.02	Investments	116
7.03	Indebtedness	119
7.04	Fundamental Changes	123
7.05	Dispositions	124
7.06	Restricted Payments	126
7.07	Change in Nature of Business	128
7.08	Transactions with Affiliates	128
7.09	Burdensome Agreements	129
7.10	Use of Proceeds	130
7.11	Financial Covenant	130
7.12	Amendments of Organization Documents	130
7.13	Fiscal Year	130
7.14	Prepayments, Etc. of Indebtedness	130
7.15	Speculative Hedging	131

ARTICLE VIII GUARANTY		131

8.01	Guaranty of the Obligations	131
8.02	Contribution by Guarantors	132
8.03	Payment by Guarantors	132
8.04	Liability of Guarantors Absolute	133
8.05	Waivers by Guarantors	134
8.06	Guarantors’ Rights of Subrogation, Contribution, Etc.	135
8.07	Continuing Guaranty	135
8.08	Authority of Guarantors or Borrowers	135
8.09	Financial Condition of Borrowers	135
8.10	Bankruptcy, Etc.	136
8.11	Discharge of Guaranty Upon Sale of Guarantor	136
8.12	Discharge of Guaranty Upon Repayment of Obligations	136
8.13	Designation of the Parent as the Agent for the Loan Parties	137

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		137

9.01	Events of Default	137
9.02	Remedies Upon Event of Default	140
9.03	Right to Cure	140
9.04	Application of Funds	141
9.05	Additional Remedies Relating to Accounts	143

ARTICLE X ADMINISTRATIVE AGENT AND OTHER AGENTS		144

10.01	Appointment and Authorization of Agents	144
10.02	Delegation of Duties	144
10.03	Liability of Agents	145
10.04	Reliance by Agents	145
10.05	Notice of Default	146
10.06	Credit Decision; Disclosure of Information by Agents	146

10.07	Indemnification of Agents	146
10.08	Agents in their Individual Capacities	147
10.09	Successor Agents	147
10.10	Administrative Agent May File Proofs of Claim	148
10.11	Collateral and Guaranty Matters	148
10.12	Secured Cash Management Agreements and Secured Hedge Agreements	149
10.13	Other Agents; Arranger and Managers	149
10.14	Appointment of Supplemental Administrative Agents	150
10.15	Withholding Taxes	150

ARTICLE XI MISCELLANEOUS		151

11.01	Amendments, Etc.	151
11.02	Notices; Effectiveness; Electronic Communications	152
11.03	No Waiver; Cumulative Remedies; Enforcement	155
11.04	Expenses	156
11.05	Indemnification by the Borrowers	156
11.06	Payments Set Aside	158
11.07	Successors and Assigns	158
11.08	Confidentiality	165
11.09	Setoff	166
11.10	Interest Rate Limitation	167
11.11	Counterparts	167
11.12	Integration; No Strict Construction; Effectiveness	168
11.13	Survival of Representations and Warranties	168
11.14	Severability	168
11.15	Tax Forms	168
11.16	Governing Law; Jurisdiction; Etc.	170
11.17	WAIVER OF RIGHT TO TRIAL BY JURY	171
11.18	Binding Effect	171
11.19	No Advisory or Fiduciary Responsibility	171
11.20	Affiliate Activities	172
11.21	Electronic Execution of Assignments and Certain Other Documents	172
11.22	USA PATRIOT ACT AND CAML Legislation	173
11.23	Joint and Several Obligations of the Borrowers	173
11.24	Approved Electronic Communication System	174
11.25	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	175

SCHEDULES

I	Closing Date Guarantors
2.01	Commitments and Pro Rata Shares
5.08(c)	Locations of Tangible Personal Property
5.08(d)	Deposit Accounts
5.11	Canadian Defined Benefit Plans
5.12	Subsidiaries and Other Equity Investments
6.12(c)	Post Closing Actions
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A-1	Form of Committed Loan Notice
A-2	Form of Swing Line Loan Notice
A-3	Form of L/C Application Certificate
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E-1	Form of U.S. Security Agreement
E-2	Form of Canadian Security Agreement
F	Form of Officer’s Closing Certificate
G	Form of Solvency Certificate
H	Form of Borrowing Base Certificate
I-A	Form of U.S. Secretary’s Certificate
I-B	Form of Canadian Secretary’s Certificate
J	Form of Perfection Certificate
K	Form of Collateral Access Agreement

v

REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT (this “Agreement”) is entered into as of May 30, 2017 among BJ Services, LLC, a Delaware limited liability company (the “Company” and together with PublicCo (as defined below) when joined hereto as a borrower pursuant to Section 6.12(a)(iii), collectively, the “Borrowers” and each individually, a “Borrower”), and certain Subsidiaries of the Borrowers, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMorgan Chase Bank, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrowers have requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Article IV below, the Lenders make available to the Borrowers pursuant to this Agreement a revolving credit facility with an aggregate commitment equal to $400,000,000 for the making of revolving loans and the issuance of letters of credit for the account of the Borrowers (a) if requested by the Borrowers on the Closing Date, for payment of certain costs, fees and expenses associated with the closing of the Credit Agreement and all related transactions (the “Transactions”) and (b) from time to time on or prior to the Maturity Date for working capital, Capital Expenditures and other general corporate purposes of the Borrowers and their Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means “accounts” as defined in the Uniform Commercial Code (or, with respect to a Loan Party party to the Canadian Security Agreement, as defined in the PPSA), and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the Uniform Commercial Code, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquisition” has the meaning specified in Section 7.02(i).

“Administrative Agent” means JPMCB in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent or collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in any form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent, together with its Affiliates, and the officers, directors, employees, agents, attorneys-in-fact, trustees, advisors and representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent (if any), the Documentation Agent (if any), the Arrangers and any other Person appointed on or after the Closing Date under the Loan Documents to serve in an agent or similar capacity.

“Aggregate Payments” has the meaning specified in Section 8.02.

“Agreement” has the meaning specified in the introductory paragraph hereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means Canadian Dollars, Euros, and British Pound Sterling together with each other currency (other than Dollars) that is approved in accordance with Section 1.10(d).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower Parties concerning or relating to bribery or corruption.

“Anticipated Cure Deadline” has the meaning specified in Section 9.03.

“Applicable Rate” means for (i) Eurodollar Rate Loans, (ii) Base Rate Loans and Swing Line Loans, and (iii) the Letters of Credit, the applicable percentages corresponding to the Quarterly Average Excess Availability for the last fiscal quarter of the Borrowers as shown below:

Level	Quarterly Average Excess Availability	Applicable Margin for Base Rate Loans and Swing Line Loans	Applicable Rate for Eurodollar Rate Loans and Letters of Credit
I	≥ $200,000,000	0.25%	1.25%
II	< $200,000,000 but ≥ $100,000,000	0.50%	1.50%
III	< $100,000,000	0.75%	1.75%

From the Closing Date through September 30, 2017, the rate shall be based on Level II. Thereafter, the rate shall be subject to increase or decrease upon receipt by Administrative Agent of the Borrowing Base Certificate with respect to the last month of each fiscal quarter of Parent provided or issued in accordance with Section 6.02(f), which change shall be effective on the first day of the current fiscal quarter. If the Borrowers fail to deliver the last Borrowing Base Certificate required by Section 6.02(f) with respect to any fiscal quarter of Parent on or before the date due, then the margin shall be determined as if Level III were applicable, from the first day of such fiscal quarter until the date of actual receipt of such Borrowing Base Certificate.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Electronic Communication System” means IntraLinks or any other equivalent electronic service, whether owned, operated or hosted by the Administrative Agent, any Affiliate of the Administrative Agent or any other Person.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of JPMCB and Wells Fargo Bank, National Association, collectively, in their capacity as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company as of December 31, 2016 and 2015 and consolidated statements of operations, members’ equity and cash flows for the year ended December 31, 2016 and for the period from January 27 to December 31, 2015.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Plan” has the meaning specified in Section 11.07(i)(iii).

“Base Rate” means for any day a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMCB as its “prime rate”, and (c) the Eurodollar Rate for a Eurodollar Loan with an Interest Period of one month plus 1%. The “prime rate” is the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City, which takes into account various factors JPMCB may deem appropriate, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate, the Federal Funds Rate or the Eurodollar Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change. If at any time the Base Rate is less than zero, Base Rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, sole member or manager or other governing body of such Person, (c) in the case of any partnership, the board of directors, board of managers, sole member or manager, or other governing body of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph to this Agreement.

“Borrower Fee Letter” means that certain Fee Letter, dated as of April 16, 2017, among the Company and JPMCB, acting in connection with its appointment as an Arranger and the Administrative Agent.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the Borrowers and their Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, an Overadvance Loan or a Protective Advance, as the context may require.

“Borrowing Base” means, (x) as of the Closing Date and until the Deemed Borrowing Base Termination Date, the Deemed Borrowing Base as calculated and adjusted as set forth below and (y) any time after the Deemed Borrowing Base Termination Date, the following amount determined as of the most recent date for which the Borrowers have delivered a Borrowing Base Certificate, calculated in Dollars as follows:

(a) an amount equal to eighty-five percent (85%) of Eligible Accounts Receivable; plus

(b) an amount equal to eighty percent (80%) of Eligible Unbilled Receivables; provided that the maximum amount of Eligible Unbilled Receivables of the Loan Parties that may be included in the Borrowing Base pursuant to this clause (b) shall not exceed an amount that is greater than twenty-five percent (25%) of the Borrowing Base (after giving effect to the advance rate, any Reserve, this limitation and the limitation set forth in the definition of “Eligible In-Transit Inventory”); plus

(c) an amount equal to the lesser of (i) eighty-five percent (85%) of all Eligible Inventory and (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of all appraised Eligible Inventory; plus

(d) an amount equal to 100% of the amount of Unrestricted Cash; minus

(e) reserves established by the Administrative Agent from time to time in its Permitted Discretion (the “Reserves”) including, without limitation, (x) Reserves for Priority Payables and (y) Reserves for obligations of a Loan Party arising under Secured Cash Management Agreements and/or Secured Hedge Agreements.

Subject to the relevant terms and provisions set forth in this Agreement, including specifically the further proviso clause (a) of Section 11.01, the Administrative Agent at all times shall be entitled to reduce or increase the Reserves and modify standards of eligibility under this Agreement, in each case in its Permitted Discretion; provided that the Administrative Agent shall provide the Borrowers notice of such determination of Reserves or modifications of the standards of eligibility not less than five (5) Business Days before such adjustments are made to the Borrowing Base. Notwithstanding anything else to the contrary in this Agreement or any other Loan Document, the amount of Unrestricted Cash included in the Borrowing Base pursuant to clause (d) above at any time shall be determined by reference to the amount of such Unrestricted Cash set forth in the most recently delivered Borrowing Base Certificate, Committed Loan Notice, Swing Line Loan Notice, Letter of Credit Application or Unrestricted Cash reporting materials delivered pursuant to Section 6.02(h), as the case may be. To the extent field exams and appraisals are not completed prior to the Closing Date, the Borrowing Base as of the Closing Date shall be deemed to be $175,000,000 (such Borrowing Base, the “Deemed Borrowing Base”); provided, that, a field examination and inventory appraisal of the Borrowers completed by a reasonably acceptable examiner and a reasonably acceptable appraiser, and a completed Borrowing Base Certificate using the borrowing base formulas described in this definition of “Borrowing Base” will be required to be delivered on or prior to the 90th day following the Closing Date (or such time as extended in writing for period of no more than thirty (30) additional days thereafter by the Administrative Agent in its reasonable discretion after consultation with the Borrowers) (the earlier of delivery of (x) the materials required by this proviso and (y) such 90th day (or later applicable date pursuant to the immediately preceding parenthetical), herein called the “Deemed Borrowing Base Termination Date”). After the Closing Date until the Deemed Borrowing Base Termination Date, the Deemed Borrowing Base shall be adjusted based on the amount of Unrestricted Cash held by the Loan Parties, which shall be determined by reference to the amount of such Unrestricted Cash set forth in the most recently delivered Gross Asset Certificate, Committed Loan Notice, Swing Line Loan Notice, Letter of Credit Application or Unrestricted Cash reporting materials delivered pursuant to Section 6.02(h), as the case may be, whereby the Deemed Borrowing Base shall be automatically decreased or increased at the time of such delivery on a dollar-for-dollar basis by the amount of such Unrestricted Cash held by the Loan Parties at such time (the amount of such adjustment not to be less than $0 or greater than $40,000,000, such that, for the avoidance of doubt, the Deemed Borrowing Base shall not be less than $135,000,000 or greater than $175,000,000 at any time prior to the Deemed Borrowing Base Termination Date).

“Borrowing Base Certificate” means a borrowing base certificate in substantially the form of Exhibit H hereto or otherwise in a form reasonably satisfactory to the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws or other governmental action of, or are in fact closed in, the state of New York and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“CAML Legislation” has the meaning specified in Section 11.22.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical hospital care, dental, sickness, accident, disability, life insurance, pension, retirement, post-retirement, deferred compensation or savings benefits, under which any Loan Party or any Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars” or “C$” means lawful money of Canada.

“Canadian Loan Party” has the meaning specified in Section 11.15(d).

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial or territorial law that is sponsored, administered or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Security Agreement” means a Security Agreement substantially in the form of Exhibit E-2, together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

“Capital Expenditures” means, as of any date for the applicable period then ended, all capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP; provided however, that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition (or other Investment permitted hereunder), (b) capital expenditures relating to the construction or acquisition of any property which has been transferred to a Person that is not a Borrower Party pursuant to a sale-leaseback transaction permitted under Section 7.05(f), (c) any such expenditure made to restore, replace, rebuild or purchase property, plant or equipment or software to the extent financed with the proceeds of Dispositions pursuant to Section 7.05(c), (f), (t) or (u) or Casualty Events, (d) capitalized interest in respect of operating leases or Capitalized Leases, (e) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (f) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property or otherwise in connection with a Disposition permitted by Section 7.05(c), (g) any non-cash amounts reflected as additions to property, plant or equipment on the consolidated balance sheet of the Parent, (h) expenditures that are accounted for as capital expenditures by any Borrower Party and that actually are paid for (including by means of the issuance of Equity Interests by a direct or indirect parent of the Parent) by a Person other than a Borrower Party and for which neither a Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (i) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit and (j) any Transaction Costs.

“Capitalized Leases” means, with respect to any Person, all leases by such Person as lessee that have been or should be, in accordance with GAAP, recorded as capitalized leases (subject to the proviso appearing in the definition of “GAAP”).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support (provided that such credit support shall only include assets directly owned by the Loan Parties and not include any Equity Interests), in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Trigger Event” means the occurrence of any of the following: (a) Excess Availability falls below the Liquidity Threshold on each of five (5) consecutive Business Days or (b) the occurrence and continuation of a Specified Event of Default (provided that, clause (c) of the definition of Specified Event of Default shall not give rise to a Cash Dominion Trigger Event in the event that there are no Outstanding Amounts). The Administrative Agent shall provide notice to the Borrowers of its intent to initiate a Cash Dominion Trigger Event as a result of such violation; provided that, notwithstanding anything to the contrary, no Cash Dominion Trigger Event shall arise during the period from the Closing Date until August 28, 2017.

“Cash Equivalents” means any of the following types of Investments:

(a) Dollars or Canadian Dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any country that is a member state of the European Union or, in each case, any agency or instrumentality thereof having maturities of not more than twenty four months from the date of acquisition thereof; provided, that the full faith and credit of such government is pledged in support thereof;

(c) certificates of deposit, time deposits or eurodollar time deposits with maturities of one year or less from the date of acquisition, banker’s acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks, and not less than the Equivalent Amount to $500,000,000 in the applicable Alternative Currency in the case of Canadian banks, and in the case of other non-U.S. and non-Canadian banks, whose long term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized ratings agency);

(d) commercial paper issued by a corporation (other than a Borrower Party or an Affiliate thereof) rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized ratings agency) and, in each case, maturing within twenty-four (24) months after the date of creation thereof;

(e) marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency);

(f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(g) readily marketable direct obligations, with average maturities of twenty-four (24) months or less from the date of acquisition, issued by any state, commonwealth, province or territory of the United States or Canada, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency);

(h) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency), in each case, with maturities of twenty-four (24) months or less from the date of acquisition;

(i) solely with respect to any Foreign Subsidiary, instruments equivalent to those referred to in clauses (a) through (h) above, comparable in credit quality and tenor to those instruments referred to above, (A) denominated in Dollars, Canadian Dollars, Euros or any other local currency held by such Foreign Subsidiary from time to time in the ordinary course of business and (B) customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (h) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, credit card processing, stored value cards, purchasing card, electronic funds transfer, ACH, controlled disbursement and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Lender or an Affiliate of a Lender party to a Cash Management Agreement, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by any Borrower Party of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“Change of Control” means the occurrence of any of the following events:

(a) any time prior to the consummation of a Qualified IPO, the Permitted Holders, taken as a whole, shall cease to beneficially own and Control at least 51% on a fully diluted basis of the economic and voting interest in the Equity Interest of the Company;

(b) at any time after the consummation of a Qualified IPO, any “person” or “group” (within the meaning of Rules 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders or, with respect to (ii) below, PublicCo, shall have (i) acquired beneficial ownership or Control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of PublicCo, or (ii) acquired beneficial ownership or control of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interest of the Company; or

(c) (i) a “change of control”, a “change in control” or a similarly defined term (as defined in the Tax Receivable Agreement) shall have occurred and the obligations of payment thereunder have been accelerated, or (ii) the obligations of payment under the Tax Receivable Agreement have been otherwise accelerated and the amount of the applicable payment or payments in the aggregate owed by the applicable Loan Parties thereunder as a result of such acceleration is greater than $50,000,000.

For the avoidance of doubt, it is understood and agreed that neither a Qualified IPO nor any IPO Restructuring Transaction shall constitute or otherwise be deemed to cause a Change of Control for purposes hereof except to the extent any such Qualified IPO or IPO Restructuring Transaction shall otherwise constitute a Change of Control under clause (c) above.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Revolver Extension Series or New Revolving Credit Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Swing Line Loans, Overadvance Loans, Protective Advances or Revolving Credit Loans under Extended Revolving Credit Commitments of a given Revolver Extension Series or New Revolving Credit Loans.

“CIBC” means the Canadian Imperial Bank of Commerce.

“Citibank” means Citibank, N.A.

“Closing Date” means May 30, 2017.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided herein).

“Collateral” means all of the “Collateral” defined and referred to in the Loan Documents, as applicable, and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided that, in no event shall the Collateral include any Excluded Property.

“Collateral Access Agreement” means any collateral access agreement substantially in the form of Exhibit K, or such other form as may be reasonably satisfactory to the Administrative Agent.

“Collateral Documents” means, collectively, the Security Agreement, the Control Agreements, the Perfection Certificate, each of the collateral assignments, Security Agreement Supplements, security agreements, subordination agreements, other control agreements or other similar instruments or agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12 or any Loan Document, in each case, executed in order to secure all or a portion of the Obligations.

“Collection Account” means, collectively (a) one or more deposit accounts identified by a Borrower to the Administrative Agent which is held at JPMCB in the United States under the control of the Administrative Agent and (b) one or more deposit accounts identified by a Borrower to the Administrative Agent which are held at CIBC in Canada under the control of the Administrative Agent.

“Commitment” means, as to each Lender, a reference to such Lender’s Revolving Credit Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other pursuant to Section 2.02(a), or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or otherwise reasonably satisfactory to the Administrative Agent.

“Commodity Account Control Agreement” has the meaning specified in the applicable Security Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or otherwise reasonably satisfactory to the Administrative Agent.

“Consolidated Cash Balance” has the meaning specified in Section 4.02(e).

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the aggregate of all taxes, based on income, profits or capital, as determined in accordance with GAAP, to the extent the same are paid in cash with respect to such period (it being understood that any payments made with respect to the Tax Receivable Agreement shall not be Consolidated Cash Taxes).

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of:

(a) Consolidated Net Income, plus

(b) an amount which, in the determination of Consolidated Net Income for such period (except with respect to clauses (xix), (xx), (xxi) and (xxii)(B) below, which amounts would not be deducted from Consolidated Net Income), has been deducted for, without duplication,

(i) total interest expense determined in accordance with GAAP (including, without limitation, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, but excluding any non-cash or deferred interest or Swap Contract or hedging obligation costs,

(ii) provision for taxes based on income, profits or capital of the Borrower Parties, including, without limitation, federal, state, provincial, territorial, franchise and similar taxes and foreign withholding taxes paid or accrued for such period including penalties and interest related to such taxes or arising from any tax examinations,

(iii) depreciation and amortization expense (including amortization of intangible assets),

(iv) letter of credit fees,

(v) [reserved];

(vi) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by management of the Borrowers or any of their direct or indirect parents in connection with the Transactions or a Qualified IPO,

(vii) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement,

(viii) all (A) extraordinary losses, expenses or charges (as determined in accordance with GAAP prior to giving effect to FASB Accounting Standards Update No. 2015-01) and (B) all non-recurring or unusual losses, expenses or charges,

(ix) non-cash amortization of financing costs of the Borrower Parties,

(x) the amount of costs, expenses, charges and fees paid for such period in connection with the (i) the Transaction Costs, (ii) the Qualified IPO, (iii) the Transition Services Agreement and (iv) the Contribution Agreement,

(xi) cash restructuring charges or reserves and business optimization expense actually incurred; provided, that the aggregate amount of add backs made pursuant to this clause (xi) when added to the aggregate amount of add backs made pursuant to clauses (xix), (xxi) and (xxii), shall not exceed an amount equal to twenty-five percent (25%) of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xi), or clauses (xix), (xxi) or (xxii));

(xii) any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business,

(xiii) [reserved],

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied in writing by the applicable insurer and (B) in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption,

(xv) any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 7.02,

(xvi) expenses representing the implied principal component under Synthetic Lease Obligations,

(xvii) losses from discontinued operations not to exceed $25,000,000 for any period of four (4) consecutive fiscal quarters,

(xviii) all other non-cash charges (including any write-downs or non-cash impairment charges) or other expenses of the Borrower Parties reducing Consolidated Net Income which do not represent a cash item in such period (other than any charge in respect of any lower of cost or market reserve); provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrowers may elect not to add back such non-cash charge in the current period and (B) the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period,

(xix) the amount of “run-rate” (it being understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction, net of the amount of actual benefits realized during such period from such actions) cost savings, operating expense reductions and synergies projected by the Borrowers in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction; provided, that such cost savings, operating expense reductions and synergies referred to in this clause (xix) (A) are reasonably identifiable and factually supportable and determined in good faith by the Borrowers, as certified by the Chief Financial Officer (or, if none serving, any principal financial officer) of any of the Borrowers to the Administrative Agent and (B) do not exceed the cost savings, operating expense reductions and synergies expected in good faith to be realized by the Borrower Parties over the 12-month period commencing with the date as of which Consolidated EBITDA is being determined; provided, further, that the aggregate amount of add backs made pursuant to this clause (xix) when added to the aggregate amount of add backs made pursuant to clauses (xi), (xxi) and (xxii), shall not exceed an amount equal to twenty-five percent (25%) of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xix), or clauses (xi), (xxi) or (xxii)),

(xx) the amount of “run-rate” (it being understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction, net of the amount of actual benefits realized during such period from such actions) cost savings, operating expense reductions and synergies of a type that would be permitted to be reflected in pro forma financial information under Rule 11-02 of Regulation S-X under the Securities Act of 1933, as amended,

(xxi) the amount of “run-rate” (it being understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a material restructuring of the Borrowers and their Subsidiaries not in the ordinary course of business, net of the amount of actual benefits realized during such period from such actions), cost savings, operating expense reductions and synergies projected by the Borrowers in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with any material restructuring of the Borrowers and their Subsidiaries not in the ordinary course of business and described in reasonable detail in the officer’s certificate referred to below (each a “Specified Restructuring”); provided, that such cost savings referred to in this clause (xxi) (A) are reasonably identifiable and factually supportable, and determined in good faith by the Borrowers, as certified by the Chief Financial Officer (or if none serving, any principal financial officer) of the Borrowers to the Administrative Agent and (B) do not exceed the actual cost savings, operating expense reductions and synergies expected in good faith to be realized by the Borrower Parties as a result of such actions over such 12-month period commencing with the date as of which Consolidated EBITDA is being determined (as opposed to the annualized impact of such cost savings); provided, further, that the aggregate amount of add backs made pursuant to this clause (xxi), when added to the aggregate amount of add backs made pursuant to clauses (xi), (xix) and (xxii), shall not exceed an amount equal to 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xxi) or clauses (xi), (xix) or (xxii)); provided, further that, the foregoing limitation on add-backs shall not apply if such add-backs are supported by a quality of earnings report prepared by a nationally recognized accounting firm or other third party advisor reasonably acceptable to the Administrative Agent,

(xxii) (A) start-up expenses relating to the start-up and ramp-up of capital projects and (B) the annualization of positive Consolidated EBITDA for such period for which ramp-up of such capital projects occurs; provided that the aggregate amount of add backs made pursuant to this clause (xxii), when added to the aggregate amount of add backs made pursuant to clauses (xi), (xix) and (xxi) above, shall not exceed an amount equal to twenty-five percent (25%) of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (xxii) or clauses (xi), (xix) or (xxi) above),

(xxiii) (A) management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (and/or its Affiliates) for such period to the extent permitted to be paid hereunder and (B) consulting fees and related expenses paid to any director of a Borrower Party for such period to the extent permitted to be paid hereunder,

(xxiv) any premiums, fees, expenses or charges (including any transaction, incentive, completion, milestone or retention bonus) incurred for such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, Debt Issuance or repayment of Indebtedness, Equity Issuance, refinancing transaction, recapitalization or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction not completed and, in the case of such transaction of a type permitted hereunder, whether or not meeting any dollar amount threshold specified herein) and any charges or non-recurring merger, amalgamation or acquisition costs, fees and expenses incurred for such period as a result of any such transaction,

(xxv) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted (and not added back) for such period in calculating Consolidated Net Income;

(xxvi) [reserved];

(xxvii) expenses, charges, costs or fees incurred for such period in respect of fleet commissioning or reactivation activities; and

(xxviii) expenses, costs or charges for such period in connection with retention, recruiting, relocation, bonuses (including, without limitation, transaction, incentive, completion, milestone or retention bonuses) and severance;

(xxix) one-time costs or charges associated with commencing Public Company Compliance; minus

(c) an amount which, in the determination of Consolidated Net Income, has been included for

(i) all extraordinary (as determined in accordance with GAAP prior to giving effect to FASB Accounting Standards Update No. 2015-01), non-recurring or unusual gains and non-cash income during such period (other than income arising out of the reversal of any lower of cost or market reserve), and

(ii) any gains realized upon the disposition of property outside of the ordinary course of business, plus/minus

(d) unrealized losses/gains in respect of Swap Contracts, all as determined in accordance with GAAP.

Notwithstanding anything to the contrary, to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments.

For purposes of determining Consolidated EBITDA for any period that includes the quarterly periods ending June 30, 2016, September 30, 2016, and December 31, 2016, the Consolidated EBITDA for each such quarterly period shall be deemed to be (a) the Consolidated EBITDA for the fiscal quarter ended March 31, 2017 (but in any event in an amount not less than zero), multiplied by 4, (b) the Consolidated EBITDA for the two consecutive fiscal quarters ended June 30, 2017, multiplied by 2 and (c) the Consolidated EBITDA for the three consecutive fiscal quarters ended September 30, 2017, multiplied by 4/3, respectively.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the Parent for the four fiscal quarter period ending on such date, the ratio of (a) Consolidated EBITDA of the Borrower Parties, minus Capital Expenditures of the Borrower Parties made in cash during such fiscal period which are not funded by proceeds of Indebtedness not prohibited by Section 7.03 (other than proceeds of Revolving Credit Loans), minus Consolidated Cash Taxes paid by the Borrower Parties during such fiscal period, to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of (i) Consolidated Interest Charges plus (ii) Consolidated Scheduled Funded Debt Payments plus (iii) any regularly scheduled Restricted Payments (including any payments made with respect to the Tax Receivable Agreement) made by the Borrower Parties during such period (it being understood that in any event, any dividends or distributions made by the Borrower Parties in connection with the IPO Restructuring Transactions shall be excluded from the calculation of Consolidated Fixed Charges).

“Consolidated Funded Indebtedness” means, as of any date for the Borrower Parties on a consolidated basis, all Indebtedness of the types set forth in clauses (a), (b) and (f) (solely with respect to Capitalized Leases) of the definition thereof and all Guarantees of the Borrower Parties in respect of any of the foregoing types of Indebtedness, in each case in an amount that would be reflected on a balance sheet of the Borrower Parties prepared as of such date on a consolidated basis in accordance with GAAP (but excluding to the extent applicable (a) the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Acquisition, and (b) obligations in respect of letters of credit (including Letters of Credit) except to the extent of unreimbursed amounts thereunder). The amount of Consolidated Funded Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the accreted principal amount thereof and the amount of any Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of the applicable Borrower Party shall be deemed to be equal to such specified amount (or, if less, the fair market value of such identified asset).

“Consolidated Interest Charges” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, interest expense (including the interest component under Capitalized Leases and the implied interest component under Synthetic Lease Obligations, but excluding, to the extent included in interest expense, (a) fees and expenses associated with the consummation of the Transactions, (b) annual agency fees paid to the Administrative Agent, (c) costs associated with obtaining Swap Contracts, (d) fees and expenses associated with any Investment permitted under Section 7.02, Equity Issuance or Debt Issuance (whether or not consummated) and (e) one-time financing fees (including arrangement and amendment fees), debt issuance costs and expenses and, in each case the amortization thereof) determined in accordance with GAAP, to the extent the same are paid in cash with respect to such period.

For purposes of determining Consolidated Interest Charges for any period that includes the quarterly periods ending June 30, 2016, September 30, 2016, and December 31, 2016, the Consolidated Interest Charges for each such quarterly period shall be deemed to be (a) the Consolidated Interest Charges for the fiscal quarter ended March 31, 2017, multiplied by 4, (b) the Consolidated Interest Charges for the two consecutive fiscal quarters ended June 30, 2017, multiplied by 2 and (c) the Consolidated Interest Charges for the three consecutive fiscal quarters ended September 30, 2017, multiplied by 4/3, respectively.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, net income (excluding, without duplication, to the extent such items would otherwise be included in the calculation of net income (or loss) (a) extraordinary items, (b) any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that either (i) such amounts have not been distributed in cash to the Borrower Parties during the applicable period or (ii) there exists in respect of any future period any encumbrance or restriction (other than pursuant to any Loan Document) on the ability of such Unrestricted Subsidiary or Joint Venture to pay dividends or make any other distributions in cash on the Equity Interests of such Unrestricted Subsidiary or Joint Venture held by such Borrower Party, (c) the cumulative effect of foreign currency translations during such period to the extent included in Consolidated Net Income, (d) net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any prohibition pursuant to applicable law or contract (other than pursuant to any Loan Document) on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Borrower Party, except to the extent that such net income is distributed in cash during such period to such Person or to a

Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, (f) net income of any Restricted Subsidiary that is not a Guarantor to the extent that such income is attributable to minority interests in such Restricted Subsidiary, (g) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is designated a Restricted Subsidiary, as applicable, or is merged into or consolidated with Parent or any of its Restricted Subsidiaries or that Person’s assets are acquired by Parent or any of its Restricted Subsidiaries, (h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification or interpretation of accounting policies during such period to the extent included in Consolidated Net Income, and (i) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower Parties) in consolidated financial statements of Parent pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes), in each case as determined in accordance with GAAP.

“Consolidated Revenue” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, revenue as determined in accordance with GAAP.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower Parties on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Leases, but excluding any Synthetic Lease Obligations during such period and any intercompany Indebtedness among the Borrower Parties), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments applied thereto, as determined in accordance with GAAP.

“Consolidated Secured Leverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the Parent for the four (4) fiscal quarter period ending on such date, the ratio of (a) (i) Consolidated Funded Indebtedness under the Revolving Credit Facility, plus (ii) Consolidated Funded Indebtedness secured under Sections 7.01(i) and 7.01(x) (in each case of the foregoing clauses (i) and (ii) net of cash and Cash Equivalents of the Borrower Parties, not to exceed $200,000,000, in each case, as reflected on the consolidated balance sheet of Parent and its Restricted Subsidiaries that are not “restricted” for purposes of GAAP) on the last day of such period to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets” means the total assets of the Borrower Parties determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent delivered pursuant to Sections 4.01(d), 6.01(a) or (b).

“Consolidated Total Leverage Ratio” means, with respect to the Borrower Parties on a consolidated basis, as of the end of any fiscal quarter of the Parent for the four (4) fiscal quarter period ending on such date, the ratio of (a) Consolidated Funded Indebtedness (net of cash and Cash Equivalents of the Borrowers Parties, not to exceed $200,000,000, in each case, as reflected on the consolidated balance sheet of Parent and its Restricted Subsidiaries that are not “restricted” for purposes of GAAP) on the last day of such period to (b) Consolidated EBITDA for such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Guarantors” has the meaning specified in Section 8.02.

“Contribution Agreement” means that certain the Contribution Agreement dated as of November 29, 2016, among Baker Hughes Oilfield Operations, Inc., a California corporation, Allied Completions Holdings, LLC, a Delaware limited liability company, the Company, and Allied Energy JV Contribution, LLC, a Delaware limited liability company (as amended, restated, supplemented or otherwise modified from time to time) and the transactions related thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding the foregoing, (i) neither the Administrative Agent nor any Arranger nor any Lender shall be deemed an Affiliate of the Borrowers solely by reason of the transactions contemplated by the Loan Documents and (ii) no portfolio company of the Sponsor shall be deemed an Affiliate of a Borrower Party.

“Control Agreement” means any Deposit Account Control Agreement, any Lockbox Agreement, any Commodity Account Control Agreement or any Securities Account Control Agreement, as applicable, in each case, to which a Loan Party is party.

“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in Section 957 of the Code.

“Credit Agreement Refinancing Indebtedness” means any Indebtedness incurred (or Commitments obtained) pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained in exchange for, or to replace or refinance, in whole or part, existing Loans or Commitments (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, replacing or refinancing Indebtedness (or Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus reasonable upfront fees and discount fees on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other reasonable and customary fees and expenses in connection with such exchange, modification, refinancing, refunding or replacement (or, in the case of unused Commitments or Refinancing Commitments, the amount thereof), (ii) such Indebtedness has a maturity equal to or later than the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are not materially more favorable to the Lenders providing such Indebtedness, than those applicable to the Loans and Commitments being refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) (provided that satisfaction of this clause (iii) may be evidenced by a certificate of a Responsible Officer of the Borrowers delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the foregoing requirement and the Administrative Agent may within such three (3) Business Day period notify the Borrowers that it disagrees with such determination (including a description of the basis upon which it disagrees) in which case this clause (iii) shall be deemed to not be satisfied) and (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged (or, in the case of Commitments or Refinancing Commitments, terminated), and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. For the avoidance of doubt, after giving effect to the incurrence of any such Credit Agreement Refinancing Indebtedness and any Borrowing with respect thereto, the Total Outstandings shall not exceed the Line Cap.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 9.03.

“Cure Right” has the meaning specified in Section 9.03.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP.

“Debt Issuance” means the issuance by any Person and its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or its provinces or territories or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Borrowing Base” has the meaning set forth in the definition of “Borrowing Base”.

“Deemed Borrowing Base Termination Date” has the meaning set forth in the definition of “Borrowing Base”.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans under the applicable Facility plus (c) 2.0% per annum; provided however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified either Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect, (c) has failed, within two (2) Business Days after reasonable request by the Administrative Agent or either Borrower, to confirm in a manner satisfactory to the Administrative Agent and the Borrowers that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account Control Agreement” has the meaning specified in the applicable Security Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by either PublicCo or the Company of any of its Equity Interests to another Person or by any Borrower Party to any other Borrower Party.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that themselves are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests (and cash in lieu of fractional shares of such Equity Interests) in each case, prior to the date that is ninety one (91) days after the Maturity Date (or, if later, prior to the maturity date of any then existing New Revolving Credit Loan); provided that, (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be considered Disqualified Equity Interests and (ii) if such Equity Interests are issued pursuant to, or in accordance with, a plan for the benefit of employees of any Borrower Party (or any direct or indirect parent thereof) or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by a Borrower Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Equity Interests, such Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests.

“Disqualified Institution” means those banks, financial institutions, institutional lenders, competitors of the Borrowers or the Sponsor or any of their respective Subsidiaries and/or other Persons or Affiliates thereof separately identified in a schedule (collectively, the initial schedule delivered pursuant to clause (a) below and any updates thereto pursuant to clause (b) below, the “DQ List”) delivered by the Borrowers to the Administrative Agent (a) on or prior to April 18, 2017 and (b) on or after the Closing Date from time to time thereafter in accordance with Section 11.02 (for purposes of this clause (b), the Borrowers cannot add to the DQ List any banks or financial institutions that are not competitors or Affiliates of competitors of, in each case, the Borrowers, the Sponsor or any of their respective Affiliates) and, in each case, Affiliates thereof that are either (x) identified as specified in clause (a) or (b) or (y) clearly identifiable solely on the basis of the similarity of such Affiliates’ name to an entity set forth on the DQ List; provided that, any update to the DQ List delivered pursuant to this subsection (b) shall not be effective until three (3) Business Days following the receipt thereof by the Administrative Agent.

“Document” has the meaning given to such term in the Uniform Commercial Code.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning set forth in the definition of “Disqualified Institution”.

“DQ List Disclosure Right” has the meaning set forth in Section 11.07(i)(v).

“Earn-Out Obligations” means, with respect to any Acquisition, all obligations of any Loan Party or any Subsidiary thereof to make any cash earn-out payment, performance payment or similar obligation that is payable only in the event certain future performance goals are achieved with respect to the assets or business acquired pursuant to the documentation relating to such Acquisition, but excluding any working capital adjustments, indemnity obligations or payments for services or licenses provided by such sellers in such Acquisition.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts Receivable” means, as of any date of determination, the aggregate face amount of the Accounts of each of the Loan Parties arising in the ordinary course of business; provided, that no Account shall be deemed to be an Eligible Account Receivable if:

(a) the Account arises out of a sale or lease made by any Loan Party to an Affiliate or the Account is payable by an Affiliate to a Loan Party;

(b) the Account is unpaid more than (i) one hundred twenty (120) days after the original invoice date or (ii) one hundred fifty (150) days after the original invoice date to the extent the Account is insured under credit insurance on terms reasonably acceptable to the Administrative Agent; provided that, on any date of determination, the aggregate amount of Accounts which remain unpaid for more than ninety (90) days after the original invoice date thereof and are included in the calculation of Eligible Accounts Receivable (including, for the avoidance of doubt, all such Accounts insured under credit insurance on terms reasonably acceptable to the Administrative Agent) may not exceed 5% of all Eligible Accounts Receivable on such date;

(c) such Account is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from such account debtor (or any Affiliate thereof) are not Eligible Accounts Receivable under the preceding clause (b); provided that, such percentage may, in the Administrative Agent’s Permitted Discretion be increased from time to time;

(d) an Account, when aggregated with all other Accounts of the account debtor thereof, for which (i) with respect to any such account debtor that is rated (or whose parent is rated) at least Baa3 by Moody’s or BBB- by Standard and Poor’s, exceeds thirty-five percent (35%) in face value of all Accounts of the Loan Parties then outstanding, or the amount of the Account, on an individual basis, exceeds thirty-five percent (35%) in face value of all Accounts of any one Loan Party or (ii) with respect to any other such account debtor, exceeds twenty percent (20%) in face value of all Accounts of the Loan Parties then outstanding, or the amount of the Account, on an individual basis, exceeds twenty percent (20%) in face value of all Accounts of any one Loan Party, but, in each case, only to the extent of such excess (or such higher percentage as the Administrative Agent may establish for any specific account debtor from time to time);

(e) an Account for which, (i) the account debtor is also a creditor or supplier of any Loan Party, but only to the extent of the amount owed by such Loan Party to the account debtor, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Loan Party, which has not been resolved, but only to the extent of the amount of such dispute, or (iii) the account debtor has or acquires any right of setoff against such Account, but only to the extent of the amount of such setoff, unless, in the case of any of the foregoing, the Administrative Agent, in its Permitted Discretion, has established an appropriate Reserve and determines to include such Account as an Eligible Account Receivable;

(f) (i) the Account is owing by an account debtor that has commenced a voluntary case under the Debtor Relief Laws or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to such account debtor in an involuntary case under the Debtor Relief Laws, (ii) any petition or other application for relief under the Debtor Relief Laws has been filed by or against the account debtor, or (iii) such account debtor is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute), or has suspended business, ceased to be Solvent, or consented to or suffered a receiver, receiver-manager, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, unless, in the case of any of the foregoing, the payment of Accounts from such account debtors is secured by assets of, or guaranteed by, in either case in a manner reasonably satisfactory to the Administrative Agent, a Person that is reasonably acceptable to the Administrative Agent, or the Administrative Agent has otherwise determined in its Permitted Discretion that the timely payment and collection of such Account will not be impaired; provided, that, in the case of a proceeding under Debtor Relief Laws, so long as (x) an order exists permitting such account debtor to pay the applicable Loan Party as a “critical vendor”, and (y) such account debtor has obtained adequate postpetition financing to pay the Accounts of such Loan Party arising postpetition, the Accounts of such Loan Party that arise postpetition shall not be deemed ineligible under the provisions of this clause (f) to the extent that the order permitting such financing allows the payment of such postpetition Accounts;

(g) the Account arises from a sale or lease to an account debtor outside the United States or Canada, unless the sale is (i) on letter of credit, guaranty or acceptance terms, or subject to credit insurance, in each case reasonably acceptable to the Administrative Agent in its Permitted Discretion, or (ii) otherwise approved by and acceptable to the Administrative Agent in its Permitted Discretion;

(h) the Account arises from a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or is made pursuant to any other written agreement providing for repurchase or return or is evidenced by any promissory note, chattel paper or instrument with respect to which the Administrative Agent does not have a perfected, first priority security interest (unless reasonably acceptable to the Administrative Agent in its sole discretion);

(i) the Administrative Agent believes, in its Permitted Discretion, that collection of such Account will not be collected after diligent effort or that such Account will not be paid by reason of the account debtor’s financial inability to pay; provided that, in making any such determination under this clause (i), the Administrative Agent shall give consideration to any applicable credit insurance that the Loan Parties may have;

(j) an Account for which the related account debtor is a Governmental Authority, unless (i) if the account debtor is the United States or any department, agency or instrumentality thereof, unless the applicable Loan Party duly assigns its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.); provided, that, notwithstanding the foregoing provisions of this clause (j), Accounts owing by a United States Governmental Authority that have not been assigned to the Administrative Agent in compliance with the Assignment of Claims Act of 1940, as amended, may be included in the Borrowing Base at any time so long as such Accounts otherwise constitute Eligible Accounts Receivable and (ii) if the account debtor is the government of Canada or any department, agency, public corporation or instrumentality thereof, the applicable Loan Party has complied with the Financial Administration Act (Canada) or any similar provincial or territorial legislation or municipal ordinance of similar purpose, in each case, as amended; provided further, that the aggregate amount of such Accounts included in the calculation of Eligible Accounts Receivable (before giving effect to the applicable advance rate) does not exceed the greater of (i) $10,000,000 or (ii) 5% of the aggregate amount of all Eligible Accounts Receivable at such time;

(k) an Account for which the goods giving rise thereto have not been shipped (or delivered to the extent such sales are on FOB destination terms) to and accepted by the related account debtor or its designee; the services giving rise to such Account have not been performed by or on behalf of the applicable Loan Party and accepted by the related account debtor or its designee; or such Account otherwise does not represent a final sale;

(l) (i) other than to the extent a Reserve is established pursuant to sub-clause (l)(ii)(y), the Administrative Agent does not have a perfected, first priority security interest in the Account or (ii) the Account is subject to a Lien other than (x) a Lien in favor of the Administrative Agent or (y) a Lien permitted under Section 7.01 so long as such Lien is junior in priority to the Lien in favor of the Administrative Agent or subject to a Reserve for the liabilities of such Loan Party that are secured by such Lien, which the Administrative Agent shall have established in its Permitted Discretion (but without regard to whether such liabilities were known to the Administrative Agent on the Closing Date and for which any Reserve was imposed on the Closing Date);

(m) an Account for which an invoice has not been prepared and sent to the related account debtor;

(n) an Account which is owed by an account debtor which is a Sanctioned Person;

(o) the Account is subject to claims, credits, charges (including warehousemen’s charges), returns, discounts and allowances of any nature (whether issued, owing, granted or outstanding), but only to the extent of such the amount of such claim, credit, charge, return, discount and allowance;

(p) the payment obligation represented by such Account is denominated in a currency other than Dollars or Canadian Dollars;

(q) the Account does not conform in any material respect to the representations and warranties relating to Accounts contained in the Loan Documents (including, without limitation, Section 5.21 of this Agreement) and the resultant Event of Default has not been cured or waived;

(r) the applicable Loan Party has made any agreement with the applicable account debtor for any deduction therefrom for prompt payment, except for (x) discounts or allowances made in the ordinary course of business, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto or (y) any such deduction, only to the extent the maximum potential amount of such deduction against the applicable Account is reflected in the calculation of the Borrowing Base;

(s) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed; or

(t) the Account is otherwise determined by the Administrative Agent in its Permitted Discretion to be ineligible, provided, that the Administrative Agent shall have given the Borrowers not less than five (5) Business Days’ prior notice thereof in accordance with the last paragraph of the definition of “Borrowing Base” prior to such Account (or a category of eligibility applicable to such Account) becoming ineligible.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.07(i).

“Eligible In-Transit Inventory” means, as of any date of determination, Inventory for which title has passed to a Loan Party which is in transit within the United States or Canada to a location owned, leased, licensed or occupied by a Loan Party within the United States or Canada. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (i) otherwise satisfies the criteria for Eligible Inventory, (ii) is fully insured against customary types of risks, and in amounts customary for similarly situated companies in the industry, (iii) is subject to the Administrative Agent’s duly perfected, first priority security interest (along with all documents of title with respect thereto) and (iv) has not been in transit for more than forty-five (45) days (which time may include time at a transloading facility). In no event shall the aggregate amount of the Borrowing Base attributable to Eligible In-Transit Inventory exceed 20% of the Borrowing Base then in effect (after giving effect to any Reserve, this limitation and the limitation set forth in the proviso in clause (b) of the definition of “Borrowing Base”).

“Eligible Inventory” means, as of any date of determination, the aggregate amount of Inventory owned by a Loan Party valued at cost or market (whichever is lower), as determined on a moving average cost basis in accordance with GAAP (and shall exclude any intercompany markup or profit reflected when Inventory is transferred from one Loan Party to another Loan Party); provided, that no Inventory shall be Eligible Inventory unless it:

(a) is not held on consignment, nor subject to any deposit, down payment, guaranteed sale, sale-or-return, sale-on-approval, bill and hold or repurchase arrangement;

(b) is not slow-moving, obsolete, defective or unmerchantable;

(c) meets all legal requirements imposed by any Governmental Authority which has regulatory authority over such goods or the use or sale thereof in all material respects;

(d) conforms with the representations herein relating to Inventory in all material respects unless the resultant Event of Default has been cured or waived;

(e) (i) other than to the extent a Reserve is established pursuant to sub-clause (e)(ii)(y), is subject to the Administrative Agent’s perfected, first priority Lien or (ii) is not subject to a Lien other than (x) a Lien in favor of the Administrative Agent, or (y) a Lien permitted under Section 7.01 so long as such Lien is junior in priority to the Lien in favor of the Administrative Agent or subject to a Reserve for the liabilities of such Loan Party that are secured by such Lien, which the Administrative Agent shall have established in its Permitted Discretion (but without regard to whether such liabilities were known to the Administrative Agent on the Closing Date and for which any Reserve was imposed on the Closing Date);

(f) is within the United States or Canada, and is not in transit (other than Eligible In-Transit Inventory; provided, that the aggregate amount of the Borrowing Base attributable to Eligible In-Transit Inventory shall not at any time exceed twenty percent (20%) of the Borrowing Base then in effect (after giving effect to any Reserve, this limitation and the limitation set forth in the proviso in clause (b) of the definition of “Borrowing Base”));

(g) is not subject to any warehouse receipt or negotiable Document;

(h) is situated at a location owned by a Loan Party; provided that if it is not situated at a location owned by a Loan Party:

(A)	it is Eligible In-Transit Inventory;

(B)	the owner or occupier of such location has executed in favor of the Administrative Agent a Collateral Access Agreement;

(C)	such location (other than a customer location) is subject to a Reserve with respect to rent for such location (it being understood that in no event shall such Reserve exceed the equivalent of three (3) months’ rent and other fixed and non-contingent charges for an applicable location);

(D)	such location is a customer location subject to a Reserve in such other amount with respect to such location as determined by the Administrative Agent in its Permitted Discretion; or

(E)	at any time when Excess Availability is equal to or exceeds the greater of $50,000,000 and fifteen percent (15%) of the Line Cap, such Inventory temporarily stored at a customer location in connection with the provision of services to such customer in an amount not exceeding $1,000,000 at any individual location;

(i) has not been acquired from a Sanctioned Person;

(j) is not classified as work-in-progress inventory under the Borrowers’ normal accounting practices; and

(k) is not otherwise determined by the Administrative Agent in its Permitted Discretion to be ineligible; provided that the Administrative Agent shall have given the Borrowers not less than five (5) Business Days’ prior notice thereof in accordance with the last paragraph of the definition of “Borrowing Base” prior to such Inventory (or a category of eligibility applicable to such Inventory) becoming ineligible.

“Eligible Unbilled Receivables” means an earned but unbilled Account that satisfies the requirements of an Eligible Accounts Receivable, except with respect to subsection (m) thereof; provided that any such Account shall cease to be an Eligible Unbilled Account if an invoice with respect thereto shall not be sent to the applicable account debtor within thirty (30) calendar days following the date on which such Account was originally created.

“Environmental Laws” means any and all federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or governmental restrictions relating to pollution and the protection of the environment or the release into the environment of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning given to such term in the Uniform Commercial Code.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“Equivalent Amount” means, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 pm (noon) exchange rate quoted by Bloomberg on www.bloomberg.com/markets/currencies/fxc.html (or such other web address as may replace such web address) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed in writing between Borrowers and Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code and Section 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical status”, within the meaning of Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan or, the treatment of a Pension Plan amendment as a termination, under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means, for such interest period, the rate per annum equal to (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the commencement of such Interest Period or, (ii) if the LIBO Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 3.03 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). If at any time the Eurodollar Base Rate as determined above is less than zero, the Eurodollar Base Rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate” means for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Base Rate
Eurodollar Rate =	1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Availability” means, at any time, the amount, if any, by which (a) the Line Cap exceeds (b) the Total Outstandings, provided that the Total Outstandings shall not, at any time prior to the Deemed Borrowing Base Termination Date exceed the Deemed Borrowing Base.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” has the meaning specified in the applicable Security Agreement.

“Excluded Property” has the meaning specified in the applicable Security Agreement.

“Excluded Subsidiary” means any Subsidiary (a) that is (i) a direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrowers, (ii) a Foreign Sub Holdco, (iii) an Unrestricted Subsidiary, (iv) an Immaterial Subsidiary, (v) not permitted by (A) applicable Laws or (B) any Contractual Obligation permitted hereunder, to provide a guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, waived or otherwise removed, (vi) that is a special purpose entity (including not-for-profit entities and captive insurance companies), or (vii) a PPE Subsidiary or (b) to the extent that the burden or cost (including adverse tax consequences) of obtaining a Guaranty therefrom outweighs the benefit to the Lenders afforded thereby (as reasonably determined by the Administrative Agent and the Borrowers).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof); provided that in determining whether any such obligations constitute Excluded Swap Obligations, the guarantee of the Secured Obligations of such Guarantor under Article VIII herein by a Guarantor that is also a Qualified ECP Guarantor shall first be taken into account. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is excluded in accordance with the first sentence of this definition.

“Facility” means the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require, and “Facilities” means all such facilities provided hereunder, as the context may require.

“Fair Share” has the meaning specified in Section 8.02.

“Fair Share Contribution Amount” has the meaning specified in Section 8.02.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially similar and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent. If at any time the Federal Funds Rate as determined above is less than zero, the Federal Funds Rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“Foreign Sub Holdco” means any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Controlled Foreign Corporations or indebtedness of any such Controlled Foreign Corporation.

“Foreign Subsidiary” means any direct or indirect Subsidiary of any Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.

“Funding Guarantor” has the meaning specified in Section 8.02.

“GAAP” means generally accepted accounting principles in the United States as in effect and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that capital leases and operating leases shall be subject to generally accepted accounting principles in effect in the United States on the date hereof.

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 11.07(g).

“Gross Asset Certificate” means a certificate from a Responsible Officer of the Company, in form and substance reasonably satisfactory to the Administrative Agent, setting forth and certifying to the Administrative Agent as to (a) the gross balance, as of the most recent month’s end, of each of the asset categories comprising the Deemed Borrowing Base as set forth in clauses (a) through (c) in the definition of “Borrowing Base” and (b) the total amount, as of the close of business on the immediately preceding Business Day, of Unrestricted Cash included in the Deemed Borrowing Base.

“Guarantee” means, as to any Person, without duplication, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that, the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantors” means, collectively, (a) as of the Closing Date, the Subsidiaries of the Parent listed on Schedule I, (b) each other Restricted Subsidiary of a Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 or otherwise becomes a party to the Guaranty, (c) solely at the election of a Borrower, any direct or indirect Canadian Subsidiary that is a Restricted Subsidiary of a Borrower and is neither a Controlled Foreign Corporation nor a direct or indirect subsidiary of a Controlled Foreign Corporation and (d) with respect to (i) any Secured Cash Management Agreement and any Secured Hedge Agreement owing by any Loan Party or any Subsidiary of a Loan Party (other than a Borrower) and (ii) the payment and performance by each other Guarantor of its obligations under the Guaranty in Article VIII with respect to all Swap Obligations, the Borrowers.

“Guaranty” means the guaranty of each Guarantor set forth in Article VIII.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic,” or as a “pollutant” or a “contaminant,” pursuant to any Environmental Law.

“Hedge Bank” any Person that (i) at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender or (ii) is, as of the Closing Date, a Lender or an Affiliate of a Lender and a party to a Secured Hedge Agreement, in each case, in its capacity as a counterparty to such Secured Hedge Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICC” has the meaning specified in Section 2.03(g).

“Immaterial Subsidiary” means each Restricted Subsidiary of Parent designated as such by the Borrowers to the Administrative Agent in writing that meets all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 6.01: (a) the assets of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 2.5% of the Consolidated Total Assets of the Borrower Parties as of such date; and (b) the revenues of such Restricted Subsidiary and its Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 2.5% of the Consolidated Revenues of the Borrower Parties for such period; provided however, that (i) the aggregate assets of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) as of such date may not exceed an amount equal to 5.0% of the Consolidated Total Assets of the Borrower Parties as of such date; and (ii) the aggregate revenues of all Immaterial Subsidiaries and their Restricted Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date may not exceed an amount equal to 5.0% of the Consolidated Revenues of the Borrower Parties for such period.

“Impositions” has the meaning specified in Section 3.01(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services which purchase price is due more than six (6) months after the date of (x) taking delivery and title to such property or (y) completion of the service rendered, as applicable (other than (i) trade accounts or similar liabilities payable in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iv) any Earn-Out Obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (v) expenses accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests (excluding accrued dividends to the extent not increasing liquidation preference) if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person that is non-recourse to such Person, for purposes of clause (e), shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of Section 7.03. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that, the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was permitted under this Agreement. With respect to any Indebtedness consisting of Disqualified Equity Interests, the principal amount thereof shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Party” has the meaning specified in Section 11.05.

“Information” has the meaning specified in Section 11.08.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each April, July, October and January and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent acceptable to all Appropriate Lenders, such other interest periods, as selected by the Borrowers in their Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Inventory” means all “inventory” (as defined in the Uniform Commercial Code, or with respect to a Loan Party party to the Canadian Security Agreement, the PPSA, as applicable), including without limitation, (a) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in a Person’s business; (b) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; (c) goods of the descriptions in clauses (a) and (b) that are in transit; and (d) all goods returned to or repossessed by a Person.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period (for which the LIBO Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Rate for the shortest period (for which the LIBO Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. If at any time the Interpolated Rate as determined above is less than zero, the Interpolated Rate shall be deemed to be zero for purposes of this Agreement.

“Inventory Appraisal” means an appraisal of the Inventory performed by an appraiser selected by the Administrative Agent in its Permitted Discretion (after consultation with the Borrowers), in form and substance reasonably satisfactory to the Administrative Agent.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan, advance or other extension of credit shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment) but without any adjustment for write downs or write-offs (including as a result of forgiveness of any portion thereof with respect to such loan, advance or other extension of credit after the date thereof), (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Responsible Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer of non-cash property in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Responsible Officer) of such Equity Interests or other property as of the time of the transfer, minus any cash payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a cash capital contribution to or the purchase or other acquisition for value of any Equity Interests or other securities of any other Person shall be the amount actually contributed or paid for such Investment, as applicable (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital and of any cash payments actually received by such investor in cash representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“IP Rights” has the meaning specified in Section 5.16.

“IPO Restructuring Transactions” means the transactions to be entered by any Borrower Party to effect the consummation of a Qualified IPO consistent with the Registration Statement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and a Borrower (or any applicable Restricted Subsidiary) or in favor of such L/C Issuer and expressly and directly relating to such Letter of Credit.

“ITA” means the Income Tax Act, R.S.C. 1985 c. 1 (fifth supplement), as amended, including the regulations made and, from time to time, in force under that Act.

“Joint Venture” means either (a) any Person which would constitute an “equity method investee” of a Borrower Party or (b) any Person in whom a Borrower Party beneficially owns any Equity Interest that is not a Subsidiary.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including without limitation the latest maturity or expiration date of any New Revolving Credit Loan or Refinancing Loan.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Application Certificate” means a certificate of the Responsible Officer of the Borrowers delivered in connection with and attaching the applicable Letter of Credit Application pursuant to Section 2.03, which shall be substantially in the form of Exhibit A-3 or otherwise reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means JPMCB, Wells Fargo Bank, National Association and each other Lender reasonably acceptable to the Borrowers and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuers of Letters of Credit hereunder.

“L/C Issuer Sublimits” means, as of the Closing Date, (a) $37,500,000, in the case of JPMCB, (b) $37,500,000, in the case of Wells Fargo Bank, National Association, and (c) such amount as shall be designated to the Administrative Agent and the Borrowers in writing by an L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer and the Swing Line Lender, and shall include (a) at any time on the Closing Date, any Lender that has a Commitment at such time and (b) at any time thereafter, any Lender that has a Revolving Credit Commitment or holds Loans at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use and provided to the Borrowers by the applicable L/C Issuer, together with the L/C Application Certificate delivered in connection therewith.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Latest Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing). In no event shall the term “Lien” be deemed to include any license of intellectual property unless such license contains a grant of a security interest in such intellectual property.

“Limited Condition Acquisition” means any Permitted Acquisition or other permitted Investment in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, and that is designated as such by the Borrowers in a written notice to the Administrative Agent on or prior to the date on which the definitive agreements for such transaction are entered into (a copy of which notice shall be provided by the Administrative Agent to the Lenders).

“Liquidity Threshold” means, as of any date of determination, an amount equal to the greater of (a) 10% of the Line Cap and (b) $20,000,000.

“Line Cap” means, at any time, the lesser of (a) the aggregate Revolving Credit Commitments and (b) the Borrowing Base.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Credit Loan, a Swing Line Loan, an Overadvance Loan or a Protective Advance, as applicable.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Borrower Fee Letter, (e) each Letter of Credit Application and any agreements between the Borrowers and the applicable L/C Issuer regarding such L/C Issuer’s L/C Issuer Sublimit, (f) each Borrowing Base Certificate and each Gross Asset Certificate, (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 and (h) if applicable, any intercreditor agreement entered into after the Closing Date in respect of the Collateral.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Lockbox Agreement” has the meaning specified in the applicable Security Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“LuxCo” means BJ Services Luxembourg société à responsabilité limité (private limited liability company) existing under the laws of the Grand-Duchy of Luxembourg.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower Parties, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrowers or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Maturity Date” means the earliest to occur of the following (a) May 30, 2022 and (b) the date of termination in whole of the Revolving Commitments pursuant to Section 2.06(a) or 9.02, in each case, that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Orderly Liquidation Value” means the estimated orderly liquidation value of Eligible Inventory, net of all costs, fees and expenses of such liquidation as determined from time to time pursuant to an Inventory Appraisal.

“New Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Credit Lender” has the meaning specified in Section 2.14(c).

“New Revolving Credit Loan” has the meaning specified in Section 2.14(c).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Core Assets” means any assets, divisions or lines of business or other business unit acquired pursuant to a Permitted Acquisition, which assets, divisions or lines of business or other business unit in the reasonable judgment of the Borrowers at the time of acquisition of such Permitted Acquisition are not necessary for the conduct of the business of the Borrowers and their Subsidiaries taken as a whole and certified as such in a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrowers to such Lender resulting from the Loans made or held by such Lender pursuant to this Agreement.

“Obligations” means, with respect to each Borrower and each Guarantor, all advances to, and debts, liabilities, obligations, covenants, duties of, and all other obligations of any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that Obligations of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party under the Loan Documents to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party pursuant to the terms of any Loan Document.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Agent or any Lender, any Impositions imposed as a result of a present or former connection between such Agent or Lender and the jurisdiction imposing such Impositions (other than connections arising from such Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans, Refinancing Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), Refinancing Loans and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date and (c) with respect to Overadvance Loans and Protective Advances on any date, in each case, the aggregate outstanding principal amount thereof.

“Overadvance” has the meaning specified in Section 2.02(g).

“Overadvance Loan” means a Revolving Credit Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” means (a) prior to the consummation of a Qualified IPO, the Company and (b) after the consummation of a Qualified IPO, PublicCo.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(k).

“PATRIOT Act” has the meaning specified in Section 11.22.

“Payment Conditions” means: (a) no Specified Event of Default shall have occurred and be continuing before or after giving effect to an applicable transaction and (b) either (i) Excess Availability plus Unrestricted Cash not included in the Borrowing Base, after giving Pro Forma Effect to such transaction as of the date of such transaction (and Excess Availability plus Unrestricted Cash not included in the Borrowing Base for the twenty (20) day period ending as of the date of such transaction), shall be in excess of the greater of (x) $50,000,000 and (y) 20% of the Line Cap (except if such transaction is pursuant to Section 7.02(i) or Section 7.02(p), in which case Excess Availability plus Unrestricted Cash not included in the Borrowing Base, after giving Pro Forma Effect to such transaction as of the date of such transaction (and Excess Availability plus Unrestricted Cash not included in the Borrowing Base for the twenty (20) day period ending as of the date of such transaction), shall be in excess of the greater of (x) $30,000,000 and (y) 17.5% of the Line Cap); or (ii)(x) Excess Availability plus Unrestricted Cash not included in the Borrowing Base, after giving Pro Forma Effect to such transaction as of the date of such transaction (and Excess Availability plus Unrestricted Cash not included in the Borrowing Base for the twenty (20) day period ending as of the date of such transaction), shall be in excess of the greater of (x) $25,000,000 and (y) 15% of the Line Cap (except if such transaction is pursuant to Section 7.02(i) or Section 7.02(p), in which case Excess Availability plus Unrestricted Cash not included in the Borrowing Base, after giving Pro Forma Effect to such transaction as of the date of such transaction (and Excess Availability plus Unrestricted Cash not included in the Borrowing Base for the twenty (20) day period ending as of the date of such transaction), shall be in excess of the greater of (x) $20,000,000 and (y) 12.5% of the Line Cap) and (y) the Borrowers shall be in Pro Forma Compliance for the twenty (20) day period ending as of the date of the applicable transaction or payment for which financial statements are available with a Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00 (or, solely with respect to Restricted Payments, at least 1.05 to 1.00).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCTFA” has the meaning specified in Section 5.20(a).

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (including a Multiple Employer Plan but other than a Multiemployer Plan) that is maintained by a Loan Party or to which a Loan Party is required to contribute, or that is maintained by any ERISA Affiliate or to which any ERISA Affiliate is required to contribute, and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate, executed by the Company and dated as of the Closing Date, substantially in the form of Exhibit J hereto or otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Discretion” means the Administrative Agent’s commercially reasonable credit judgment (in a manner consistent with the Administrative Agent’s normal credit practices) exercised in good faith from the perspective of a secured asset-based lender. The establishment or increase of any Reserve against the Borrowing Base shall be limited to such Reserves against the Borrowing Base as the Administrative Agent from time to time determines in its Permitted Discretion as being necessary (i) to reflect items that would reasonably be expected to adversely affect the value of the applicable Eligible Accounts Receivable, Eligible Unbilled Receivables, Unrestricted Cash (except for items under clause (a) of the definition of Cash Equivalents) or Eligible Inventory or (ii) to reflect items that would reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the Collateral; provided that, no Reserve may be taken after the Closing Date based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserve was imposed on the Closing Date, unless such circumstances, conditions, events or contingencies have changed in any material adverse respect since the Closing Date. After the Closing Date, the Administrative Agent reserves the right to establish or modify Reserves against the Borrowing Base, acting in its Permitted Discretion, upon at least five (5) Business Days’ prior written notice to the Borrowers (which notice shall include a reasonably detailed description of such Reserve being established). During such five (5) Business Day period, (x) the Administrative Agent shall, if requested, discuss any such Reserve or change with the Borrowers, (y) the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (z) the Borrowers shall not be permitted to borrow under this Agreement if such Borrowing would result in an Overadvance after giving effect to the Reserve or change in question. Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change, (b) no Reserve or change shall be duplicative of any Reserve or change already accounted for through eligibility criteria (including collection/advance rates) and (c) no Reserve shall be imposed on the first 5.0% of dilution of Accounts and thereafter no dilution Reserve shall exceed 1.0% for each incremental whole percentage in dilution over 5.0%.

“Permitted Holders” means (a) the Sponsor, (b) any of a Sponsor’s Subsidiaries or Affiliates (other than a portfolio company) or (c) any other Funds or managed accounts advised or managed by any Person included in the foregoing clauses (a) and (b).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the original principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to accrued and unpaid interest and premiums required to be paid thereon, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to a Permitted Refinancing pursuant to Section 7.03(b)(v)(B), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment and/or lien priority to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment and/or lien priority, as applicable, to the Obligations on terms as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; (d) other than with respect to a Permitted Refinancing pursuant to Section 7.03(b)(v)(B), the terms and conditions (including, if applicable, as to collateral but excluding as to interest rate, redemption premiums and other components of yield) of any such modified, refinanced, refunded, renewed, replaced or extended Indebtedness are, when taken as a whole, (A) not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (B) not more restrictive to the Borrower Parties than those set forth in this Agreement (provided that a certificate of the Chief Financial Officer (or if none serving, any principal financial officer) of the Borrowers delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (d), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrowers of its objection during such five Business Day period); (e) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and (f) after giving effect thereto, no Event of Default shall have occurred and be continuing.

“Permitted Seller Financing” means unsecured Indebtedness of a Borrower Party owed to the seller of any property acquired in a Permitted Acquisition; provided, that (A) the covenants, events of default, guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions (provided that a certificate of the Chief Financial Officer (or if none serving, any principal financial officer) of the Borrowers delivered to the Administrative Agent in good faith at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrowers have determined in good faith that such terms and conditions satisfy the requirement set out in this clause (A), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrowers of its objection during such five Business Day period); (B) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing; (C) immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, the Borrower Parties shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11 (whether or not they would otherwise be tested), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Indebtedness had been incurred as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer (or if none serving, any principal financial officer) of the Borrowers demonstrating such compliance calculation in reasonable detail; and (D) Excess Availability shall be not less than the Liquidity Threshold both before and after giving effect to the incurrence of such Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but other than a Multiemployer Plan), maintained for employees of the Borrowers or any ERISA Affiliate or any such Plan to which the Borrowers or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“PPE Subsidiary” means any Subsidiary which (a) has primary assets related only to property, plant and equipment (as determined in accordance with GAAP) and (b) has no assets included in the Borrowing Base.

“PPSA” shall mean the Personal Property Security Act as in effect in the Province of Alberta, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time (except as otherwise specified). References to sections of the PPSA shall be construed to also refer to any successor sections.

“Primary Operating Account” means, collectively (a) for purposes of operations in the United States, one or more deposit accounts identified by a Borrower to the Administrative Agent which are held at JPMCB in the United States under the control of the Administrative Agent and (b) for purposes of operations in Canada, one or more deposit accounts identified by a Borrower to the Administrative Agent which are held at CIBC or at Citibank in Canada under the control of the Administrative Agent.

“Priority Payables” means, at any time:

(a) the amount past due and owing by any Loan Party organized or existing under the laws of Canada (or any other Person for which any such Loan Party has joint and several liability in respect of the obligations in this definition) or the accrued amount for which any such Loan Party has an obligation, whether to remit to a Governmental Authority or other Person, pursuant to applicable Law, rule or regulation, in respect of (i) pension fund obligations, (ii) employee employment insurance,

(iii) goods and services taxes, harmonized sales taxes, sales taxes, municipal taxes, employee source deductions, income taxes and other taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, salaries, commission or compensation, including vacation pay, and (vi) other charges and demands, and, in each case, in respect of which any Governmental Authority or other Person may claim a security interest, hypothecation, prior claim, trust or other claim or Lien ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted pursuant to the Collateral Documents; and

(b) the aggregate amount of any liabilities, whether payable, accrued, or inchoate at such time, of each Loan Party organized or existing under the laws of Canada (or any other Person for which any such Loan Party has joint and several liability in respect of the obligations in this definition), without duplication of those included in paragraph (a) above, (i) in respect of which a trust has been or is reasonably likely to be imposed on Collateral of any Loan Party to provide for payment or (ii) which are secured by a security interest, hypothecation, prior claim, pledge, charge, right or claim or other Lien on any Collateral of any Loan Party organized or existing under the laws of Canada, in each case, pursuant to any applicable Law, rule or regulation, and which trust, security interest, hypothecation, prior claim, pledge, charge, right, claim or other Lien ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Collateral Documents.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrowers or any division, product line, or facility used for operations of a Borrower or any other Borrower Party shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by any Borrower Party in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Rata Share” means, with respect to each Lender at any time, (a) with respect to such Lender’s Commitments at such time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Revolving Credit Commitments of such Lender at such time and the denominator of which is the amount of the aggregate Revolving Credit Commitments at such time and (b) with respect to such Lender’s outstanding Loans at any time, the percentage of the total aggregate principal amount of the Loans represented by the Loans held by such Lender at such time; provided, that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Protective Advance” has the meaning specified in Section 2.02(h).

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Lender” has the meaning specified in Section 6.02.

“PublicCo” means BJ Services, Inc., a Delaware corporation.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” means the initial registered public offering on the NASDAQ stock market or the New York Stock Exchange of PublicCo to the public pursuant to the Registration Statement.

“Quarterly Average Excess Availability” means, as of the last day of any fiscal quarter, the average of Excess Availability for each Business Day of such fiscal quarter as calculated by the Administrative Agent (which shall be conclusive absent manifest error).

“Quarterly Average Utilization” means, as of the last day of any fiscal quarter, the average Utilization for each Business Day of such fiscal quarter as calculated by the Administrative Agent (which shall be conclusive absent manifest error).

“Refinanced Debt” has the meaning given to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Loan Parties, (b) the Administrative Agent and (c) each Lender and new Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.18.

“Refinancing Commitments” means revolving commitments obtained pursuant to a Refinancing Amendment.

“Refinancing Loans” means loans incurred pursuant to a Refinancing Amendment.

“Register” has the meaning specified in Section 11.07(c).

“Registration Statement” means the Form S-1 registration statement to be filed by PublicCo with the SEC in connection with the initial public offering of the Class A common stock, par value $0.001 per share, of PublicCo, the initial draft of which was confidentially submitted to the SEC on April 13, 2017 (and as confidentially submitted to the SEC on May 23, 2017), as such registration statement is further amended prior to the closing date of the initial public offering in a manner that in the reasonable judgment of the Company is not materially adverse to the Lenders unless the Administrative Agent has otherwise consented; provided that, any changes as a result of (a) any increase or decrease in the initial public offering price or (b) the completion of any dollar amounts left blank in the Registration Statement shall not be considered to be adverse to the Lenders.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Person” has the meaning specified in Section 11.05.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which notice is waived pursuant to DOL Reg. §4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Reporting Trigger Event” means the occurrence of any of the following: (a) Excess Availability on each of five (5) consecutive Business Days falls below the greater of (i) fifteen percent (15%) of the Line Cap or (ii) $30,000,000 or (b) a Specified Event of Default has occurred and is continuing; provided that, notwithstanding anything to the contrary, no Reporting Trigger Event shall arise during the period from the Closing Date until August 28, 2017.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided, that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” has the meaning specified in the definition of “Borrowing Base”.

“Responsible Officer” means the chief executive officer, president, chief financial officer, any vice president, treasurer or assistant treasurer of a Loan Party and, as to any document delivered on the Closing Date (or in respect of a closing date establishing New Revolving Credit Commitments), the secretary or any assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party (and not in any individual capacity).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of a Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitments Increase Effective Date” has the meaning specified in Section 2.14(c).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) purchase participations in Overadvance Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Commitment of all Revolving Credit Lenders shall be $400,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(c).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means any country, region or territory that is the target of Sanctions. As of the Closing Date, Sanctioned Countries are Iran, Cuba, Syria, North Korea, Sudan and the Crimea region of Ukraine.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or the Government of Canada or by the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the Government of Canada, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, including any Cash Management Agreement in place on the Closing Date.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Obligations” means, with respect to each Borrower and each Guarantor, (a) the Obligations and (b) all advances to, and debts, liabilities, obligations, covenants, duties and all other obligations of any Loan Party arising under any Secured Cash Management Agreement or Secured Hedge Agreement (including indemnity payments for early terminations of any Secured Hedge Agreement, but excluding all such obligations in respect of any transaction or confirmation under any Swap Contract entered into (A) after the Hedge Bank party thereto ceases to be a Lender or an Affiliate of a Lender or (B) after assignment of such Swap Contract by such Hedge Bank to another Swap Contract counterparty that is not a Lender of an Affiliate of a Lender); provided, that Secured Obligations of a Guarantor shall, in each case solely as to such Guarantor, exclude any Excluded Swap Obligations of such Guarantor.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Indemnified Party, the Hedge Banks, the Cash Management Banks, any Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.01(c).

“Securities Account Control Agreement” has the meaning specified in the applicable Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means, collectively, the U.S. Security Agreement dated the date hereof executed by the applicable Loan Parties and the Canadian Security Agreement dated the date hereof executed by the applicable Loan Parties, in each case together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the applicable Security Agreement.

“Similar Business” means any business conducted or proposed to be conducted by PublicCo, the Company and their Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.

“Solvent” and “Solvency” mean, with respect to the Borrowers and their Subsidiaries on any date of determination, that on such date (a) the sum of the liabilities (including contingent liabilities) of the Borrower Parties, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower Parties, on a consolidated basis, (b) the fair value of the property of the Borrower Parties, on a consolidated basis, is greater than the total amount of liabilities of the Borrower Parties, on a consolidated basis, (c) the capital of the Borrower Parties, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on such date and (d) the Borrower Parties, on a consolidated basis, have not incurred debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“SPC” has the meaning specified in Section 11.07(g).

“Specified Event of Default” means the occurrence and continuance of an Event of Default under (a) Section 9.01(a) (solely in respect of principal or interest due after applicable grace periods), (b) Section 9.01(b)(i) (solely as a result of a violation of Section 7.11, subject to cure rights in Section 9.03), (c) Section 9.01(b)(ii), (d) Section 9.01(c) (solely as a result of a violation of 6.16), or (e) Section 9.01(f).

“Specified Restructuring” has the meaning specified in the definition of “Consolidated EBITDA”.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrowers, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of a Borrower Party, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrowers or implementation of initiative not in the ordinary course of business.

“Sponsor” means any one of or any combination of CSL Capital Management, LLC, The Goldman Sachs Group, Inc. and Baker Hughes Incorporated, in each case, including any successor in interest or parent company.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Supermajority Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided, that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Administrative Agent” has the meaning specified in Section 10.14 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower Parties shall be a Swap Contract.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means JPMCB in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-2 or otherwise reasonably satisfactory to the Swing Line Lender and the Administrative Agent.

“Swing Line Sublimit” means an amount equal to $40,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement by and between PublicCo, the Company and the other parties thereto and each of their respective successors and assigns to be entered into in connection with a Qualified IPO in a customary form reasonably acceptable to the Administrative Agent.

“Taxes” has the meaning specified in Section 3.01(a).

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Refinancing Loans, Swing Line Loans, L/C Obligations, Protective Advances and Overadvances.

“Transactions” has the meaning set forth in the preliminary statements hereto.

“Transaction Costs” means all fees, costs, expenses and premiums incurred in connection with the Transactions.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of December 30, 2016, by and between Baker Hughes Oilfield Operations, Inc. and the Company (as amended, restated, supplemented or otherwise modified from time to time).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Cash” means (i) unrestricted cash (denominated in Dollars or Canadian Dollars) or (ii) Cash Equivalents of the type described in the definition thereof (other than in clause (a) of the definition thereof to the extent already included in clause (i) hereof), in each case of the Loan Parties on any date of determination which:

(1) is subject to the valid, first priority perfected Lien in favor the Administrative Agent for the benefit of the Secured Parties,

(2) is either (A) held in an account at Citibank, CIBC or any Lender in the United States or in Canada and is subject to a customary Control Agreement or (B) held in an account at JPMCB or its Affiliates in the United States or in Canada, is under the control of the Administrative Agent and is subject to a customary Control Agreement,

(3) is free and clear of any Lien (other than in favor of (x) the Administrative Agent or (y) the depositary bank or other financial institution where such account is maintained to the extent of its permitted lien under Section 7.01(n)),

(4) is available for use by any Loan Party without condition or restriction (other than in favor of the Administrative Agent or to the extent such Unrestricted Cash must remain in any account described in the foregoing clause (2) so long as such Unrestricted Cash is included in the Borrowing Base at such time), and

(5) has not been applied to the repayment of the Loans or used to Cash Collateralize any Letter of Credit;

provided, that solely for purposes of calculating the Unrestricted Cash included in the Deemed Borrowing Base, the requirements set forth in clauses (1) and (2) above shall not apply.

“Unrestricted Subsidiary” means (1) at any time upon formation or acquisition but subject to Subsidiary Redesignation, any Subsidiary not wholly owned directly by a Borrower or one or more wholly owned Restricted Subsidiaries of a Borrower and (2) any Subsidiary of a Borrower (including a Subsidiary in preceding clause (1) that was already designated a Restricted Subsidiary pursuant to Subsidiary Redesignation) designated by the Borrowers as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that, in the case of a Subsidiary within the meaning of the preceding clause (2), the Borrowers shall only be permitted to so designate a Subsidiary acquired or organized after the Closing Date as an Unrestricted Subsidiary and only so long as (a) no Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrowers shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11 (whether or not they would otherwise be tested) as of the most recently ended fiscal quarter for which the Administrative Agent has received financial statements and, if applicable, a Compliance Certificate, (c) Excess Availability shall be not less than the Liquidity Threshold either before or after giving effect to such designation, (d) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower Parties) through Investments as permitted by, and in compliance with, Section 7.02, (e) without duplication of clause (d), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02, and (f) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrowers, certifying compliance with the requirements of preceding clauses (a) through (e), and containing the calculations and information required by the preceding clause (b), and (2) any Subsidiary of an Unrestricted Subsidiary. The Borrowers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrowers shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11 (whether or not they would otherwise be tested) as of the most recently ended fiscal quarter for which the Administrative Agent has received financial statements and, if applicable, a Compliance Certificate, (ii) Excess Availability shall be not less than the Liquidity Threshold either before or after giving effect to such Subsidiary Redesignation, (iii) a Subsidiary Redesignation shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and immediately after giving effect to such Subsidiary Redesignation, the Borrowers shall be in compliance with Section 7.01 and Section 7.03 and (iv) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrowers, certifying compliance with the requirements of preceding clauses (i), (ii) and (iii), and containing the calculations and information required by the preceding clause (ii).

“Unused Fee Percentage” means the applicable rate per annum corresponding to the Quarterly Average Utilization for the applicable fiscal quarter:

Quarterly Average Utilization	Applicable Margin for Base Rate Loans and Swing Line Loans
≥ 50%	0.250%
< 50%	0.375%

“U.S. Security Agreement” means a Security Agreement substantially in the form of Exhibit E-1, together with each other security agreement supplement executed and delivered pursuant to Section 6.12.

“U.S. Lender” has the meaning set forth in Section 11.15(b).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 11.15(a)(i).

“U.S. Tax Law Change” means, as applied in respect of any Lender or Agent, as the case may be, the occurrence after the date it first became a party to this Agreement (including, for the avoidance of doubt, by means of assignment) of the enactment of any applicable United States federal tax law or promulgation of any United States Treasury regulation or the entry into force, revocation or change or modification of any income tax convention to which the United States is a party, or change in the administrative application or administrative or judicial interpretation of any of the foregoing.

“Utilization” means, for any day, the quotient of (a) the sum of (A) the Outstanding Amount of Revolving Credit Loans (excluding any Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations divided by (b) the aggregate Revolving Credit Commitments as in effect on such day.

“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Equity Interest of such Person having general voting powers to elect at least a majority of the Board of Directors of such Person, irrespective of whether at the time Equity Interest of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interest of such person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect for the period to which the Audited Financial Statements relate, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders); provided, that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein.

(c) The proviso appearing at the end of the definition of GAAP shall apply to the characterization of capital leases and operating leases.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, if applicable, in the case of any Letter of Credit denominated in an Alternative Currency, the deemed amount of such Letter of Credit shall give effect to converting the stated amount of such Letter of Credit into the Equivalent Amount of Dollars as of the date of issuance; provided further, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.09 Pro Forma Calculations.

(a) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of any of the Borrowers for the period of four fiscal quarters of the Parent most recently ended for which financial statements have been delivered under this Agreement, as applicable, and (x) each of the Consolidated Total Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, or subsequent to the end of such four-quarter period but not later than the date of such calculation (including pro forma adjustments arising out of events which are attributable to such Specified Transactions, are factually supportable and are expected to have a continuing impact, as certified by the Chief Financial Officer (or, if none serving, any principal financial officer) of any of the Borrowers to the Administrative Agent, as if such Specified Transactions had occurred in the first day of such four-quarter period and (y) with respect to any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, effect shall be given to such designation and all other designations of Unrestricted Subsidiaries as Restricted Subsidiaries after the first day of such four-quarter period and on or prior to the date of the then applicable designation of an Unrestricted Subsidiary as a Restricted Subsidiary, collectively; provided that notwithstanding the foregoing, when calculating the Consolidated Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11, the events described in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

(b) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating the Consolidated Total Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Fixed Charge Coverage Ratio for the purposes of testing availability under any basket provided for in this Agreement or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or requiring the accuracy of representations and warranties) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant or accuracy of representations and warranties shall, at the option of the Borrowers (the Borrowers’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured or determined on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with on such date; provided that in all cases no Event of Default pursuant to Section 9.01(a) or (f) shall exist at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. For the avoidance of doubt, if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated EBITDA of the Borrowers or the target of any Limited Condition Acquisition (other than as a result of any incurrence, disposition or Restricted Payment)) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios, baskets and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder. If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any ratio contained in Section 7.11) or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be (x) calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) with respect to any Restricted Payment permitted by Section 7.06, also calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated; provided, that (other than solely with respect to the incurrence test under which such Limited Condition Acquisition is being made and the test set forth in the immediately preceding clause (x)) Consolidated EBITDA, assets and Consolidated Net Income of any target of such Limited Condition Acquisition can only be used in the determination of the relevant ratio and baskets if and when such Limited Condition Acquisition has closed.

1.10 Currency Matters.

(a) Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to the Administrative Agent and the Lenders shall be payable in Dollars. Unless stated otherwise, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. Unless specifically determined under this Agreement by reference to conversion using the Equivalent Amount, which shall be determined by the Administrative Agent, and such determinations shall be conclusive absent manifest error, all amounts denominated in an Alternative Currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrowers’ financial statements and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(b) For purposes of determining compliance with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09, 7.11, 7.12 and 7.14 with respect to any amount of Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate transaction, Capital Expenditure, Contractual Obligation or prepayment of Indebtedness in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder) or other transaction consummated and once incurred or made, the amount of such Indebtedness, Lien, Disposition, Restricted Payment, Affiliate transaction, Capital Expenditure, Contractual Obligation, prepayment of Indebtedness or Investment, shall be always deemed to be at the Dollar amount on such date of incurrence, regardless of later changes in currency exchange rates.

(c) If at any time following one or more fluctuations in the exchange rate of an Alternative Currency against the Dollar, (a) the Equivalent Amount of Dollars of the Total Outstandings exceeds the Line Cap by 105%, or (b) the Equivalent Amount of Dollars of any part of the Outstanding Amount exceeds any other limit by 105% of the applicable threshold set forth herein for such the Outstanding Amount, the Borrowers shall within three (3) Business Days of written notice of same from the Administrative Agent or, if an Event of Default has occurred and is continuing, within one (1) Business Day after written notice of the same from the Administrative Agent (i) make the necessary payments or repayments to reduce the Total Outstandings to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Administrative Agent deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are reasonably acceptable to the Administrative Agent. Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly (on the last Business Day of such week), make the necessary calculations of Equivalent Amounts to determine whether any such excess exists on such date.

(d) The Borrowers may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer. Any such request shall be made to the Administrative Agent and the L/C Issuers not later than 12:00 p.m., five (5) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed to by the Administrative Agent and each L/C Issuer in their sole discretion). In the case of any such request, the Administrative Agent shall promptly notify each L/C Issuer thereof. Each L/C Issuer shall notify the Administrative Agent, not later than 12:00 p.m., two (2) Business Days (or such other period of time as may be agreed by the Administrative Agent in its sole discretion) after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency. Any failure by any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and an L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrowers and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any L/C Credit Extension by such L/C Issuer.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Credit Extensions.

Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time on any Business Day until the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Line Cap, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of (w) all L/C Obligations, (x) all Swing Line Loans, (y) all Protective Advances and (z) all Overadvance Loans shall not exceed such Lender’s Revolving Credit Commitment. No Lender shall be obligated to make (subject to the Administrative Agent’s authority to make Protective Advances and Overadvance Loans pursuant to Sections 2.02(g) and (h), respectively) any Revolving Credit Loan to the Borrowers to the extent that the making of such Revolving Credit Loans would cause the Total Outstandings to exceed the Line Cap. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans; provided however, that if the Borrowers wish to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:30 p.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:30 p.m. three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers, in each case certifying any factual matters as the Administrative Agent may reasonably request with respect to the Borrowers’ due authorization of the proposed Borrowing, the Loan Parties’ Unrestricted Cash at such time and Total Outstandings at such time, and attaching, as applicable, any documentation or other evidence reasonably satisfactory to the Administrative Agent with respect to the Borrowers’ authorization of such proposed Borrowing. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (except if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of JPMCB with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are Protective Advances, Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Protective Advance, second, L/C Borrowings, third, to the payment in full of any such Swing Line Loans, and fourth, to the Borrowers as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrowers pay the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in JPMCB’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) The Administrative Agent, the Lenders, the Swing Line Lender and each L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. Unless its authority is revoked in writing by the Required Lenders (which revocation shall be in writing and become effective prospectively upon the Administrative Agent’s receipt thereof), the Administrative Agent may, in its Permitted Discretion (but with absolutely no obligation), make Revolving Credit Loans to the Borrowers on behalf of the Revolving Credit Lenders, which Revolving Credit Loans, when added to the then current Outstanding Amount of Revolving Credit Loans, would cause the Total Outstandings to exceed the Line Cap (an “Overadvance”), without the consent of the Borrowers, the Lenders, the Swing Line Lender and each L/C Issuer, and the Borrowers and each Lender shall be bound thereby, so long as, (a) no Event of Default other than an Event of Default created by the existence of an Overadvance is known to the Administrative Agent, provided that (i) no Overadvance may continue for more than forty-five (45) consecutive days and no additional Overadvance Loans may be required for at least five (5) consecutive days following the termination of the preceding Overadvance and (ii) the aggregate amount of all outstanding Overadvances and Protective Advances at any time is not known by the Administrative Agent to exceed ten percent (10%) of the Borrowing Base then in effect; and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (x) is not increased by more than $10,000,000 (provided that the aggregate amount of all Overadvances and Protective Advances outstanding at any time shall not exceed ten percent (10%) of the Borrowing Base then in effect), and (y) does not continue for more than forty-five (45) consecutive days. In no event shall Overadvance Loans that would cause the Total Outstandings to exceed the aggregate Revolving Credit Commitments be required. Any Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with Section 2.05(b). Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the Event of Default caused thereby. The making of any such Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Overadvance on any other occasion or to permit such Overadvance Loans to remain outstanding. The making by the Administrative Agent of an Overadvance Loan shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Lender or L/C Issuer shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Overadvances not known by the Administrative Agent to constitute Overadvances when made, regardless of the amount of any such Overadvance(s). In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

(h) The Administrative Agent is authorized by the Borrowers and the Lenders, in its discretion (but with absolutely no obligation), at any time that a Default or Event of Default exists or any conditions in Article IV are not satisfied, to make Revolving Credit Loans which are Base Rate Loans (“Protective Advances”) (a) so long as the aggregate amount of Overadvances and Protective Advances outstanding at any time does not exceed ten percent (10%) of the Borrowing Base then in effect, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of the Obligations or (b) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses. In no event shall Protective Advances be made that would cause the Total Outstandings to exceed the aggregate Revolving Credit Commitments. All Protective Advances shall be Obligations, secured by the Collateral. At any time that there is sufficient Excess Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Credit Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require each Lender to fund their risk participations in accordance with its Pro Rata Share. Required Lenders may at any time revoke the Administrative Agent’s authorization to make further Protective Advances by written notice to the Administrative Agent which shall be effective prospectively upon the Administrative Agent’s receipt thereof. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the date one week prior to the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Loan Party as the applicant thereof for the support of its or its Subsidiaries’ obligations and to amend or renew Letters of Credit previously issued by it in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit in accordance with their Pro Rata Shares issued for the account of a Loan Party; provided, that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Line Cap, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of (I) all L/C Obligations, (II) all Swing Line Loans, (III) all Protective Advances and (IV) all Overadvance Loans would exceed such Lender’s Revolving Credit Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Loan Parties’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Loan Parties may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Notwithstanding the foregoing or anything to the contrary contained herein, no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit if, immediately after giving effect thereto, the Outstanding Amount of the L/C Obligations in respect of all Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Loan Parties may from time to time request that an L/C Issuer make any L/C Credit Extension with respect to any Letter of Credit in excess of its individual L/C Issuer Sublimit in effect at the time of such request, and each L/C Issuer agrees to consider any such request in good faith. Any Letter of Credit so issued by an L/C Issuer in excess of its individual L/C Issuer Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the L/C Issuer Sublimit of any other L/C Issuer, subject to the limitations on the aggregate Outstanding Amount of the L/C Obligations set forth in clause (z) above of this Section 2.03(a)(i). The Borrowers may, at any time and from time to time, reduce the L/C Issuer Sublimit of any L/C Issuer with the consent of such L/C Issuer; provided that the Borrowers shall not reduce the L/C Issuer Sublimit of any L/C Issuer if, after giving effect to such reduction, the conditions set forth in clauses (x) through (z) above shall not be satisfied.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) the proceeds of such Letter of Credit would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement;

(C) the expiry date of such requested Letter of Credit would occur (x) more than twelve (12) months after the issuance or last extension (unless the Required Lenders and the applicable L/C Issuer have approved such expiry date) or (y) after the Letter of Credit Expiration Date, and the L/C Issuer shall not issue such Letter of Credit unless (I) all Lenders have approved such expiry date or (II) the Borrowers have provided Cash Collateral in an amount equal to one hundred three percent (103%) of the face amount of such Letter of Credit; provided that the Lenders’ obligation to participate in any such Letter of Credit so Cash Collateralized pursuant to this clause (C)(II) and that would expire after the Letter of Credit Expiration Date shall terminate on such date;

(D) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to borrowers generally;

(E) unless the L/C Issuer otherwise agrees, such Letter of Credit is in an initial stated amount less than $50,000, in the case of a commercial Letter of Credit, or $50,000, in the case of a standby Letter of Credit, or such Letter of Credit is to be denominated in a currency other than Dollars; provided that, if such L/C Issuer, in its discretion, issues a Letter of Credit denominated in an Alternative Currency, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated (subject also to the conversion provisions of Section 1.08) or the Equivalent Amount of Dollars of such drawing as agreed upon with the applicable L/C Issuer;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(G) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral in an amount equal to one hundred three percent (103%) of the Fronting Exposure, reasonably satisfactory to the L/C Issuer, with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least two (2) Business Days (or such later date and time as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify (and attach, as applicable) in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the aggregate amount of Unrestricted Cash held by the Loan Parties as of the close of business on the Business Day prior to the date of such Letter of Credit Application, (H) any documentation and/or certification reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer, evidencing the due authorization by the relevant corporate (or other organizational) authorities of the applicable Loan Parties of such proposed issuance and (I) such other information and documents as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other information and documents as the applicable L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer (other than JPMCB) will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Loan Party or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit (or an amendment increasing the amount thereof), each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit. Each L/C Issuer (other than JPMCB) shall, no later than the third Business Day following the last day of each month, provide to the Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by Borrowers to such L/C Issuer during such month.

(iii) If either Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided, that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is three (3) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment, and (B) notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein, and upon a specific request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrowers and the Administrative Agent thereof, provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their absolute and unconditional obligation to reimburse such L/C Issuer and the Lenders with respect to any such payment. If such L/C Issuer notifies the Borrowers of such payment not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, that if such notice is not provided to the Borrowers prior to 11:00 a.m. on the Honor Date, then the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (or on the following Business Day if such notice is given later than 11:00 a.m. on the date specified in such notice), whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate in reasonable detail of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, subject to Debtor Relief Laws, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, the Loan Documents or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense (other than defense of payment) or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, receiver-manager or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrowers in respect of such Letter of Credit;

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense (other than defense of payment) available to, or a discharge of, the Borrowers; or

(vii) the fact that any Event of Default shall have occurred and be continuing.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will promptly notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or other Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or such L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each commercial Letter of Credit.

(h) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee for each Letter of Credit equal to the Applicable Rate then in effect for Eurodollar Rate Loans with respect to the Revolving Credit Facility times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of

Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) shall be determined in accordance with Section 1.08; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued by such L/C Issuer, at a rate of 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the stated amount of such Letter of Credit, at a rate of 0.125% per annum, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable (i) with respect to the fronting fees referred to in clauses (i) and (ii) above, on the tenth (10th) Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment) and (ii) with respect to the fronting fees referred to in clauses (iii) above, on the first Business Day of each April, July, October and January, in each case commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, transfer, amendment and other processing fees and other standard costs and charges of such L/C Issuer relating to letters of credit as from time to time in effect and as the Borrowers may agree. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of other Loan Parties or in support of any obligations of any Subsidiary inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Loan Parties or other Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided that, after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Line Cap and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, Protective Advances and Overadvance Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article X included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested Borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers, in each case certifying any factual matters as the Administrative Agent may reasonably request with respect to the Borrowers’ due authorization of the proposed Swing Line Borrowing, the Loan Parties’ Unrestricted Cash at such time and Total Outstandings at such time, and attaching, as applicable, any documentation or other evidence reasonably satisfactory to the Administrative Agent with respect to the Borrowers’ authorization of such proposed Swing Line Borrowing. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the Borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers; provided that, notwithstanding anything to the contrary there shall be no more than four (4) Swing Line Loans outstanding at any time; provided further, that if, on the date of the proposed Swing Line Loan, there are any Protective Advances or L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied to the payment in full of any such Protective Advances, second, to the payment in full of any such L/C Borrowings, and third, shall be made available to the Borrowers as provided herein. Notwithstanding anything else to the contrary contained herein, the Lenders agree that the Swing Line Lender may, in consultation with the Borrowers, agree to modify the borrowing procedures used in connection with the Swing Line Facility in its discretion and without affecting any of the obligations of the Lenders.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s committed Loan included in the relevant committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A statement in reasonable detail of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Voluntary.

(i) The Borrowers may, upon irrevocable (subject to Section 2.05(a)(iii)) notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans under any Facility in whole or in part without premium or penalty (subject to the penultimate sentence of this Section 2.05(a)(i)); provided, that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility to be prepaid and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share of the applicable Facility). Subject to clause (iii) immediately below, if such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrowers; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(ii) Any Borrower may, upon irrevocable (subject to Section 2.05(a)(iii)) notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, (A) a notice of prepayment of Loans under Section 2.05(a)(i) or (a)(ii) delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied and (B) the Borrowers may rescind any notice of prepayment under Section 2.05(a)(i) or (a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory. If at any time, the Total Outstandings shall exceed the Line Cap, subject to any Overadvance permitted to be outstanding under Section 2.02(g)), the Borrowers shall immediately pay to the Administrative Agent, for the ratable account of the Lenders, an amount sufficient to eliminate such excess.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon irrevocable notice (provided such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied), terminate the unused Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided, that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m., three (3) Business Days prior to the date of termination or reduction (which must be a Business Day), (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Line Cap, unless they make a simultaneous payment to reduce the Total Outstandings in an amount sufficient to eliminate such excess, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, unless they simultaneously provide Cash Collateral in an amount sufficient to eliminate such excess, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory. If after giving effect to any reduction or termination of any unused Commitment under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit under this Section 2.06. Upon any reduction of unused Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees, Letter of Credit Fees and interest in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Credit Loans. The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b) Swing Line Loans. The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date fifteen (15) Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Rate for Eurodollar Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans.

(b) Upon and after the occurrence of an Event of Default described in Section 9.01(a) or (f), and during the continuation thereof, the Borrowers shall pay interest on the principal amount of all overdue payment Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Unused Fee Percentage times the actual average daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans (excluding any Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. The commitment fee shall accrue at all times from the date hereof until the Maturity Date, including at any time during which one or more of the applicable conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Borrower Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except for any rebates or refunds agreed in a separate writing).

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), (i) the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for this purpose as a non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register and the corresponding accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or affect the obligations of the Borrowers under this Agreement and the other Loan Documents. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense (other than defense of payment), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share in respect of the applicable Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice in reasonable detail of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender promptly, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 10.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to purchase its participation or to make its payment under Section 10.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Pro Rata Share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to the application of Cash Collateral provided for in Section 2.16 or to the assignments and participations described in Section 11.07 or to prepayments in connection with Refinancing Amendments described in Section 2.18.

2.14 Increase in Revolving Credit Facility.

(a) Provided that there exists no Event of Default, upon notice to the Administrative Agent, the Borrowers may from time to time, prior to the Latest Maturity Date applicable to any Loan, request one or more increases in the Revolving Credit Facility (any such increase, the “New Revolving Credit Commitments”) by an amount (for all such requests pursuant to this Section 2.14) not exceeding $200,000,000; provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $10,000,000 and (y) the entire remaining amount of increases available under this Section 2.14.

(b) Any proposed increase in the Revolving Credit Facility may be requested from existing Lenders, new prospective Lenders who are Eligible Assignees or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by the Borrowers in consultation with the Administrative Agent. Any Lender approached to provide all or a portion of such increase may elect or decline, in its sole discretion, to provide such increase.

(c) If the Revolving Credit Facility is increased in accordance with this Section 2.14, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. On the Revolving Credit Increase Effective Date (i) each of the Revolving Credit Lenders shall assign to each new Revolving Credit Lender (collectively, the “New Revolving Credit Lenders”), and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Revolving Credit Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (ii) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto. The Administrative Agent shall promptly notify the Borrowers and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date. In connection with any increase in the Revolving Credit Facility, this Agreement and the other Loan Documents shall be amended in writing (which may be executed and delivered by the Borrowers and Administrative Agent on behalf of the Lenders) to reflect any technical changes necessary to give effect to such New Revolving Credit Commitments in accordance with its terms as set forth herein.

(d) As a condition precedent to such increase, (i) the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party, certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and certifying that the conditions precedent set out in the following subclauses (ii) through (vii) have been satisfied, (ii) no Event of Default shall have occurred and be continuing or would result from such increase as of the Revolving Credit Increase Effective Date; provided, that in the case of a New Revolving Credit Loan incurred to finance a Permitted Acquisition or other permitted Investment that qualifies as a Limited Condition Acquisition, (A) no Event of Default (as determined in accordance with Section 1.09(b) shall exist on the LCA Test Date and (B) no Event of Default under Sections 9.01(a) or (f) (as determined in accordance with Section 1.09(b)) on the date of consummation of such Limited Condition Acquisition, (iii) before and after giving effect to such increase, the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) on and as of the Revolving Credit Increase Effective Date (or in connection with a Limited Condition Acquisition, on the LCA Test Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date, and except that for purposes of this subclause (iii), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the Borrowers and the most recent consolidated financial statements of Parent and its Subsidiaries furnished pursuant to Section 6.01(a), (iv) the terms and provisions of the New Revolving Credit Loans shall consist of the same terms and provisions of the Revolving Credit Loans, including with respect to interest rate applicable thereto (or if not the same as such Loans, such terms and provisions shall be reasonably acceptable to the Administrative Agent), except that the New Revolving Credit Loans may have a longer maturity date and the terms of the New Revolving Credit Loans may differ from the terms of the Revolving Credit Loans after the Maturity Date and (v) the Administrative Agent shall be reasonably satisfied with the documentation in respect of the New Revolving Credit Loans. The Borrowers shall prepay any Revolving Credit Loans, L/C Advances or Swing Line Loans (to the extent participated to Revolving Credit Lenders) outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans, L/C Advances or Swing Line Loans (to the extent participated to Revolving Credit Lenders), as the case may be, ratable with any revised Pro Rata Share of a Revolving Credit Lender in respect of the Revolving Credit Facility arising from any non-ratable increase in the Revolving Credit Commitments under this Section 2.14.

2.15 Extension of Revolving Credit Commitments.

(a) Extension of Revolving Credit Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a

“Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrowers and the Extending Revolving Credit Lenders and set forth in the relevant Revolver Extension Request), except as consistent with then-prevailing market conditions, the Extended Revolving Credit Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, not materially more favorable (as reasonably determined by the Borrowers) to the Extending Revolving Credit Lender, as the original Revolving Credit Commitments (and related outstandings) unless the existing Lenders receive the benefit of such favorable terms or for covenants and other provisions applicable only to periods after the Latest Maturity Date: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than five (5) different Maturity Dates; (ii) the All-In Yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; and (iii) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and mandatory repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Credit Commitments); provided, further, that (A) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (B) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of any intercreditor arrangements applicable to the Existing Revolver Tranche then in effect and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.15).

(b) Extension Request. The Borrowers shall provide the applicable Revolver Extension Request at least five Business Days prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond (or such shorter period as agreed by the Administrative Agent and the Required Lenders), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrowers, in each case acting reasonably to accomplish the purposes of this Section 2.15. No Lender shall have any obligation to agree to have any of its

Revolving Credit Commitments amended into Extended Revolving Credit Commitments pursuant to any Revolver Extension Request. Any Lender holding a Loan under any Revolving Credit Commitment (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Revolver Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Revolver Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Revolver Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Revolver Extension Request, Revolving Credit Commitments subject to Extension Elections shall be amended to Revolving Credit Commitments on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive absent manifest error) based on the aggregate principal amount of Revolving Credit Commitments included in each such Extension Election.

(c) Extension Amendment. Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Revolving Credit Lender providing an Extended Revolving Credit Commitment thereunder, which shall be consistent with the provisions set forth in Section 2.15(a) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to provide the Extended Revolving Credit Commitments with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, and (ii) effect such other reasonable amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(d) No conversion or extension of Loans or Commitments pursuant to any Revolver Extension Request in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

2.16 Cash Collateral.

(a) Upon the request of the Administrative Agent or any L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately provide Cash Collateral in an amount equal to one hundred three percent (103%) of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the

Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover one hundred three percent (103%) of the Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at JPMCB. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than one hundred three percent (103%) of the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.04, 2.05, 2.06, 2.17 or 9.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly (but in any event within two (2) Business Days) following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(b)(vi)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 9.04), and (y) the Person providing Cash Collateral and the relevant L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to

Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by an L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, each L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Sections 4.01 (in the case of the initial Credit Extensions) or Section 4.02 (in the case of all other Credit Extensions) were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to this Section 2.17(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation or have been waived in accordance with Section 11.01 and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender; provided further that if the conditions set forth in

Section 4.02 are later satisfied or waived in accordance with Section 11.01, then the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender (and any Cash Collateral provided by the Borrowers as a result of an inability to effect a reallocation pursuant to this clause (iv) in respect of any such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans shall be returned to the Borrowers).

(b) If the Borrowers, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrowers may obtain, from any then existing Lender or any new Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans and Commitments then outstanding under this Agreement (which for purposes of this Section 2.18 will be deemed to include any then outstanding Refinancing Loans and Refinancing Commitments), in the form of Refinancing Loans and Refinancing Commitments in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with the other Loans hereunder (and shall be included as “Obligations”) and (ii) otherwise meet the requirements set forth in the definition thereof. Any Refinancing Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary prepayments hereunder, as specified in the applicable Refinancing Amendment. Each incurrence of Credit Agreement Refinancing Indebtedness incurred under this Section 2.18 shall be in an aggregate principal amount that is not less than $25,000,000. Both before and after giving effect to any such Refinancing Amendment (i) no Event of Default shall then exist and (ii) the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) on and as of the effective date of such Refinancing Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date, and except that for purposes of this subclause (ii), the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the Borrowers and the most recent consolidated financial statements of the Borrowers and their Subsidiaries pursuant to Section 6.01(a). The Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the applicable effective date of such Refinancing Amendment (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party, certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Refinancing Amendment, and certifying that the conditions precedent set out in this subsection (a) have been satisfied.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Loans and/or Refinancing Commitments) and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.18. This Section 2.18 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary. In addition, except for purposes of Section 3.04 and/or with respect to any breakage costs arising from the untimely payment of interest rate contracts, Refinancing Amendments shall not constitute voluntary or mandatory payments or prepayments for any purposes hereunder. For the avoidance of doubt, after giving effect to the incurrence of any such Credit Agreement Refinancing Indebtedness and any borrowing with respect thereto, (i) the Total Outstandings shall not exceed the Line Cap.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Loan Parties to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively, “Impositions”), excluding, (x) in the case of each Agent and each Lender, any Impositions imposed on or measured by its net income (however denominated) (including branch profits) and franchise taxes imposed on it in lieu of net income taxes, in each case (A) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, in which its principal office is located or in which it maintains its applicable Lending Office, or (B) that are Other Connection Taxes, (y) in the case of any Lender, any Impositions that are any United States federal withholding taxes and any penalties and interest with respect thereto (including, without limitation, taxes imposed under Section 881 of the Code subject to withholding pursuant to Section 1442 of the Code, whether or not in any such case withheld from any payment) other than (i) United States federal withholding taxes imposed on or with respect to any payment under this Agreement to such Lender as a result of a U.S. Tax Law Change or (ii) to the extent the Lender’s assignor or Lender was entitled to amounts under this clause (a) in respect of United States federal withholding tax immediately before such Lender became a party to this Agreement or immediately before it changed its Lending Office, respectively, and (z) in the case of each Agent and each Lender, any Impositions that are United States federal withholding taxes and any penalties and interest with respect thereto and that are imposed as a result of FATCA (all such non-excluded Impositions being hereinafter referred to as “Taxes”). Subject to Section 11.15, if a Loan Party or the Administrative Agent shall be required by any Laws to deduct any Impositions from or in respect of any sum payable under any Loan Document, (i) such Loan Party or the Administrative Agent, as applicable, shall make such deductions, (ii) such Loan Party or the Administrative Agent, as applicable, shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, (iii) if such Imposition is a Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deductions (including such deductions applicable to additional sums payable under this Section 3.01), such recipient receives an amount equal to the sum it would have received had no such deductions been made, and (iv) within thirty (30) days after the date of such payment by the applicable Loan Party, such Loan Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition but without duplication, the Loan Parties agree to pay, or at the option of each Agent, timely reimburse such Agent for the payment of, any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges, filing or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such taxes, charges or levies that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.01(g) or Section 3.07) (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties agree to jointly and severally indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 3.01) paid or payable by, or required to be deducted or withheld from a payment to, such Agent and such Lender, and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent (on its own behalf or on behalf of a Lender), shall be conclusive absent manifest error. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Impositions attributable to such Lender’s failure to comply with the provisions of Section 11.07(k) relating to the maintenance of a Participant Register and (iii) any Impositions, excluding Taxes or Other Taxes, attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Impositions were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e) Notwithstanding anything herein to the contrary, the Loan Parties shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender to the extent that such Lender becomes subject to United States withholding Taxes subsequent to the Closing Date (or, if later, after the date such Lender becomes a party to this Agreement) as a result of a change in the place of organization of such Lender, a change in the Lending Office of such Lender, or a change in the principal office of such Lender, except to the extent that any such change is requested or required by the Borrowers or to the extent that such Lender was entitled, at the time of the change in place of organization or the change in Lending Office, to receive such additional amounts from the Loan Parties pursuant to Section 3.01(a) and (c) (and provided, that nothing in this clause (e) shall be construed as relieving the Loan Parties from any obligation to make such payments or indemnification in the event of a change that is a U.S. Tax Law Change).

(f) If any Lender or Agent determines in its sole discretion that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to the refund to such Loan Party, net of all out-of-pocket expenses (including Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided however, that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund to such party in the event such party is required to repay such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the relevant taxing authority. Notwithstanding anything to the contrary in this Agreement, in no event will the Lender or Agent, as the case may be, be required to pay any amount to the Loan Parties pursuant to this clause (f) the payment of which would place the Lender or Agent, as the case may be, in a less favorable net after-Tax position than the such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c), or Section 3.04, with respect to such Lender it will, if requested by the Borrowers, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to eliminate or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided, that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.01(a), Section 3.01(c) or Section 3.04. A Lender will not be obligated to use such other Lending Office pursuant to this Section 3.01(g) unless the Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Lender as a result of using such other Lending Office as described above. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 3.01(g) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(h) For purposes of this Section, the term “Lender” includes the L/C Issuer and the Swing Line Lender.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Each Lender agrees to notify the Administrative Agent and the Borrowers in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining (including, without limitation, by means of an Interpolated Rate) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed

Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender, or, in the case of (iii), any Lender or Agent, determines that the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, (i) results in any increase in the cost or expense or other condition of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate or (as the case may be) issuing or participating in Letters of Credit (other than reserve requirements reflected in the Eurodollar Rate), (ii) results in a reduction in the amount received or receivable by such Lender in connection with any of the foregoing, or (iii) subjects any

Lender or Agent to any Imposition (other than any Taxes indemnified under Section 3.01 or Impositions excluded from the definition of Taxes in Section 3.01(a)(x) through (z)), then from time to time upon demand of such Lender or Agent setting forth such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall, within ten (10) days after demand therefor, pay to such Lender or Agent such additional amounts as will compensate such Lender or Agent for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall, within ten (10) days after written demand therefor, pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrowers shall not be required to compensate a Lender pursuant to Section 3.04(a) or Section 3.04(b) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrowers of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything herein to the contrary, (x) Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be a ‘change in law’ regardless of the date enacted, adopted or issued; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only to the extent such Lender is imposing such charges generally under a majority of other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall, within fifteen (15) days after written demand therefor, compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers;

including any loss or reasonable out-of-pocket expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender claiming compensation under this Article III (other than Section 3.01) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the event that gives rise to such claim. If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrowers (with a copy to the Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrowers becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrowers may, on prior written notice to the Administrative Agent and such Lender, either (A) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.07(b) (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person and, in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be paid pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter or (B) terminate the Commitment of such Lender and repay all obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrowers owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption; provided that, Borrowers will pay any cost incurred under Section 3.05 pursuant to such assignment and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In the event that the Borrowers elect to replace a Lender pursuant to this Section 3.07, and such Lender does not execute an Assignment and Assumption pursuant to Section 11.07 within two (2) Business Days after receipt by such Lender of an Assignment and Assumption evidencing such assignment, the Borrowers and/or the Administrative Agent shall be entitled to execute such Assignment and Assumption on behalf of such Lender, and any such Assignment and Assumption so executed by the Borrowers, the applicable replacement Lender and the Administrative Agent, shall be effective for the purposes of this Section 3.07 and Section 11.07. Upon any such assignment and payment and compliance with the other provisions of Section 11.07, such replaced Lender shall not longer constitute a “Lender” for the purposes of this Agreement; provided that any rights of such replaced Lender to indemnification hereunder shall survive.

(c) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced as the Administrative Agent hereunder except in accordance with the terms of Section 10.09.

(d) In the event that (i) the Borrowers or the Administrative Agent has requested (A) the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, or (B) an existing Lender consent to enter into a Refinancing Amendment pursuant to Section 2.18, (ii) in connection with any consent, waiver or amendment (other than a request for a Refinancing Amendment), the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.01 or all the Lenders with respect to a certain class of the Loans and (iii) in connection with any consent, waiver or amendment (other than a request for a Refinancing Amendment), the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such Extension, Refinancing Amendment or other consent, waiver or amendment, as applicable, shall be deemed a “Non-Consenting Lender.”

3.08 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Revolving Credit Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The effectiveness of this Agreement and obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date (if any) is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or other electronic image scan transmission (e.g., “pdf” or “tif”) (followed promptly by originals except in the case of clause (vi) of this subsection) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement;

(ii) a Note executed by the Company in favor of each Lender or its registered assigns requesting a Note at least three (3) Business Days prior to the Closing Date;

(iii) the Security Agreement and each other Loan Document required to be executed and delivered on the Closing Date, in each case, duly executed by each party thereto;

(iv) copies of proper financing statements (or equivalent documentation), filed or duly prepared for filing under the Uniform Commercial Code and the PPSA, as applicable, in all jurisdictions reasonably necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement which may be perfected by the filing of a financing statement (or equivalent documentation) under the Uniform Commercial Code and the PPSA, as applicable;

(v) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit I-A (with respect to all Loan Parties other than BJ Services Holdings Canada, ULC) or Exhibit I-B (with respect to BJ Services Holdings Canada, ULC) with appropriate insertions, executed by the Secretary or Assistant Secretary (or if none is serving on the Closing Date, another Responsible Officer) of such Loan Party, and including or attaching the documents referred to in clause (vi) of this Section 4.01;

(vi) a copy of (A) each Organization Document of each Loan Party certified, to the extent applicable, as of a reasonably recent date by the applicable Governmental Authority, (B) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (C) resolutions of the board of directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party and (D) a good standing certificate or the equivalent (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation;

(vii) a legal opinion of (A) Latham & Watkins LLP, special U.S. counsel to the Loan Parties and (B) Bennett Jones LLP, special Canadian counsel to the Loan Parties, addressed to each Agent and each Lender, covering such customary matters as the Administrative Agent may reasonably require;

(viii) a solvency certificate from the Chief Financial Officer (or, if none as of the Closing Date, principal financial officer) of the Company, substantially in the form of Exhibit G;

(ix) a certificate from a Responsible Officer of the Company, substantially in the form of Exhibit F, certifying to the Administrative Agent that the condition set forth in Section 4.01(b) has been satisfied.

(x) a Committed Loan Notice and/or Letter of Credit Application, as applicable, relating to the initial Credit Extension, if any;

(xi) subject to Section 6.12(c), certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements for insurance coverage set forth in the Loan Documents;

(xii) a Gross Asset Certificate, duly executed by the Company;

(xiii) the Perfection Certificate, duly executed by the Loan Parties; and

(xiv) to the extent completed prior to the Closing Date, copies of the initial field examination and Inventory Appraisal.

(b) (A) All representations and warranties of the Borrower and the other Loan Parties contained herein and in the other Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date and (B) no Default or Event of Default shall exist or have occurred and be continuing on and as of the Closing Date.

(c) The Administrative Agent shall have received results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted under Section 7.01 and Liens for which termination statements and releases, satisfactions and releases or subordination agreements reasonably satisfactory to the Administrative Agent are being tendered concurrently with the Closing Date or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made.

(d) The Administrative Agent shall have received the Audited Financial Statements.

(e) The Administrative Agent shall have received summary form forecasts prepared by management of the Company of balance sheets, income statements and cash flow statements on a monthly basis for the remainder of the fiscal year 2017 and on an annual basis through 2021.

(f) The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information about the Loan Parties as has been reasonably requested in writing at least five (5) Business Days prior to the Closing Date by the Administrative Agent (or any applicable Lender that has made a request for the same through the Administrative Agent) that the Administrative Agent (or such Lender, as applicable) has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(g) All (i) fees required to be paid on the Closing Date (including, without limitation, the fees set forth in the Borrower Fee Letter, as applicable) and (ii) reasonable and documented out-of-pocket costs and expenses required to be paid on the Closing Date, in the case of this clause (ii), to the extent invoiced in reasonable detail (including summary statements) at least two (2) Business Days prior to the Closing Date shall have been paid in full in immediately available funds and, at the election of the Borrowers, such payment may come from (or be offset against) the proceeds of the initial fundings under the Facility on the Closing Date.

Without limiting the generality of the provisions of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent and/or a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than on the Closing Date and other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans, and subject to Section 1.09(b) with respect to any New Revolving Credit Commitment provided under Section 2.14 concurrently with the consummation of a Limited Condition Acquisition) is subject to the following conditions precedent (provided that, the condition set forth below in Section 4.02(e) shall not apply to any Credit Extension in respect of New Revolving Credit Commitments):

(a) the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the Borrowers and the most recent consolidated financial statements of Parent and its Subsidiaries furnished pursuant to Section 6.01(a).

(b) No Default shall have occurred and be continuing, or would result from, such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof, including, if applicable, attaching documentation and/or certifications reasonably satisfactory to the Administrative Agent, evidencing the due authorization by the relevant corporate (or other organizational) authorities of the Borrowers of such proposed Request for Credit Extension and the Borrowing or issuance contemplated thereby.

(d) After giving effect to such Credit Extension and the application of the proceeds thereof, (i) there shall be no outstanding Protective Advance and (ii) Excess Availability shall not be less than zero.

(e) At the time of and immediately after giving effect to such Credit Extension (or any renewal of a Letter of Credit as part of such Credit Extension) and the application of the proceeds thereof, the consolidated cash and Cash Equivalents of the Parent (other than, in each case (i) any cash and Cash Equivalents set aside in Excluded Accounts in the ordinary course of business, (ii) any cash and Cash Equivalent amounts from the issuances of Equity Interests (including, without limitation, any gross proceeds from a Qualified IPO), (iii) any cash and Cash Equivalent amounts from the issuance of debt securities or proceeds from the incurrence of Indebtedness permitted under this Agreement (other than Borrowings hereunder) set aside to consummate one or more acquisitions and occurring within one hundred eighty (180) days after the applicable issuance of such debt securities or Indebtedness, (iv) any cash and Cash Equivalent amounts related to the Disposition of assets, Subsidiaries or lines of business permitted under this Agreement and set aside for, or contractually committed with a third party for, reinvestment within one hundred eighty (180) days after receipt thereof, (v) any cash and Cash Equivalent amounts related to proceeds in respect of Casualty Events affecting plant, property and equipment which are set aside for, or contractually committed with a third party for, reinvestment and/or repairs within one hundred eighty (180) days after receipt thereof, (vi) checks issued, wires initiated or automated clearing house transfers initiated, in any case, to non-Affiliate third parties or to Affiliates, in each case, on account of transactions not prohibited under this Agreement and in the ordinary course of business, (vii) cash or Cash Equivalents of the Loan Parties constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits and (viii) vendor payments and taxes of the Loan Parties due and owing within five (5) Business Days to unaffiliated third parties and for which the Loan Parties will issue checks or initiate wires or automated clearing house transfers within such five Business Day period; provided, that to the extent (x) any amounts excluded under the foregoing clauses (iii), (iv) (v) or (viii) have not been so invested, paid or applied at the end of the applicable period set forth therein or (y) the amounts excluded under subclause (vii) are released from escrow and the purchase and sale transaction contemplated therein is not consummated, in each case, at such time, all such amounts shall cease to be excluded under this proviso) (collectively, the “Consolidated Cash Balance”) shall not exceed $100,000,000.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (d) and (e) (in the case of Section 4.02(e), solely with respect to a Committed Loan Notice requesting a Borrowing of Revolving Credit Loans) have been satisfied on and as of the date of the applicable Credit Extension. With respect to any request for a conversion of Base Rate Loans to Eurodollar Rate Loans or a continuation of Eurodollar Rate Loans, (i) the Administrative Agent shall have received a Committed Loan Notice meeting the requirements of Section 2.02 with respect to such conversion or continuation and (ii) at the time of such conversion or continuation and after giving effect thereto, there shall exist no Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Agents and the Lenders that as to itself and each of its Restricted Subsidiaries:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Borrower Party (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to (i) own or lease its material assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are each within such Loan Party’s corporate, limited liability company or other powers, (i) have been duly authorized by all necessary corporate or other organizational action, and (ii) do not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in (1) any breach, termination or contravention of, or cause a default under, or require any payment to be made under any material Contractual Obligation or material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries, (2) the creation of any Lien under (other than as permitted by Section 7.01) or (3) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (C) violate any Law; except for any conflict, breach, termination, contravention, default, payment or violation (but not creation of Liens) referred to in clause (ii)(B) (solely with respect to any Contractual Obligation other than in respect of the Loan Documents or any material Indebtedness) or clause (ii)(C), to the extent such conflict, breach, termination, contravention, default, payment or violation would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party to the extent a party thereto. This Agreement and each other Loan Document to which a Loan Party is a party constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other laws affecting creditors’ rights generally and by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the financial condition of the Company and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The consolidated summary form forecasted balance sheets, statements of income and statements of cash flows of the Company and its Subsidiaries delivered on the Closing Date pursuant to Section 4.01(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that actual results may vary from such forecasts and that such variations may be material.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any of the Borrower Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower Party or against any of their respective properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document or the Transactions, except as would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or the other Loan Documents.

5.08 Property; Liens.

(a) Each of the Loan Parties has good record and marketable (i) valid title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business and (ii) valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except in each case, for such defects in title or failure to have such or other interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The property of each of the Loan Parties is subject to no Liens, except for Liens permitted by Section 7.01 and such defects in title or failure to have such title or other interest as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 5.08(c), there are no locations where any tangible personal property of any of the Loan Parties is or may be located as of the Closing Date (other than (i) in respect of Excluded Property, (ii) assets temporarily in transit or sent for restoration or repair and (iii) assets temporarily at a customer location).

(d) As of the Closing Date, none of the Loan Parties has any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person that is not described on Schedule 5.08(d). As of the Closing Date, Schedule 5.08(d) accurately sets forth the purpose for which each such deposit account is maintained.

5.09 Environmental Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Borrower Party (including without limitation, its respective facilities or operations) (i) is in violation of any Environmental Law, (ii) has failed to obtain, maintain or comply with any Environmental Permit, (iii) is subject to any Environmental Liability, (iv) is in receipt of any pending notice or claim with respect to any Environmental Liability or (v) has actual knowledge of any facts or circumstances reasonably likely to result in an Environmental Liability.

(b) There have been no releases or discharges of Hazardous Materials on, at, to or from the properties currently owned or operated by the Borrower Parties in amounts or concentrations which (i) constitute a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(c) None of the Borrower Parties is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such investigation or assessment or remedial or response action that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower Parties, formerly owned or operated by any Borrower Party have been disposed of in a manner not reasonably expected to result in liability to any Borrower Party that would reasonably be expected to result in a Material Adverse Effect.

5.10 Taxes. The Borrower Parties have filed all federal, provincial, territorial and state and other tax returns and reports required to be filed, and have paid all federal, provincial, territorial and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each of the Borrowers and their Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canada and Quebec Pension Plans, employment insurance and employee income taxes.

5.11 ERISA Compliance; Canadian Pension Plan and Benefit Plan.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal, provincial, territorial or state laws.

(b) There are no pending or, to the best knowledge of the Borrower Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and no Borrower Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither any Borrower Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Borrower Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan; (vi) the present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits; and (vii) no Borrower Party has any contingent liability with respect to any post-retirement benefit under an employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA (“COBRA”), except with respect to each of the foregoing clauses of this Section 5.11(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) (i) Schedule 5.11 lists all Canadian Defined Benefit Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries or in respect of which they have any liability, (ii) the Canadian Pension Plans are duly registered under the ITA and all other applicable Laws which require registration, (iii) each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable Laws (including any fiduciary, funding, investment and administration obligations), (iv) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Laws, (v) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans, (vi) no promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans, (vii) the pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any such pension fund, (viii) all material reports and disclosures relating to the Canadian Pension Plans required by such plans and any applicable Laws to be filed or distributed have been filed or distributed, (ix) there has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any Canadian Pension Plan under Requirements of Law, (x) there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Canadian Pension Plans or Canadian Benefit Plans, (xi) none of the Canadian Benefit Plans provide for post-retirement benefits, and (xii) each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles), except, with respect to each of the foregoing clauses (ii) through (xii) of this Section 5.11(d), as would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

5.12 Subsidiaries; Equity Interests. As of the Closing Date, each Loan Party has no Subsidiaries other than those specifically disclosed in Schedule 5.12 and indicating whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by each Loan Party free and clear of all Liens except any Lien that is permitted under Section 7.01.

5.13 Margin Regulations; Investment Company Act.

(a) The Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Borrowers or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. The Loan Parties have disclosed to the Administrative Agent all matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, forecasts, other forward-looking information, any budgets and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as amended, modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information, pro forma financial information, budgets, forecasts and other forward-looking information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

5.15 Compliance with Laws. Each Borrower Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. Each Borrower Party owns, or possesses the right to use, all of the trademarks, service marks, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower Party infringes upon any rights held by any other Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.17 Solvency. After giving effect to the Transactions, and before and after giving effect to each Credit Extension, the Borrower Parties, on a consolidated basis, are Solvent. No transfer of property has been or will be made by any Borrower Party and no obligation has been or will be incurred by any Borrower Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower Party.

5.18 Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) no Borrower Party has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five year period preceding the Closing Date and (b) no strike, walkout or work stoppage is pending or, to the knowledge of the Loan Parties, threatened against a Borrower Party.

5.19 Perfection, Etc. Each Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien in the Collateral described therein, subject to the effects of bankruptcy, insolvency or similar laws (including any Debtor Relief Laws) affecting creditors’ rights generally and general principles of equity. Upon the completion of the filings in the applicable filings offices of the financing statements under the Uniform Commercial Code and the PPSA, as applicable, the delivery to the Administrative Agent of all possessory Collateral required to be delivered by the applicable Security Agreement and/or the obtaining of “control” (as defined in the Uniform Commercial Code and the PPSA), as applicable, the Lien granted pursuant to such Security Agreement will constitute a valid and perfected Lien in favor the Administrative Agent, for the benefit of the Secured Parties, in that portion of the Collateral described in such Security Agreement as to which perfection may be obtained by the filing or recording of financing statements (or equivalent documentation) in the office of the Secretary of State or other central filing office in (i) the jurisdiction of incorporation, organization or formation of the applicable Loan Party, (ii) the jurisdiction of the location of the chief executive office or principal place of business of the applicable Loan Party, (iii) the jurisdiction of location of the Collateral or (iv) by obtaining possession or control, in each case, which Lien is superior in right to any other Person in respect of the Collateral (subject to Liens permitted by Section 7.01) having priority under applicable Law in respect of the Collateral.

5.20 PATRIOT Act; OFAC; FCPA; Anti-Money Laundering Laws; Sanctions.

(a) To the extent applicable, each Borrower Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act and (iii) Part II.1 of the Criminal Code, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (“PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism, the United Nations Al-Qaida and Taliban Regulations and any other Order and Regulation made pursuant to the United Nations Act (Canada), and all successors thereto and rules, regulations, directives, guidelines or orders thereunder. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Each Borrower Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Borrower Party, its Subsidiaries and their respective officers and directors, and, to the knowledge of such Borrower Party, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower Party being designated as a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws and applicable Sanctions.

(c) None of the Borrower Parties nor, to the knowledge of the Borrower Parties, any director, officer or employee of any Borrower Party or any agent of such Borrower Party that will act in any capacity in connection with or benefit from the Facilities, is a Sanctioned Person or otherwise the target of or in violation of any applicable Sanctions. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in, or make any payments to (i) a Sanctioned Person, (ii) (A) a Sanctioned Country or government of a Sanctioned Country, (B) an agency of the government of a Sanctioned Country, (C) an organization directly or indirectly controlled by a Sanctioned Country or its government, or (D) a Person that otherwise is the target of any Sanctions.

(d) To the knowledge of each Borrower, no Borrower Party, (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under the PCTFA, 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or any violation of the Bank Secrecy Act, 31 U.S.C. §§ 5311 et. seq. (all of the foregoing, collectively, the “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

5.21 Accounts. With respect to each Account at the time it is shown as an Eligible Account Receivable in a Borrowing Base Certificate:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the ordinary course of business, and, to the extent applicable, substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice or other comparable documentation covering such sale or rendition of services, a copy of which is available to the Administrative Agent on request;

(d) it is not subject to (A) any offset, deduction, defense, dispute, counterclaim or other adverse condition except (i) to the extent permitted by clauses (e) and (o) of the definition of Eligible Accounts Receivable or (ii) arising in the ordinary course of business and disclosed to the Administrative Agent, or (B) any Lien (other than the Administrative Agent’s Lien and other Liens permitted as set forth in clause (l) of the definition of Eligible Accounts Receivable), and it is absolutely owing by the account debtor, without contingency in any respect;

(e) no purchase order, agreement, document or applicable Laws restricts assignment of the Account to the Administrative Agent (except any restriction that is rendered ineffective under the Uniform Commercial Code or the PPSA, as applicable), other than Accounts owing by a Governmental Authority which satisfy the criteria in clause (j) of the definition of Eligible Account Receivable;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the ordinary course of business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to the Administrative Agent hereunder or pursuant to clauses (e) and (o) of the definition of Eligible Accounts Receivable; and

(g) unless otherwise disclosed to the Administrative Agent, to the Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account in any material respect; (ii) the account debtor had the capacity to contract when the Account arose, continues to meet the applicable Loan Party’s customary credit standards, is Solvent, is not contemplating or subject to any proceeding under any Debtor Relief Laws, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any account debtor that would reasonably be expected to have a material adverse effect on the account debtor’s financial condition.

5.22 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

5.23 Use of Proceeds. The Borrowers and their Subsidiaries will use the proceeds of the Credit Extensions for the purposes set forth in Section 6.11.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not have been paid in full or shall remain unsatisfied, or any Letter of Credit shall remain outstanding (other than in respect of contingent indemnification and reimbursement obligations for which no claim has been made), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each other Borrower Party to:

6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) as soon as available, but in any event within one hundred and five (105) days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each fiscal year of the Parent, commencing with the fiscal year ending December 31, 2017, (x) a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP in all material respects, audited and accompanied by a report and opinion from PricewaterhouseCoopers LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (but that may include a “going concern” statement that is due to the impending maturity within 12 months of any indebtedness or an impending or potential breach of any financial covenant after the date of such opinion) and (y) a copy of management’s discussion and analysis with respect to the financial statements of such fiscal year in form and detail reasonably consistent with the requirements of a company subject to periodic reporting with the SEC;

(b) as soon as available, but in any event (i) except as otherwise provided in clause (ii) below, within fifty five (55) days (or such earlier date on which the Parent is required (after giving effect to any extensions granted by the SEC) to make any public filing of such information) after the end of each fiscal quarter of the Parent, commencing with the fiscal quarter ending June 30, 2017 and (ii) for the fiscal quarter ending prior to the fiscal quarter in which a Qualified IPO has been consummated, within fifty-five (55) days after the consummation of the Qualified IPO, (x) a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form (to the extent applicable and, in any event, without requiring restatements for discontinued operations) the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes (except with respect to the cash flow statements which may be non-GAAP cash flow statements prepared by management substantially in the form historically prepared by management) and (y) a copy of management’s discussion and analysis with respect to the financial statements of such fiscal quarter in form and detail reasonably consistent with the requirements of a company subject to periodic reporting with the SEC; and

(c) commencing with the first full calendar month after the six month anniversary of the Closing Date and continuing only through the month immediately preceding the occurrence of a Qualified IPO, for any fiscal month end period, no earlier than thirty (30) days after the end of each fiscal month, and as soon as available thereafter so long as it is not more than thirty-five (35) days after the end of each fiscal month, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such month, and the income statements prepared by management for such month, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition the Parent and its Subsidiaries; provided that, in the case of a fiscal month that coincides with the end of a fiscal quarter or with the end of a fiscal year, the requirement to deliver monthly financial statements under this clause (c) shall not apply.

6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers (i) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, the nature and extent thereof and the expected remedial actions, (ii) certifying that such financial statements fairly present in all material respects the financial condition and results of operations in accordance with GAAP and (iii) setting forth reasonably detailed financial covenant calculations and a customary certification as to whether or not the financial covenant in Section 7.11 is being tested at the time of such delivery (which delivery may be by electronic communication including telecopier or other electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after the same are available copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or notices received by any Loan Party (other than in the ordinary course of business), periodic statement or report (other than routine administrative communications) furnished to any holder of debt securities of any Loan Party pursuant to the terms of any Junior Financing Documentation in a principal amount greater than $50,000,000 and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) promptly after the receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries;

(e) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), a report supplementing Schedule 5.08(c) and Schedule 5.08(d) hereto; and

(f) prior to the occurrence of a Reporting Trigger Event (and after a Reporting Trigger Event (i) if caused by clause (a) of the definition thereof, until Excess Availability exceeds the threshold required thereby for twenty (20) consecutive days or (ii) if caused by clause (b) of the definition thereof, until such Specified Event of Default is no longer continuing), the Borrowers shall, by the 25th day of each month, deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous month, provided that, prior to the Deemed Borrowing Base Termination Date, the Borrowers shall, by the 25th day of each month, deliver a Gross Asset Certificate in lieu of a Borrowing Base Certificate as set forth herein, provided further that, the Borrowers shall deliver a Borrowing Base Certificate on the Deemed Borrowing Base Termination Date and thereafter, each Borrowing Base Certificate as set forth in this Section 6.02(f). After the occurrence of a Reporting Trigger Event caused by clause (a) of the definition thereof, until such time as Excess Availability exceeds the threshold required thereby for twenty (20) consecutive days and, in the case of a Reporting Trigger Event resulting from the occurrence and continuation of a Specified Event of Default, Borrowers shall, on the Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the last Business Day of the immediately preceding week. All calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and signed by a Responsible Officer of the Borrowers, provided that the Administrative Agent may, in its Permitted Discretion, from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Collection Account or otherwise; (b) to adjust Reserves and standards of eligibility to reflect changes in dilution, quality, mix and other factors affecting the Collateral as otherwise permitted by this Agreement or identify Accounts, Inventory, cash or Cash Equivalents that should be ineligible for purposes of calculating the Borrowing Base in accordance with this Agreement; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Reserves; provided that, the Administrative Agent shall provide the Borrower notice of such determination of Reserves or modifications of the standards of eligibility not less than five (5) Business Days before such adjustments are made to the Borrowing Base. The Administrative Agent may, but shall not be required to, rely on each Borrowing Base Certificate delivered hereunder as accurately setting forth the available Borrowing Base for all purposes of this Agreement until such time as a new Borrowing Base Certificate is delivered to the Administrative Agent in accordance herewith. At the election of the Borrowers, Borrowing Base Certificates may be prepared and submitted to the Administrative Agent and the Lenders on a more frequent basis than required by this Section 6.02(f), provided that such certificate complies with the requirements set forth elsewhere herein, provided, further, that in the event that, pursuant to this sentence, the Borrowers elect to submit a Borrowing Base Certificate more frequently than otherwise required by this Section 6.02(f), the Borrowers shall be required to continue to submit Borrowing Base Certificates on the same frequency basis for the sixty (60) consecutive days following the submission of such Borrowing Base Certificate;

(g) promptly, and in any event within twenty-five (25) days following the end of each month, in each case, in a form and format as may be readily available to management consistent with normal business practices: (i) an aggregated compilation of each Loan Party’s trade payables, and at the Administrative Agent’s reasonable request, a detailed trade payable aging, all in form reasonably satisfactory to the Administrative Agent, (ii) a schedule or report of Inventory owned by each Loan Party by location and category, (iii) a detailed aged trial balance of all Accounts as of the end of the preceding month, and (iv) a schedule, report or copy of account statements detailing Unrestricted Cash as of the end of the preceding month, with information regarding balances and the number and financial institution of the account where such Unrestricted Cash is held; provided that, in the case of a Reporting Trigger Event, such schedule, report or copy of account statements detailing Unrestricted Cash as of the end of the last Business Day of the immediately preceding week shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day);

(h) promptly upon the occurrence of an event described in clause (i) or (ii) of this Section 6.02(h), and on a weekly basis thereafter during the continuation of such event, reports, materials and other information of the Loan Parties’ Unrestricted Cash, as of the close of business on the Business Day immediately preceding the date on which such information is delivered, from banking institutions maintaining such Unrestricted Cash, which may include the delivery of account balances, statements, or screenshots or providing the Administrative Agent with access to such information, in each case as the Administrative Agent may reasonably request at all times (i) during the period after the Closing Date through the Deemed Borrowing Base Termination Date, if the Total Outstandings are greater than zero, or (ii) after the Deemed Borrowing Base Termination Date, if the Total Outstandings exceed an amount equal to the difference between (x) the total Borrowing Base set forth in the most recently delivered

Borrowing Base Certificate minus (y) the Unrestricted Cash included in the Borrowing Base pursuant to clause (d) of the definition thereof (determined by reference to the amount of such Unrestricted Cash set forth in the most recently delivered Borrowing Base Certificate, Committed Loan Notice, Swing Line Loan Notice, Letter of Credit Application or Unrestricted Cash reporting materials delivered pursuant to this Section 6.02(h), as the case may be); and

(i) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Borrower Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed delivered on the date on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding the foregoing, any delivery of reports or other information required by Section 6.01 or Section 6.02 shall be deemed satisfied or made when any such reports or information have (A) been posted on the Internet website of the SEC (http://www.sec.gov) or (B) have been posted on the Parent’s Internet website as previously identified to the Administrative Agent and the Lenders.

Unless otherwise required by the Administrative Agent, all documents and other information required to be provided to the Administrative Agent pursuant to Section 6.02(f) or 6.02(g) may be delivered to the Administrative Agent through the Approved Electronic Communication System.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly (but in any event within five (5) Business Days after a Responsible Officer of a Borrower becomes aware thereof) notify the Administrative Agent:

(a) of the occurrence of any Event of Default;

(b) to the extent any such matter has resulted or would reasonably be expected to result in a Material Adverse Effect of any (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation or proceeding between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws and/or in respect of IP Rights, or (iv) the occurrence of any ERISA Event;

(c) of any action arising under any Environmental Law against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower Parties.

Each notice pursuant to this Section 6.03(a), (b) or (c) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.    Any notice or required to be delivered by Section 6.03(d) shall be deemed satisfied when any such relevant notice has (A) been posted on the Internet website of the SEC (http://www.sec.gov) or (B) has been posted on the Parent’s Internet website as previously identified to the Administrative Agent and the Lenders; provided that, the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such notice and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such notice and any related documents; provided further that, the failure to so notify the Administrative Agent shall not affect the validity or effectiveness of a notice otherwise given pursuant to this paragraph.

6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower Party; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Liens permitted under Section 7.01); except, in each case, to the extent the failure to pay or discharge the same would not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. (i) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies, engaged in the same or similar business, operating in generally the same or similar locations, and (ii) (A) cause the Administrative Agent (for the benefit of the Lenders), to be listed as a lender loss payee on property and casualty policies solely to the extent they relate to the Collateral and (B) cause the Administrative Agent, for the benefit of the Lenders, to be listed as an additional insured on liability policies.

6.08 Compliance with Laws.

(a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) Canadian Pension Plans and Benefit Plans.

(i) For each existing, or hereafter adopted, Canadian Pension Plan and Canadian Benefit Plan, each Loan Party will, and will cause each Subsidiary to, in a timely fashion comply with and perform in all respects all of its obligations under and in respect of such Canadian Pension Plan or Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(ii) All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Loan Party and each Subsidiary of each Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws except as would not reasonably be expected to have a Material Adverse Effect.

(iii) The Loan Parties shall deliver to the Administrative Agent (i) notification of any change to the funded status of a Canadian Defined Benefit Pension Plan that could potentially have a Material Adverse Effect; (ii) notification within thirty (30) days of the establishment of any new Canadian Defined Benefits Plan, or the commencement of contributions to any such plan to which any Loan party was not previously contributing; and (iii) notification within thirty (30) days of any voluntary or involuntary termination of a Canadian Defined Benefit Pension Plan.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower Parties as the case may be.

6.10 Inspection Rights; Appraisals. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to conduct field examinations, to conduct appraisals, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at the reasonable and documented expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, that, for the avoidance of doubt, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10. Subject to the proviso below, the Administrative Agent has the right to conduct one (1) field examination and one (1) Inventory Appraisal during any twelve-month period at the expense of the Borrowers; provided, that (i) when Excess Availability for five (5) consecutive Business Days is less than the greater of (A) fifteen percent (15%) of the Line Cap or (B) $30,000,000 (and until Excess Availability has exceeded the greater of such amount for twenty (20) consecutive days), the Administrative Agent may conduct up to each of two (2) field examinations and two (2) Inventory Appraisals during any twelve-month period at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice to the Borrowers; or (ii) in the Permitted Discretion of the Administrative Agent and upon the occurrence and during the continuation of a Specified Event of Default, the Administrative Agent may conduct up to each of four (4) field examinations and four (4) Inventory Appraisals during any twelve-month period at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice to the Borrowers (it being understood that such limit on the number of field exams and Inventory Appraisals is inclusive of any already undertaken during the course of such twelve-month period). The Administrative Agent and the Lenders shall give the Borrowers the opportunity to be present (or available by telephone) to participate in any discussions with the Borrowers’ accountants. Notwithstanding anything herein to the contrary, the Administrative Agent shall not conduct additional field examinations pursuant to the proviso of the sentence appearing two sentences above in this Section 6.10 during the period from the Closing Date until August 28, 2017.

6.11 Use of Proceeds. Use the proceeds of the Loans (a) if requested by the Borrowers on the Closing Date, for payment of certain costs, fees and expenses associated with the closing of the Agreement and the Transactions and (b) from time to time for working capital (including the purchase of Inventory and Equipment), Capital Expenditures and other general corporate purposes of the Borrowers and their Subsidiaries (including Permitted Acquisitions and other Investments) and any other purpose not prohibited by this Agreement, in each case, not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) (i) Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than a Foreign Subsidiary or an Excluded Subsidiary) by any Loan Party (provided that each of (A) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary, (B) any Foreign Subsidiary ceasing to be a Foreign Subsidiary but remaining a Restricted Subsidiary and (C) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary, in each case, for all purposes of this Section 6.12), (ii) upon the acquisition of any personal property constituting Collateral (and for the avoidance of doubt excluding any Excluded Property (as defined in the applicable Security Agreement)) by any Loan Party, which personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, or (iii) upon the consummation of a Qualified IPO, as applicable, then the Borrowers shall, in each case at the Borrowers’ expense:

(i) in connection with the formation or acquisition of a Restricted Subsidiary of the Borrowers, within sixty (60) days after such formation or acquisition or such longer period as the Administrative Agent may reasonably agree, cause each such Restricted Subsidiary that is neither a Foreign Subsidiary nor an Excluded Subsidiary, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement or otherwise becomes a party to the Guaranty, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii) in connection with the formation or acquisition of a Restricted Subsidiary of the Borrowers, (x) within thirty (30) days thereafter, furnish to the Administrative Agent a description of the personal property not consisting of Excluded Property of such new Restricted Subsidiary and its Subsidiaries (other than Foreign Subsidiaries or Excluded Subsidiaries) in detail reasonably satisfactory to the Administrative Agent and (y) within sixty (60) days thereafter, (1) duly execute and deliver, and cause each such Restricted Subsidiary that is not a Foreign Subsidiary or an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and subject to the applicable limitations in the existing Collateral Documents), securing payment of all the Obligations, as the case may be, under the Loan Documents and constituting valid and subsisting Liens on all such properties constituting Collateral and (2) promptly following the reasonable request of the Administrative Agent, deliver to the Administrative Agent, a signed copy of a customary legal opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters relating to such new Subsidiary and related collateral requirements under this Section 6.12(a) as the Administrative Agent may reasonably request (in each case of any timing requirement set forth in this clause (ii), within such longer period as the Administrative Agent may reasonably agree);

(iii) upon the consummation of a Qualified IPO, or such longer period as the Administrative Agent may reasonably agree, cause PublicCo to (A) duly execute and deliver to the Administrative Agent (1) a joinder to this Agreement, whereby PublicCo will become a Borrower hereunder and guarantee the other Loan Parties’ obligations under the Loan Documents to the extent required under this Agreement, (2) a joinder to any Note issued and outstanding at such time and (3) a Security Agreement Supplement, securing payment of all the Obligations of PublicCo under the Loan Documents and constituting Liens on all such properties constituting Collateral, (B) subject to the applicable limitations set forth in the Collateral Documents, take whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, and the giving of notices) may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties which are part of the Collateral purported to be subject to the Security Agreement Supplements, and security agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, and (C) deliver to the Administrative Agent, a signed copy of a customary legal opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters relating to PublicCo and related collateral requirements under this Section 6.12 as the Administrative Agent may reasonably request; and

(iv) subject to the applicable limitations (or grace periods) set forth in the Collateral Documents, at any time and from time to time, promptly execute and deliver any and all further notices, instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or advisable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements and security agreements.

(b) Notwithstanding the foregoing, the Administrative Agent shall not require a pledge of, or take a security interest in or perfect a security interest in, those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the costs (including adverse tax consequences) of obtaining such Lien, pledge or security interest (including any stamp, intangibles or other tax) exceed the benefit to the Lenders of the security afforded thereby or in Excluded Property.

(c) Notwithstanding the foregoing or anything else to the contrary herein, to the extent not completed on or prior to the Closing Date, the actions described on Schedule 6.12(c) shall be completed after the Closing Date within the applicable time period set forth on such schedule or by such later date to which the Administrative Agent may agree in its reasonable discretion.

(d) Notwithstanding the forgoing or anything else to the contrary, upon the election of the Borrowers to join Guarantors pursuant to clause (c) of the definition of Guarantors, such new Guarantor shall cause to be delivered to the Administrative Agent the deliverables contemplated in Section 6.12(a).

6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect:

(a) comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; and

(b) obtain and maintain all Environmental Permits necessary for its operations and properties.

6.14 Further Assurances. Promptly upon written request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) subject to any applicable limitations in the Collateral Documents and Section 6.12(b), do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents. Notwithstanding anything else to the contrary in this Agreement or any other Loan Document, no Loan Party shall be required to take any perfection steps in a jurisdiction outside of the United States and/or Canada.

6.15 PATRIOT Act; OFAC; FCPA; Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions. The Borrower Parties shall use commercially reasonable efforts to conduct their business in compliance in all material respects with the laws referenced in Section 5.20. Each Borrower Party will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by such Borrower Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.16 Cash Management.

(a) The Borrowers shall instruct (whether by notation on invoices or other means) all account debtors to deposit all payments directly to, and shall use commercially reasonable efforts to continue to ensure that all payments on Accounts of the Loan Parties or otherwise relating to the Collateral are made directly to, the Collection Account or to a lockbox in the United States or Canada, as applicable, relating to the Collection Account (the “Lockbox”) in a manner reasonably acceptable to the Administrative Agent. Without limiting the foregoing, at all times from and after the Closing Date, the Loan Parties shall cause substantially all remittances representing collections and proceeds of Collateral to be sent to the Lockbox for the processing of such items in accordance with the provisions, terms and conditions of the lock box agreement. The Administrative Agent shall have exclusive control at all times over the Collection Account and the disbursement of funds out of the Collection Account (subject to the right of the Borrowers described in Section 6.12(c) and Section 6.16(b)), which funds on deposit in the Collection Account shall be collateral security for the Obligations at all times. In the event that, notwithstanding the provisions of this Section 6.16, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall promptly after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(b) Prior to the occurrence of a Cash Dominion Trigger Event (or following the termination of such Cash Dominion Trigger Event as described below), the Administrative Agent will release (or permit the release of) funds in the Collection Account to the Primary Operating Account. Following the occurrence of a Cash Dominion Trigger Event (until the termination of such Cash Dominion Trigger Event as described below), the Administrative Agent will apply on a daily basis all or any portion of the account balances in the Collection Account to the outstanding principal or interest of any Loans or any other Obligations (without a corresponding reduction of the Revolving Credit Commitment) and (ii) upon the request of the Administrative Agent, the Loan Parties shall use commercially reasonable efforts to cause bank statements and/or reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Lockbox. A Cash Dominion Trigger Event shall be deemed to have terminated when Excess Availability has exceeded the Liquidity Threshold for twenty (20) consecutive calendar days or the Specified Default giving rise to the Cash Dominion Trigger Event is no longer continuing.

(c) The Loan Parties shall not open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution other than (i) JPMCB (with respect to accounts in the United States), (ii) CIBC (with respect to accounts in Canada), (iii) Citibank (or one of its Affiliates) (with respect to accounts in Canada), and/or (iv) any Lender (with respect to accounts in the United States or Canada), or any other account (other than a deposit account) where money is or may be deposited or maintained with any Person, other than (x) accounts established after the Closing Date that are subject to Control Agreements reasonably acceptable to the Administrative Agent in accordance with the applicable Security Agreement and (y) other accounts established after the Closing Date solely as Excluded Accounts (as defined in the applicable Security Agreement); provided that with respect to any such account of a Person acquired in connection with a Permitted Acquisition hereunder that is or will becomes a Loan Party, the Borrowers shall have sixty (60) days (or such longer period of time as the Administrative Agent may agree in its reasonable discretion) following the consummation of such Permitted Acquisition to cause such Person to either (A) close the applicable account or (B) cause such account to become subject to a customary Control Agreement reasonably acceptable to the Administrative Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not have been paid in full or shall remain unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized in accordance with the terms hereof or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place (other than in respect of contingent indemnification and reimbursement obligations for which no claim has been made)), the Loan Parties shall not, nor shall they permit any other Borrower Party to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any modifications, replacements, renewals or extensions thereof permitted by Section 7.03; provided, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) and proceeds and products thereof, (ii) solely with respect to the Collateral, the Lien does not have priority over the Lien in favor of the Administrative Agent, (iii) the amount secured or benefited by the Lien is not increased (other than as permitted by Section 7.03) and (iv) the direct or any contingent obligor with respect thereto has not changed;

(c) Liens for taxes, assessments or governmental charges which are not overdue or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens of landlords, lessors, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, in each case, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit and bank guarantees issued for the benefit of) insurance carriers providing property, casualty or liability insurance to any Borrower Party;

(f) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(g) (i) easements, covenants, conditions, building code laws, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects and survey matters that are disclosed by current surveys affecting real property which do not secure obligations for borrowed money, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower Parties taken as a whole, (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party (in each case, other than a Borrower Party) on property over which a Borrower Party has easement rights or on any leased property with respect to which a Borrower Party is the tenant and subordination or similar arrangements relating thereto and (iii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens (i) securing judgments for the payment of money not constituting an Event of Default under this Agreement and (ii) in respect of notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such notices and rights and for which adequate reserves with respect to thereto have been made on the books of the applicable Person to the extent required by GAAP;

(i) Liens securing Indebtedness permitted under Section 7.03(b)(v); provided, that such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof;

(j) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(k) Liens on Excluded Property (including similar property of any Borrower Party not a Loan Party);

(l) [reserved];

(m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Borrower Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or comparable PPSA provision) on items in the course of collection, (ii) encumbering reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(o) Liens (i) on cash advances, earnest money deposits or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i), (o), or (p) to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Acquisition (including any letter of intent or purchase agreement with respect to such Investment or Acquisition), or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment, Acquisition or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(p) Liens on property of any Restricted Subsidiary that is a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary to the extent permitted under Section 7.03(b)(vi);

(q) Liens in favor of a Borrower Party securing Indebtedness permitted under Section 7.03(b)(iv) (including the applicable subordination provisions thereof);

(r) Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof; provided, that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof) and (iii) the Indebtedness secured thereby is permitted under Section 7.03(b)(v) or (b)(vii);

(s) (i) Liens arising from precautionary Uniform Commercial Code or PPSA financing statement filings regarding “true” leases entered into by any Borrower Party in the ordinary course of business and (ii) Liens on equipment of any Borrower Party granted in the ordinary course of business to a client or supplier at which such equipment is located;

(t) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease or license agreement (including software and other technology licenses) in the ordinary course of business and not materially interfering with the business of the Borrower Parties taken as a whole;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Borrower Party in the ordinary course of business;

(v) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(w) [reserved];

(x) Liens securing Indebtedness permitted under Sections 7.03(a) (solely with respect to Secured Hedge Agreements permitted to constitute Secured Obligations), 7.03(b)(ii)(to the extent related to secured debt on Schedule 7.03), (b)(iii) (to the extent the related permitted Indebtedness is permitted to be secured), (b)(iv), (b)(x), (b)(xiv), (b)(xv), (b)(xvi), (b)(xvii), (b)(xix), (b)(xx) or (b)(xxi) (in each case subject to the conditions applicable to secured Indebtedness set forth therein);

(y) Liens on Cash Collateral granted in favor of any Lender and/or L/C Issuer created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement;

(z) Liens incurred by a Restricted Subsidiary that is not a Loan Party securing any Indebtedness permitted under Section 7.03;

(aa) [reserved];

(bb) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Borrower Party or (iii) relating to purchase orders and other agreements entered into with customers of a Borrower Party in the ordinary course of business;

(cc) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower Parties taken as a whole;

(dd) [reserved];

(ee) (i) deposits made in the ordinary course of business with respect to insurance policies and (ii) Liens arising by operation of law or contract on insurance policies and the proceeds thereof, in each case securing the financing of the premiums, liability for premiums, reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers with respect to such insurance policies;

(ff) utility and similar deposits in the ordinary course of business; and

(gg) other Liens securing Indebtedness and other obligations outstanding in an aggregate principal amount outstanding not to exceed $25,000,000 so long as (i) such Liens do not attach to any Collateral or (ii) if secured by any Collateral (excluding Liens arising solely by operation of Law), is secured on a junior basis by such portion of the Collateral and an intercreditor agreement has been entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers.

7.02 Investments. Make or hold any Investments, except:

(a) Investments held by a Borrower Party in the form of Cash Equivalents;

(b) (i) loans or advances to officers, directors and employees of any Borrower Party (A) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including advance payroll or bonus payments) and (B) for any other purpose not described in the foregoing clause (i)(A), provided that the aggregate amount outstanding under this clause (i)(B) shall not exceed $2,500,000 at any time outstanding and (ii) Investments made pursuant to (A) employment and severance arrangements with officers and employees and (B) stock option plans and employee benefit plans and arrangements, in each case in the ordinary course of business;

(c) Investments (i) by any Borrower Party in LuxCo which shall be used by LuxCo (x) to make an Investment in, or any other payment to, any Loan Party substantially contemporaneously therewith or (y) for any other purpose not identified in the foregoing clause (x), (ii) by LuxCo in any Borrower Party, (iii) by a Borrower Party in any Loan Party (including any new Restricted Subsidiary that becomes a Loan Party), (iv) by any Restricted Subsidiary of a Borrower that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party, (v) by any Loan Party in any Restricted Subsidiary that is not also a Loan Party; provided that the aggregate amount of Investments permitted by clauses (i)(y) and (v) hereof and Indebtedness permitted pursuant to Section 7.03(b)(iv)(C) shall not exceed $2,500,000 at any one time outstanding and (vi) by any Borrower Party in Restricted Subsidiaries that are not Loan Parties so long as such transactions are part of a series of simultaneous transactions that result in the proceeds of the initial Investment being invested in one or more Loan Parties (or, if the initial proceeds to be invested pursuant to such Investment were originally held at a Restricted Subsidiary that is not a Loan Party, a Restricted Subsidiary that is not a Loan Party);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including, but not limited to, advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary to prevent or limit loss, and Investments consisting of prepayments and deposits to suppliers in the ordinary course of business;

(e) Investments arising out of transactions permitted under Sections 7.01, 7.03 (including, without limitation, Investments in permitted Swap Contracts), 7.04, 7.05, 7.06, 7.08 and 7.14;

(f) Investments existing or for which binding commitments (whether or not subject to conditions) exist on the date hereof and set forth on Schedule 7.02 and any modification, replacement, renewal or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Parent or any of its Subsidiaries;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of (a) all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or (b) a majority of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary that is owned directly by a Borrower or one or more of its wholly owned Restricted Subsidiaries of a Borrower (including, without limitation, as a result of a merger, amalgamation or consolidation) (each of (a) and (b), an “Acquisition”); provided however, that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) the Loan Parties shall have satisfied the Payment Conditions;

(B) each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 within the time limits provided for thereunder (or such later date as may be reasonably agreed to by the Administrative Agent);

(C) no Event of Default shall have occurred and be continuing or would result from such Permitted Acquisition (subject to the provisions of Section 1.09(b) if such acquisition is a Limited Condition Acquisition);

(D) the Borrowers shall have notified in writing the Administrative Agent of the material terms of the Acquisition and the nature of the acquired business;

(E) the Borrowers shall have delivered to the Administrative Agent, on behalf of the Lenders, on or prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied (subject to applicable grace periods in the case of the requirement in clause (i)(B) above) on or prior to the consummation of such purchase or other acquisition; and

(F) if such Permitted Acquisition is funded all or in part with the proceeds of a Revolving Credit Loan, it shall be consummated substantially concurrently with the funding of such Revolving Credit Loan;

provided that if the cash consideration for any such Permitted Acquisition is less than $25,000,000 the Borrowers shall only be required to comply with clauses (A) and (F) (if applicable) above.

(j) so long as no Event of Default shall have occurred and be continuing, Investments in Joint Ventures in which a Loan Party owns or controls a majority of the outstanding Equity Interests, such Investments not to exceed $25,000,000 in the aggregate at any one time outstanding; provided, that prior to making any Investments under this Section 7.02(j), the Borrowers shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating that, after giving Pro Forma Effect to such Investment(s), the Loan Parties would be in compliance with the financial covenant set forth in Section 7.11 (whether or not it would otherwise be tested);

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case, to the extent reasonably necessary to prevent or limit loss;

(m) Investments in connection with any IPO Restructuring Transaction;

(n) loans and advances to PublicCo in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to PublicCo in accordance with Sections 7.06 and 7.08, as applicable;

(o) other Investments not exceeding at any one time outstanding $25,000,000 at the time of such Investment, so long as immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing;

(p) additional Investments (including Acquisitions) so long as after giving Pro Forma Effect thereto, the Payment Conditions are satisfied;

(q) any Investment to the extent that payment for such Investment is made solely with, or with the cash proceeds of the issuance of, Equity Interests (other than Disqualified Equity Interests) of the Company or PublicCo (or any direct or indirect parent thereof) or with the cash proceeds of capital contributions to the Company or PublicCo from one or more of the holders of its Equity Interests;

(r) [reserved];

(s) Investments of a Person in existence at the time such Person becomes a Restricted Subsidiary, including of a Person that is (i) merged or amalgamated or consolidated into the Borrowers or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 or (ii) subject to a Subsidiary Redesignation, in each case, after the Closing Date to the extent that such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary, and were in existence on the date of such acquisition, merger, amalgamation, consolidation or Subsidiary Redesignation;

(t) any Investment made with Excluded Property (including similar types of property of any Borrower Party that is not a Loan Party), including, in each case, any such Investment made in an Unrestricted Subsidiary or joint venture (or similar entity);

(u) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business.

(v) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplation thereof;

(w) Investments in receivables owing to any Borrower Party created or acquired in the ordinary course of business;

(x) Investments consisting of cash earnest money deposits required in connection with any purchase agreement, letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder;

(y) Guarantee obligations of any Borrower Party in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Borrower Party to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(z) lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business;

(aa) [reserved]; and

(bb) any Investment consisting of current liabilities in connection with the Transition Services Agreement.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness in respect of Swap Contracts designed to hedge directly against fluctuations in interest rates, foreign exchange rates or commodities risks incurred in the ordinary course of business and consistent with prudent business practice and not for speculative purposes or taking a “market view”;

(b) in the case of the Borrower Parties:

(i) Indebtedness of the Loan Parties under the Loan Documents;

(ii) Indebtedness outstanding or committed to be incurred on the date hereof and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(iii) Guarantees by any Borrower Party in respect of Indebtedness of a Borrower Party otherwise not prohibited hereunder;

(iv) Indebtedness of (A) any Loan Party owing to any other Loan Party, (B) any Restricted Subsidiary that is not a Loan Party owed to (1) any other Restricted Subsidiary that is not a Loan Party or (2) any Loan Party in respect of any Investment permitted under Section 7.02(c) or Section 7.02(o), (C) any Loan Party owing to any Restricted Subsidiary which is not a Loan Party, and (D) LuxCo owed to any Loan Party as intercompany Indebtedness; provided, that all such Indebtedness (other than in respect of any Investment permitted under Section 7.02(c)(i)(x)) of any Loan Party permitted by clause (iv)(C) hereof owing to a Restricted Subsidiary that is not a Loan Party (including LuxCo so long as LuxCo is not a Loan Party) must be expressly subordinated to the Obligations and the aggregate amount of all such Indebtedness of any Loan Party permitted by clause (iv)(C) and Investments permitted by Section 7.02(c)(i)(y) and (v) shall not exceed $2,500,000 at any one time outstanding;

(v) (A) Attributable Indebtedness, Capitalized Leases and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) for fixed or capital assets within the limitations set forth in Section 7.01(i) and (B) any Permitted Refinancing of the foregoing; provided that (i) the outstanding aggregate principal amount permitted by this clause (v) shall not exceed at any one time $100,000,000, (ii) such Indebtedness is incurred prior to or within two hundred seventy days (270) after such acquisition, lease, construction or improvement (other than Permitted Refinancing thereof), (iii) such Indebtedness does not exceed the cost of acquisition, lease, construction or improvement of such fixed or capital assets, and (iv) such assets shall not be included in the Borrowing Base;

(vi) Indebtedness of non-Loan Party Restricted Subsidiaries that are Foreign Subsidiaries or Excluded Subsidiaries described in clauses (a)(i) or (a)(ii) of the definition of Excluded Subsidiary in an aggregate principal amount at any one time outstanding for all such Persons taken together not to exceed $50,000,000 at the time of such incurrence;

(vii) (A) Indebtedness of a Person that becomes a Restricted Subsidiary acquired or assumed as the result of a Permitted Acquisition or other Investment permitted hereunder; provided that (1) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and was not created in anticipation thereof, (2) no Event of Default shall have occurred and be continuing both before and immediately after giving effect to the related Permitted Acquisition and the incurrence of such Indebtedness (subject to the provisions of Section 1.09(b) if such acquisition is a Limited Condition Acquisition), (3) the amount of such Indebtedness is not increased, and (4) such Indebtedness does not include any financial maintenance covenants and (B) any Permitted Refinancing of the foregoing; provided, further, that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (vii) shall not exceed $100,000,000 at any time;

(viii) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any Permitted Acquisition or other Investment permitted hereunder; provided that such Indebtedness (other than Earn-Out Obligations) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent, provided, further, that any such Indebtedness constituting Earn-Out Obligations is paid within thirty (30) days after such amount becomes due;

(ix) Indebtedness representing deferred compensation or stock-based compensation to employees of any Borrower Party incurred in the ordinary course of business;

(x) Indebtedness of any Borrower Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company or PublicCo permitted by Section 7.06;

(xi) Indebtedness consisting of customary purchase price and similar adjustments in respect of Indebtedness incurred by a Borrower Party in a Permitted Acquisition (or other acquisition constituting an Investment permitted by Section 7.02) or Disposition permitted by Section 7.05;

(xii) (A) Indebtedness consisting of (1) Permitted Seller Financing and/or (2) unsecured obligations of the Borrower Parties under deferred consideration or other similar arrangements incurred by such Person in connection with Permitted Acquisitions; provided that any such Indebtedness incurred under this clause (xii) in excess of $2,500,000 at any one time outstanding, shall be expressly subordinated to the prior payment in full of the Obligations on terms reasonably acceptable to the Administrative Agent and (B) any Permitted Refinancing thereof; provided, that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (xii) shall not exceed $25,000,000 at any time;

(xiii) Indebtedness (A) in respect of Cash Management Agreements, (B) in respect of netting services, automatic clearing house arrangements, overdraft protections and similar arrangements incurred in the ordinary course of business (including in respect of any Cash Management Agreements) and (C) arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten (10) Business Days of its incurrence;

(xiv) Indebtedness in an aggregate principal amount not to exceed at any time outstanding $75,000,000 at the time of incurrence, provided, that such Indebtedness (x) is unsecured or is not secured by any Collateral or (y) if secured by any Collateral (excluding Liens arising solely by operation of Law), is secured on a junior basis by such portion of the Collateral and an intercreditor agreement has been entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers;

(xv) Indebtedness consisting of (A) the financing of insurance premiums in the ordinary course of business, (B) warehouse receipts or similar instruments issued or created in the ordinary course of business, (C) letters of credit or bank guarantees with respect to workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims and (D) take or pay obligations in supply arrangements in the ordinary course of business;

(xvi) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by a Borrower Party in the ordinary course of business;

(xvii) Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(xviii) [reserved];

(xix) to the extent constituting Indebtedness, obligations in respect of customer deposits and advance payments received in the ordinary course of business;

(xx) (A) other Indebtedness of a Loan Party to finance a Permitted Acquisition; provided, that (1) no Event of Default shall have occurred and be continuing both before and immediately after giving effect to the incurrence of such Indebtedness, (2) immediately after giving Pro Forma Effect to any such Indebtedness, the Borrower Parties shall be in Pro Forma Compliance with the financial covenant set forth in Section 7.11 (whether or not it would otherwise be tested), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Permitted Acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the Chief Financial Officer (or if none serving, any principal financial officer) of the Borrowers demonstrating such compliance calculation in reasonable detail, (3) Excess Availability shall be not less than the Liquidity Threshold both before and after giving effect to such Permitted Acquisition, (4) such Indebtedness shall have a final maturity no earlier than 180 days after the Latest Maturity Date, (5) such Indebtedness does not include any financial maintenance covenants and (6) such Indebtedness (x) is unsecured or (y) if secured, (i) is issued in lieu of additional Loans otherwise available pursuant to Section 2.14 (it being understood that the then applicable aggregate maximum permitted amount of such additional Loans permitted to be incurred hereunder on or after the date of such incurrence of Indebtedness in reliance on this clause (xx) shall be reduced on a dollar for dollar basis) and (ii) if secured by any Collateral, is secured on a junior basis by such portion of the Collateral and an intercreditor agreement has been entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers and (B) any Permitted Refinancing thereof;

(xxi) additional Indebtedness so long as (i) no Event of Default under Section 9.01(a) or (f) shall have occurred and be continuing or would result from the incurrence of such Indebtedness and (ii) after giving Pro Forma Effect thereto and the use of proceeds thereof the Consolidated Total Leverage Ratio of the Borrower Parties is equal to or less than 4.75 to 1.0, provided, that such Indebtedness may be secured ((x) on a senior basis to the Secured Obligations with respect to assets of the Borrower Parties not included in the Collateral and (y) on a junior basis to the Secured Obligations with respect to the Collateral) so long as after giving Pro Forma Effect thereto and the use of proceeds thereof the Consolidated Secured Leverage Ratio of the Borrower Parties is equal to or less than 3.50 to 1.0, provided, further, that Indebtedness incurred pursuant to this Section 7.03(b)(xxi) shall (A) have a final maturity no earlier than 180 days after the Latest Maturity Date, (B) solely to the extent such debt is secured on a junior basis by a portion of the Collateral, an intercreditor agreement has been entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers and (C) in the case of any such debt in the form of notes, shall not contain any financial maintenance covenants (it being understood that such limitation on financial maintenance covenants shall not apply to term loans or other forms of bank debt); and

(xxii) Indebtedness owing to a Sponsor and/or one of its Affiliates pursuant to the Transition Services Agreement.

7.04 Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) a Borrower (including, but not limited to, a merger or amalgamation, the purpose of which is to reorganize a Borrower into a new jurisdiction in the United States or any province or territory of Canada); provided, that such Borrower shall be the continuing or surviving Person or the surviving Person shall expressly assume the obligations of such Borrower pursuant to documents reasonably acceptable to the Administrative Agent, or (ii) any one or more other Restricted Subsidiaries; provided, that when any Guarantor is merging, amalgamating or consolidating with a Restricted Subsidiary that is not Loan Party, the Guarantor shall be the continuing or surviving Person;

(b) any Borrower may merge, amalgamate or consolidate with any other Person; provided that (i) a Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not a Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of a state of the United States or a province or territory in Canada, (B) the Successor Borrower shall expressly assume all the obligations of the relevant Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (C) each Loan Party other than such Borrower, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens in the Collateral as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (D) such Borrower shall have delivered to the Administrative Agent (I) a certificate of a Responsible Officer stating that such merger, amalgamation or consolidation complies with this Agreement, (II) an opinion of counsel reasonably acceptable to the Administrative Agent covering customary matters for such transactions and (III) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Administrative Agent or the Lenders; provided, further, that (x) no Default exists after giving effect to such merger, amalgamation or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement and the other Loan Documents;

(c) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve, or a Borrower or any Subsidiary may (if the perfection and priority of the Liens in the Collateral securing the Obligations is not adversely affected thereby) change its legal form if the Borrowers determine in good faith that such action is in the best interest of the Borrowers and their Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any dissolution of a Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Subsidiary that is a Guarantor; and in the case of any change in legal form, (x) a Borrower shall remain a Borrower unless such Borrower is permitted to be replaced by a Successor Borrower in accordance with Section 7.04(b) and (y) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(d) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower Party; provided, that if the transferor in such a transaction is a Guarantor, then (i) the transferee must either be a Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(e) any Restricted Subsidiary may merge or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided, that (i) the continuing or surviving Person shall be a Restricted Subsidiary which, together with each of its Subsidiaries, shall have complied with the requirements of Section 6.12 or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;

(f) a merger, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)(A)); and

(g) any Borrower Party may enter into any IPO Restructuring Transaction.

7.05 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower Parties (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned);

(b) Dispositions of inventory and goods held for sale in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied (or otherwise committed) to the purchase price of such replacement property;

(d) Dispositions of Non-Core Assets;

(e) (A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02, and (C) Restricted Payments permitted by Section 7.06;

(f) Dispositions by any Borrower Party of property pursuant to sale-leaseback transactions; provided, that (i) the fair market value of all property so Disposed of in reliance on this subsection (f) shall not exceed per fiscal year the greater of $100,000,000 at the time of such Disposition and (ii) at least 75% of the consideration received by the applicable Borrower Party shall be in the form of cash and/or Cash Equivalents paid substantially contemporaneously with the consummation of such transaction; provided further that for the purposes of this clause (ii) of this subsection (f), (A) any liabilities (as shown on the most recent balance sheet of the Parent provided hereunder or in the footnotes thereto) of the applicable Borrower Party, other than liabilities that are by their terms subordinated in right of payment to the Secured Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Borrower Parties shall have been validly released by all applicable creditors in writing, shall be deemed to be cash and (B) up to $10,000,000 per year of additional non-cash consideration may be deemed cash at the election of the Borrowers provided, further, that to the extent the purchaser of such Disposed real property is not a Loan Party, the Loan Parties shall use commercially reasonable efforts to obtain any Collateral Access Agreements to the extent required under this Agreement with respect to such real property in the event that any Loan Party will occupy such real property and maintain Collateral thereon;

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection, compromise or settlement thereof;

(i) licensing or sublicensing of IP Rights in the ordinary course of business;

(j) Dispositions (A) between Loan Parties, (B) between Restricted Subsidiaries (other than Loan Parties), or (C) by Restricted Subsidiaries that are not Loan Parties to the Loan Parties;

(k) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower Parties;

(l) transfers of property subject to Casualty Events;

(m) Dispositions in connection with the IPO Restructuring Transactions;

(n) Dispositions of any Equity Interest of the Company or PublicCo;

(o) Dispositions of the Equity Interests of any Unrestricted Subsidiary;

(p) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(q) Dispositions of any Excluded Property (including similar property of any Borrower Party that is not a Loan Party);

(r) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(s) the unwinding of any Swap Contract pursuant to its terms;

(t) [reserved]; and

(u) Dispositions by the Borrower Parties not otherwise permitted under this Section 7.05; provided, that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this subsection (u) shall not exceed $100,000,000 in any fiscal year, (iii) such Disposition (A) is not a sale-leaseback transaction, (B) does not involve the sale of a minority interest in a Borrower or any Subsidiary of a Borrower that is a wholly-owned Subsidiary prior to such Disposition, and (C) does not involve the sale of receivables other than receivables owned by or attributable to the Person or property being Disposed of, and (iv) except with respect to any Disposition for an aggregate purchase price of less than $5,000,000, at least 75% of the purchase price for such property shall be paid to such Borrower Party in the form of cash and Cash Equivalents paid substantially contemporaneously with the consummation of such transaction; provided further that for the purposes of this clause (iv) of this subsection (u), (I) any liabilities (as shown on the most recent balance sheet of the Borrowers provided hereunder or in the footnotes thereto) of the applicable Borrower Party, other than liabilities that are by their terms subordinated in right of payment to the Secured Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of the Borrower Parties shall have been validly released by all applicable creditors in writing, shall be deemed to be cash and (II) up to $5,000,000 per year of additional non-cash consideration may be deemed cash at the election of the Borrowers;

provided however, that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (h) and (j)), shall be for no less than the fair market value of such property at the time of such Disposition.

To the extent any Collateral is Disposed of in a transaction not prohibited by this Section 7.05, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, any Lien created in connection with this Agreement and the other Loan Documents shall be automatically released, and the Administrative Agent shall take any action reasonably requested reasonably requested by the Borrowers in order to effect or evidence the foregoing, provided, that in the case of any Disposition by a Loan Party of any Borrowing Base assets, if the aggregate amount of gross proceeds from all Dispositions under clauses (d), (g) and (u) of Section 7.05 since the most recently delivered Borrowing Base Certificate exceeds ten percent (10%) of the Borrowing Base (x) the Borrowers shall concurrently with such Disposition deliver a new Borrowing Base Certificate to the Administrative Agent giving Pro Forma Effect to all such Dispositions and (y) the Borrowing Base shall be adjusted immediately upon receipt of such Borrowing Base Certificate to reflect such Disposition(s).

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrowers and to Loan Parties (and, in the case of a Restricted Payment by a Restricted Subsidiary that is not a Loan Party, to the Borrowers and any Restricted Subsidiary and, if such Restricted Subsidiary is not wholly-owned, to each other owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests);

(b) each Borrower Party may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) (i) for so long as the Company remains a flow-through entity for U.S. federal income tax purposes, the Company may declare and make distributions no more frequently than once each fiscal quarter in an amount that is not in excess of the amount necessary to pay U.S. federal, state and local income taxes and, to the extent a non-U.S. jurisdiction classifies the Company and its relevant Subsidiaries as flow-through entities for such jurisdiction’s income tax purposes, any such non-U.S. income taxes (including, in each case, estimated taxes) of PublicCo and the Company’s other direct or indirect members solely attributable to the allocable taxable income of the Company and its Subsidiaries determined assuming such members are subject to taxation at a rate that is equal to the highest marginal combined U.S. federal, state and local income tax rate and, to the extent a non-U.S. jurisdiction classifies the Company and its relevant Subsidiaries as flow-through entities for such jurisdiction’s income tax purposes, any such non-U.S. income tax rate payable by any such Person for the applicable tax year attributable to the allocable taxable income of the Company and its Subsidiaries; and (ii) the Borrower Parties (other than PublicCo) may make Restricted Payments (for the avoidance of doubt, excluding any Restricted Payments described in clause (i) above) to the direct holders of their Equity Interests in an amount not in excess of the amount necessary to pay such holders’ respective (or to make a Restricted Payment to any direct parent that is a Sponsor or Affiliate of a Sponsor to enable such direct parent of such holder to pay its) franchise taxes or other similar taxes or fees and expenses (including, without limitation, any such taxes, fees or expenses necessary to maintain the legal existence of such direct holders of Equity Interests, such direct parents of such holders that are Sponsors or Affiliates of Sponsors and such Borrower Parties) incurred solely as a result of serving as a holding company of such Equity Interests;

(d) to the extent constituting Restricted Payments, the Loan Parties may enter into transactions not prohibited by and in accordance with Sections 7.02, 7.04, 7.08 or 7.14;

(e) the Borrower Parties may make Restricted Payments to PublicCo, so long as, with respect to any such Restricted Payments, no Specified Event of Default shall have occurred and be continuing or would result therefrom:

(i) the proceeds of which shall be used by PublicCo to pay (or to make a Restricted Payment to its respective direct or indirect parent to enable such respective direct or indirect parent to pay) (a) their operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, taxes and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount, together with all amounts paid pursuant to Section 7.08(c), not to exceed $7,500,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of PublicCo attributable to the ownership or operations of the Borrower Parties or (b) the fees and other amounts described in Section 7.08(c) or (j) to the extent that the Borrowers would be then permitted under such Section 7.08(c) or (j) to pay such fees and other amounts directly; and

(ii) the proceeds of which are applied to the purchase or other acquisition by PublicCo of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that; provided that (A) if such purchase or other acquisition had been made by a Borrower Party, it would have constituted a “Permitted Acquisition” permitted to be made pursuant to Section 7.02, (B) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (C) PublicCo shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to a Borrower Party or (2) the merger or amalgamation (to the extent permitted in Section 7.04) of the Person formed or acquired into a Borrower Party in order to consummate such purchase or other acquisition;

(f) [reserved];

(g) additional Restricted Payments so long as after giving Pro Forma Effect thereto, the Payment Conditions are satisfied;

(h) subject to Section 7.06(k), repurchases or settlements of Equity Interests to fund the payment of withholding or similar taxes that are payable by any future, present or former employee, director, manager or consultant (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) in connection with the exercise of stock options or warrants;

(i) redemptions in whole or in part of any of its Equity Interests (A) for another class of its Equity Interests or its direct or indirect parent entity, (B) with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests or (C) if elected pursuant to any redemption right in the Company’s Organizational Documents in effect upon consummation of a Qualified IPO, for cash;

(j) cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend, option, split, warrant or combination thereof, or any transaction permitted hereunder;

(k) Restricted Payments to repurchase the Equity Interests of the Company or PublicCo from directors, employees or members of management of any Borrower Party (or their estate, family members, spouse and/or former spouse) so long as the aggregate amount of repurchases and settlements made pursuant to Section 7.06(h) and Restricted Payments made pursuant to this clause (k) shall not exceed $10,000,000; provided, that the Borrowers may carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $7,500,000; provided, further, that the amounts set forth in this clause (k) may be further increased by (A) the net proceeds of any key-man life insurance maintained by a Borrower Party (to the extent contributed to a Loan Party), plus (B) to the extent contributed in cash to the common equity of a Borrower, the net proceeds from the sale of Equity Interests (other than Disqualified Equity Interests of any Borrower) of any of the Borrowers’ direct or indirect parent companies, in each case to members of management, managers, directors or consultants of the Borrowers, any of their Subsidiaries or any of their direct or indirect parent companies that occurs after the Closing Date other than proceeds of a Cure Amount, minus (C) the aggregate amount of any Restricted Payments made with net proceeds described in clauses (A) and (B) above;

(l) Restricted Payments to repurchase of Equity Interests of a Borrower Party deemed to occur upon the exercise of stock options or warrants or the settlement or vesting of other equity awards to the extent the value of such Equity Interests represents all or a portion of the purchase price of such options, warrants or other equity awards;

(m) Restricted Payments arising from any IPO Restructuring Transaction; and

(n) any Restricted Payments in connection with the settlement of escrow agreements in effect as of the Closing Date in favor of CSL Allied Holdings, LLC or one of its Affiliates.

7.07 Change in Nature of Business. Engage in any material line of business different from those lines of business conducted by the Borrower Parties on the Closing Date or any Similar Business (which, in any event, may include any oil field products or services business).

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than:

(a) transactions among the Borrower Parties;

(b) on terms substantially as favorable to the such Borrower Party as would be obtainable by such Borrower Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate;

(c) so long as no Event of Default under Section 9.01(a) or (f) shall have occurred or be continuing, the payment of customary and reasonable fees, indemnities and expense reimbursements to any consultants, directors and officers, in each case, of the Sponsor, Borrower Parties or any direct or indirect parent or Subsidiary of the Sponsor in an amount, together with all amounts paid pursuant to Section 7.06(e)(i), not to exceed $7,500,000 in any fiscal year;

(d) employment and severance arrangements with officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(e) payments pursuant to any tax sharing agreements (other than any tax receivable agreements) among the Borrowers, their Subsidiaries and the Sponsor (or its Affiliates), and payments pursuant to the Tax Receivable Agreement;

(f) Restricted Payments permitted under Section 7.06;

(g) Investments in the Borrowers’ Subsidiaries and Joint Ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such Joint Venture is only an Affiliate as a result of Investments by Parent and its Restricted Subsidiaries in such Subsidiary or Joint Venture) to the extent otherwise permitted under Section 7.02;

(h) the IPO Restructuring Transactions;

(i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment, extension, renewal or replacement thereto to the extent such amendment, extension, renewal or replacement is not adverse to the Lenders in any material respect;

(j) so long as no Event of Default under Section 9.01(a) or (f) shall have occurred and be continuing, the commitments for and/or payment of (i) transaction fees paid to the Sponsor (or its Affiliates) in connection with any Permitted Acquisition and (ii) management, monitoring, consulting and advisory fees payable to the Sponsor (or its Affiliates) prior to a Qualified IPO (provided that, the aggregate amount paid pursuant to this clause (j) shall not exceed $5,000,000 in any fiscal year); and

(k) issuances of Equity Interests of the Borrowers to the extent otherwise permitted by this Agreement.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Restricted Subsidiary of the Borrowers that is not a Loan Party to make Restricted Payments to the Borrowers or any Guarantor which is a Restricted Subsidiary of the Borrowers or to otherwise transfer property to or invest in the Borrowers or any Guarantor, except for (i) limitations set forth in any agreement in effect on the date hereof and any renewal or permitted amendment thereof, (ii) limitations set forth in any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrowers, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrowers and any renewal or permitted amendment thereof, (iii) limitations set forth in any agreement in respect of Indebtedness of a Restricted Subsidiary of the Borrowers which is not a Loan Party which is permitted by Section 7.03, (iv) limitations set forth in any agreement in connection with a Disposition permitted by Section 7.05, (v) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture or (vi) customary provisions restricting assignment, transfer or sub-letting of any agreement, or (b) of the Borrowers or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under (1) Section 7.03(b)(v) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (2) Section 7.03(b)(xiv), (3) Section 7.03(b)(xxi) or (4) Section 7.03(b)(vii) (but solely in respect of those assets subject to the applicable acquisition), (ii) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto and customary net worth provisions in real property leases, (iii) customary restrictions contained in any Indebtedness permitted hereunder (provided that such restrictions do not restrict the Liens securing the Obligations or the priority status thereof), (iv) restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit, or (v) customary provisions restricting assignment of any agreement.

7.10 Use of Proceeds.

(a) Use the proceeds of any Credit Extension, whether directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

(b) Request any Borrowing or Letter of Credit, use, or fail to procure that its Subsidiaries and its and their respective directors, officers, employees and agents not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent that such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or the European Union, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.11 Financial Covenant.

Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrowers for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) immediately preceding any day on which Excess Availability falls below the Liquidity Threshold, and as of the last day of each fiscal quarter thereafter, until such time as Excess Availability exceeds the Liquidity Threshold for twenty (20) consecutive calendar days, to be less than 1.00 to 1.00.

7.12 Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Lenders (it being understood that no amendment to an Organization Document contemplated by the Registration Statement to be in effect in connection with the IPO Restructuring Transactions shall be considered materially adverse to the Lenders).

7.13 Fiscal Year. Make any change in its fiscal year.

7.14 Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness of the Loan Parties that is by its terms subordinated in right of payment or lien priority to the Obligations (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”, but specifically excluding (i) intercompany indebtedness, (ii) any insurance premium financing or (iii) any payment obligations under the Tax Receivable Agreement), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the conversion of any Junior Financing to Equity Interests

(other than Disqualified Equity Interests), (ii) payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 7.03, other than payments in violation of any subordination provisions thereof, (iii) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets securing such Indebtedness to the extent permitted by Section 7.05 and (iv) any prepayment, redemption, purchase, defeasance or other satisfaction of Junior Financing so long as after giving Pro Forma Effect thereto the Payment Conditions are satisfied; or (b) amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation.

7.15 Speculative Hedging. Enter into any Swap Contract except in the ordinary course of business and consistent with prudent business practice to directly hedge or mitigate risks to which any Borrower Party is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VIII

GUARANTY

8.01 Guaranty of the Obligations. Subject to the provisions of Section 8.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Secured Parties, the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any comparable provisions of any similar federal, provincial, territorial or state laws or any other Debtor Relief Law) (collectively, the “Guaranteed Obligations”). Further, as an original and independent obligation hereunder, each Guarantor organized under the laws of Canada or any province or territory thereof shall (a) indemnify each Secured Party and their respective successors and assigns and keep the Secured Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Guaranteed Obligations or resulting from any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Secured Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, hereunder) and (b) pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Secured Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise, provided, that the qualifications, exceptions and other limitations set forth in Sections 11.04 and 11.05 shall apply mutatis mutandis to the indemnity and payment obligations of any such Guarantor organized under the laws of Canada or any province or territory thereof set forth in the foregoing clauses (a) and (b).

Without limiting anything in this Article VIII, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article VIII or the grant of any security interest under the Loan Documents becomes effective with respect to any Swap Obligation, to honor all of the Secured Obligations of such Guarantor under the Loan Documents in respect of such Swap Obligations (provided however, that each Qualified ECP Guarantor shall only be liable under this Section 8.01 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 8.01, or otherwise under this Article VIII, voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 8.01 shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Obligations. Each Qualified ECP Guarantor intends that this Section 8.01 constitute, and this Section 8.01 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

8.02 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of other federal, state, provincial or territorial law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 8.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 8.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 8.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 8.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 8.02.

8.03 Payment by Guarantors. Subject to Section 8.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon any Event of Default arising as a result of the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any comparable provisions of any similar federal, provincial, territorial or state laws or any other Debtor Relief Law), Guarantors will upon demand pay, or cause to be paid, to Administrative Agent for the ratable benefit of the Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrowers’ becoming the subject of a case under the Bankruptcy Code or any other Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Secured Parties as aforesaid.

8.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations, in each case, subject to Debtor Relief Laws. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence and continuance of an Event of Default notwithstanding the existence of any dispute between the Borrowers and any Secured Party with respect to the existence and continuance of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate (after the occurrence and during the continuance of an Event of Default), increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with terms of the Loan Documents; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; and (v) exercise any other rights available to it under the Loan Documents or any Secured Hedge Agreements or applicable law; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any

Secured Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Secured Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Secured Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrowers or any of their Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses (other than defense of payment of the Guaranteed Obligations), set-offs or counterclaims which the Borrowers may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

8.05 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, willful misconduct or gross negligence; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 8.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

8.06 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been paid in full and the Revolving Credit Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations shall have been paid in full and the Revolving Credit Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 8.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrowers, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Secured Parties and, subject to any applicable intercreditor arrangements to which the Administrative Agent is a party (if any), shall forthwith be paid over to Administrative Agent for the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

8.07 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Credit Commitments shall have been terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

8.08 Authority of Guarantors or Borrowers. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

8.09 Financial Condition of Borrowers. Any Loan may be made to the Borrowers or continued from time to time, and any Secured Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation or at the time such Secured Hedge Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the

Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform their obligations under the Loan Documents and the Secured Hedge Agreements and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Secured Party.

8.10 Bankruptcy, Etc.

(a) The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, winding-up, insolvency, receivership, reorganization, liquidation or arrangement of the Borrowers or any other Guarantor or by any defense which the Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, receiver-manager, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference or fraudulent transfer, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

8.11 Discharge of Guaranty Upon Sale of Guarantor. If a Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions hereunder or the Equity Interests of any Guarantor is sold in accordance with the provisions hereunder such that the Guarantor is no longer a direct or indirect wholly-owned Restricted Subsidiary of a Borrower Party, then in the case of each of such clauses, the Guaranty of such Guarantor and any Subsidiary of such Guarantor that is a Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such designation, and the Administrative Agent (both in its capacity as such and as collateral agent) is authorized to execute and deliver such filings, recordings or other documents as the Borrowers may from time to time request to evidence such release.

8.12 Discharge of Guaranty Upon Repayment of Obligations. The Guaranty shall be automatically released upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations not yet accrued and payable).

8.13 Designation of the Parent as the Agent for the Loan Parties. For purposes of this Agreement, on and after the Closing Date, each Loan Party hereby designates the then-effective Parent as the agent and representative of each Guarantor for all purposes hereunder (including with respect to any notices, demands, communications or requests under this Agreement or the other Loan Documents) and, upon execution of this Agreement (or a joinder thereto), the then-effective Parent hereby accepts each such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent as a notice or communication from all the Loan Parties, and may give any notice or communication required or permitted to be given to any Loan Party or the Loan Parties hereunder to the Parent on behalf of such Loan Party or the Loan Parties. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking expressly made on its behalf by the Parent shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party. For the avoidance of doubt, upon PublicCo becoming the Parent under this Agreement, the Company shall be deemed automatically to have resigned from such representative appointment.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fail to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05 (solely with respect to the Loan Parties), 6.11, 6.12 or Article VII (subject to, in the case of the financial covenant contained in Section 7.11, the cure rights contained in Section 9.03) or (ii) the Borrowers fail to deliver the Borrowing Base Certificate (x) in the event a Reporting Trigger Event is not in effect, within five (5) Business Days of the day it was required to be delivered pursuant to Section 6.02(f) or (y) in the event a Reporting Trigger Event is in effect, within two (2) Business Days of the day it was required to be delivered pursuant to Section 6.02(f); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date a Responsible Officer of such Loan Party obtains actual knowledge of a breach of any such covenant or agreement or (ii) the Parent receives notice of such breach from the Administrative Agent pursuant to the requirements of Section 11.02; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document or certificate required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or if already qualified by materiality, in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness of such Loan Party (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, further, that in the event that such failure is remedied or validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 9.02, then the related cross default described above shall be deemed cured or waived, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) an event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract (in each case after giving effect to all applicable grace periods provided in the applicable Swap Contract and provided that such event of default or Termination Event is not validly waived by the applicable counterparty to such Swap Contract), and, in either event, the applicable payment owed by the applicable Loan Party thereunder as a result thereof is greater than $50,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Loan Party (other than an Immaterial Subsidiary) and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $30,000,000 (to the extent not covered by independent third-party insurance from a reputable carrier and such insurance provider has been notified of such judgment or order and does not deny coverage) or (ii) one or more final non-monetary judgments or orders that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case of clause (i) or (ii), there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect other than as a result of transactions not prohibited by the terms of this Agreement, satisfaction in full of the Obligations or solely as a result of acts or omissions on the part of the Administrative Agent; or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Revolving Credit Commitments), or purports to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority Lien on and security interest in any material portion of the Collateral covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to Section 4.01, Section 6.12 or Section 6.14 or results from the failure of the Administrative Agent to file Uniform Commercial Code continuation statements or take any perfection step reasonably necessary in Canada in respect of the Collateral; or

(m) Loss of Collateral. Except as arising from the bad faith, gross negligence or willful misconduct of the Administrative Agent, any loss, theft, damage or destruction occurs with respect to the Inventory constituting Collateral (including in connection with a Casualty Event) if the aggregate amount not covered by insurance (or other compensation owing to a Borrower Party) exceeds $25,000,000; or

(n) Canadian Pensions. (i) the Borrowers or any of their Subsidiaries shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Pension Plan; (ii) [reserved]; (iii) a going concern unfunded liability or a solvency deficiency exists under any Canadian Pension Plan; (iv) the Borrowers or any of their Subsidiaries shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Pension Plan within the time period set out in applicable Laws or fail to make a required contribution under any Canadian Pension Plan or Canadian Benefit Plan which could result in the imposition of a Lien upon the assets of the Borrowers or any of their Subsidiaries; or (v) the Borrowers or any of their Subsidiaries makes any improper withdrawals or applications of assets of a Canadian Pension Plan or Canadian Benefit Plan which, with respect to each of the foregoing clauses of this Section 9.01(n), would reasonably be expected to have a Material Adverse Effect.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 9.01, any reference in any such clause to any Restricted Subsidiary shall be deemed to exclude any Immaterial Subsidiary (provided however that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations (in an amount equal to one hundred three percent (103%) of the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” and/or under applicable Law;

provided however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Right to Cure. Notwithstanding anything to the contrary contained in Sections 9.01 or 9.02, in the event that the Borrowers fail to comply with the requirements of the covenant set forth in Section 7.11 for any period, then (A) until the expiration of the 10th Business Day subsequent to the date the Compliance Certificate calculating the financial covenant for such period is required to be delivered pursuant to Section 6.02(a), (the “Anticipated Cure Deadline”), the Borrowers shall have the right to issue common or other Equity Interests (other than Disqualified Equity Interests) for cash or otherwise receive cash contributions to the capital of the Borrowers in respect of existing Equity Interests (other than Disqualified Equity Interests) (the “Cure Right”) and contribute such cash immediately to the Borrowers for common stock of Parent, and upon the receipt by the Borrowers of such cash (the “Cure Amount”) pursuant to the exercise by the Borrowers of such Cure Right, the calculation of Consolidated EBITDA as used in the covenant set forth in Section 7.11 shall be recalculated giving effect to the following pro forma adjustments:

(i) Without duplication, Consolidated EBITDA shall be increased for the applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the covenant set forth in Section 7.11 and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs), by an amount equal to the

Cure Amount (and the receipt by the Borrowers of the Cure Amount pursuant to the Cure Right and the related increase of Consolidated EBITDA for the applicable quarter shall be deemed to have no other effect whatsoever under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs) other than as specifically provided in this Section 9.03. Notwithstanding anything herein to the contrary, the Cure Amount related to any Cure Right exercised with respect to any fiscal quarter ending on or before September 30, 2017 shall be used to increase Consolidated EBITDA for such fiscal quarter for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant for such fiscal quarter, but, for purposes of calculating Consolidated EBITDA for any subsequent fiscal quarter ending on or prior to September 30, 2017, the Cure Amount for such Cure Right shall be added after calculating Consolidated EBITDA on an annualized basis pursuant to the last sentence of the definition of Consolidated EBITDA to avoid duplication; and

(ii) If, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the covenant set forth in Section 7.11, the Borrowers shall be deemed to have satisfied the requirements of the covenant set forth in Section 7.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the covenant set forth in Section 7.11 that had occurred shall be deemed cured for the purposes of this Agreement; and

(B) upon receipt by the Administrative Agent of written notice, prior to the expiration of the “Anticipated Cure Deadline”, that the Borrowers intend to exercise the Cure Right in respect of a fiscal quarter, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the covenant set forth in Section 7.11 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline; provided, that the Borrowers shall not be permitted to borrow Revolving Credit Loans until the Cure Amount has been received by the Borrowers.

Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised, (ii) there can be no more than five fiscal quarters in respect of which the Cure Right is exercised during the term of the Facilities, and (iii) for purposes of this Section 9.03, the Cure Amount utilized shall be no greater than the amount required for purposes of complying with the covenant set forth in Section 7.11.

9.04 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 11.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest, Letter of Credit fees and Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements) payable to the Lenders and each L/C Issuer (including fees, disbursements and other charges of counsel payable under Section 11.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest due in respect of any Protective Advance or Overadvances payable to the Administrative Agent or Lenders, as applicable, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of any Protective Advance or Overadvances payable to the Administrative Agent or Lenders, as applicable, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans (other than an Overadvance or a Protective Advance) and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans (other than the Overadvance Loans or the Protective Advances) and the L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize one hundred three percent (103%) of that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.16;

Eighth, to the payment of that portion of the Secured Obligations then owing under Secured Hedge Agreements and that portion of the Secured Obligations then owing under the Secured Cash Management Agreements, ratably among the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Eighth;

Ninth, to the payment of all other Secured Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full in immediately available funds, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (x) amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party and (y) Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank (other than JPMCB or any of its Affiliates), as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

9.05 Additional Remedies Relating to Accounts. In furtherance and not in limitation of any of the remedies set forth above, during the continuation of an Event of Default and with notice to the Borrowers:

(a) whether or not the Administrative Agent has exercised any or all of its rights and remedies hereunder, (i) each Loan Party will promptly upon written request of the Administrative Agent instruct all account debtors to remit all payments in respect of Accounts to a mailing location selected by the Administrative Agent and (ii) the Administrative Agent shall have the right to enforce any Loan Party’s rights against its customers and account debtors, and the Administrative Agent or its designee may notify any of such Loan Party’s customers and account debtors that the Accounts of such Loan Party have been assigned to the Administrative Agent or of the Administrative Agent’s security interest therein, and may (either in its own name or in the name of a Loan Party or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Administrative Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the holders of the Secured Obligations in the Accounts. Each Loan Party acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Administrative Agent in accordance with the provisions hereof shall be solely for the Administrative Agent’s own convenience and that such Loan Party shall not have any right, title or interest in such Accounts or in any such other amounts except as expressly provided herein. Neither the Administrative Agent nor the holders of the Secured Obligations shall have any liability or responsibility to any Loan Party for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance; and

(b) the Administrative Agent shall have the right to enter and remain upon the various premises of the Loan Parties without cost or charge to the Administrative Agent, and use the same, together with materials, supplies, books and records of the Loan Parties for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, the Administrative Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral. If the Administrative Agent exercises its right to take possession of the Collateral, each Loan Party shall also at its expense perform any and all other steps reasonably requested by the Administrative Agent to preserve and protect the security interest hereby granted in the Collateral, such as placing and maintaining signs indicating the security interest of the Administrative Agent, appointing overseers for the Collateral and maintaining inventory records.

ARTICLE X

ADMINISTRATIVE AGENT AND OTHER AGENTS

10.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article X and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including, without limitation, Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of bad faith, gross negligence or willful misconduct.

10.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own bad faith, gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans and Commitments, or disclosure of Information, to any Disqualified Institution. The Borrowers acknowledge and agree that, subject to Section 11.08, the DQ List may be made available to any Lender by the Administrative Agent (including any updates thereto) upon request by such Lender.

10.04 Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document (including, without limiting the generality of the foregoing, any Request for Credit Extension and any and all attachments thereto, which such Agent shall not be obligated to ascertain, monitor or inquire as to whether such Request for Credit Extension is properly authorized) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article IX; provided however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, and without limitation of the obligations of any Loan Party to do so, to the extent the Borrowers for any reason fail to pay any amount required under Section 11.05 to be paid by them to any Agent-Related Person, each Lender severally agrees to pay to the Administrative Agent or applicable Agent-Related Person such Lender’s Pro Rata Share (determined as of the time that payment of the applicable Indemnified Liability is sought) of such unpaid amount; provided, that to the extent any L/C Issuer is entitled to indemnification under this Section 10.07 solely in its capacity and role as L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer in accordance with this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of one firm counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 10.07 shall survive termination of the aggregate Revolving Credit Commitments, the payment of all other Secured Obligations and the resignation of the Administrative Agent.

10.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

10.09 Successor Agents.

(a) The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrowers. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default under Section 9.01 (a) and (f) (which consent of the Borrowers shall not be unreasonably withheld or delayed); provided that in no event shall any successor agent be a Defaulting Lender or a Disqualified Institution. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and with the consent of the Borrowers (not to be unreasonably withheld, conditioned or delayed), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements (or equivalent documentation), or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(b) Any resignation by JPMCB as Administrative Agent pursuant to this Section 10.09 shall also constitute its resignation as an L/C Issuer and as Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i), 2.03(k), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver-manager, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11 Collateral and Guaranty Matters. Each of the Lenders (including in their capacities as potential Hedge Banks and potential Cash Management Banks) and each L/C Issuer irrevocably authorize and direct the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the aggregate Revolving Credit Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold or otherwise transferred or to be transferred as part of or in connection with any sale or transfer permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) and Section 7.01(x); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to subordinate or release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.11. In connection with any event for which a termination or release is authorized pursuant to this Section 10.11, the applicable Liens under the Credit Documents shall be automatically released and terminated and the applicable Guarantors shall be automatically released upon the occurrence of the applicable event, and, in connection with any such termination, release or subordination, as applicable, the Administrative Agent shall promptly execute and deliver to the applicable Loan Party or Subsidiary, at the expense of such Loan Party or Subsidiary, such documents as such Loan Party or such Subsidiary may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate its interest in such item, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 10.11.

10.12 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

10.13 Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “senior managing agent,” “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.14 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Section 10.07 (obligating the Borrowers to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrowers or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

10.15 Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that Administrative Agent may, with the consent of Borrowers only (but with notice given to the Lenders promptly after the effectiveness thereof), amend, modify, waive, consent or supplement this Agreement or any other Loan Document to cure any ambiguity or obvious omission, defect or inconsistency (as reasonably determined by Administrative Agent), or effect administrative changes, so long as such amendment, modification, waiver, consent or supplement does not adversely affect the rights of any Lender (or L/C Issuer, if applicable); provided, further, however, that no amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal of, or interest on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the fourth proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate”, (ii) waive any obligation of the Borrowers to pay interest or fees at the Default Rate, (iii) waive any mandatory prepayment, (iv) waive any Default or Event of Default or (v) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Credit Extension or to reduce any fee payable hereunder;

(d) change any provision of Section 9.04, this Section 11.01, Section 2.06(b) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in this Section 11.01(d)), without the written consent of each Lender;

(e) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Guaranty, without the written consent of each Lender;

(g) amend the definitions of “Secured Obligations” without the written consent of each Lender; or

(h) amend Section 9.04 or Section 2.13 in a manner that would alter the Pro Rata Share of payments required thereby without the written consent of each Lender directly affected thereby;

provided, further that no such amendment, waiver or consent shall:

(a) amend the definition of “Borrowing Base” (or any material defined terms used in such definition) such that more credit would be available to the Borrowers without the written consent of the Supermajority Lenders; or

(b) increase any advance rate (provided, that the Administrative Agent may increase any advance rate which it previously reduced back to the advance rate in effect on the Closing Date or to an intermediate value) without the written consent of the Supermajority Lenders;

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Letter of Credit Application or any bilateral agreement between the Borrowers and the applicable L/C Issuer regarding such L/C Issuer’s L/C Issuer Sublimit in each case relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the Borrower Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; or (vi) in connection with an Extension Amendment, only the consent of the Lenders that will continue as a Lender in respect of the Extended Revolving Credit Commitments subject to such Extension Amendment shall be required for such Extension Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

This Section 11.01 shall be subject to any contrary provision of Section 2.14, 2.15 or 2.18.

11.02 Notices; Effectiveness; Electronic Communications.

(a) General. Unless otherwise expressly provide herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers or an L/C Issuer (other than JPMCB), to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02;

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire; and

(iii) if to JPMCB in its capacity as the Administrative Agent or the Swing Line Lender, to:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, NCC 5, Floor 1

Newark, DE 19713 Attention: Jackie Zellman

Telecopy No.: 302-634-3301

email: jacqueline.l.zellman@jpmorgan.com

and, if to JPMCB in its capacity as an L/C Issuer, to:

JPMorgan Chase Bank, N.A.

Attention: GTS IB Standby

10420 Highland Manor Drive, Floor 04

Tampa, FL, 33610-9128

Telephone: 800.634.1969

Fax: 856-294-5267

Email: GTS.IB.Standby@JPMChase.com

in each case, with an email copy (which shall not constitute notice) to:

Muhammad Hasan

email: Muhammad.hasan@jpmorgan.com

Austin Roth

email: austin.l.roth@jpmorgan.com

provided that, the following notices shall be delivered (by electronic mail) to the applicable recipients set forth below; provided further that, the failure to so notify such applicable recipient (other than with respect to the delivery of updates to the DQ List, which must be sent to the email address set forth below to be effective) set forth below shall not affect the validity or effectiveness of a notice otherwise given pursuant to this paragraph:

provided, further, that all notices and other communications which are required or intended to be delivered or furnished to the Lenders shall also be delivered to covenant.compliance@jpmchase.com;

provided, further, that in addition to delivery to the applicable recipients set forth above, each Borrowing Base Certificate, Gross Asset Certificate and any related notices shall also be sent to the following addresses: (A) ib.cbc@jpmchase.com and (B) covenant.compliance@jpmchase.com;

provided, further, that all materials required to be delivered under Section 6.02(f) or other supporting Borrowing Base Certificate documentation may be delivered in Excel and sent to the following address: ib.cbc@jpmchase.com; and

provided, further, that any updates to the DQ List on or after the Closing Date must be sent via electronic mail to JPMDQ_Contact@jpmorgan.com to be deemed received by the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent-Related Person or any of its Related Parties; provided however, that in no event shall any Agent-Related Person have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuers; provided however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses. Subject to the occurrence of the Closing Date, the Borrowers agree (a) to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents executed on or after the Closing Date, and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including such out-of-pocket costs and expenses consisting of the reasonable and documented (x) field exam and appraisal expenses, (y) lender meeting expenses and (z) legal fees and expenses of counsel (limited to the reasonable and documented legal fees and expenses of one firm of counsel selected by the Administrative Agent and, if necessary, one local firm of counsel in each relevant jurisdiction, in each case acting for the Administrative Agent, the Arrangers and the Lenders taken as a whole and, in the event of any actual or perceived conflict of interest, one additional firm of counsel for each Lender subject to such conflict where the party affected by such conflict notifies the Borrowers of the existence of such conflict and, after receipt of the Borrowers’ consent (which consent shall not be unreasonably withheld or delayed) thereafter retains its own counsel by another firm of counsel for such party), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents, including reasonable and documented out-of-pocket legal expenses (limited to the legal fees and expenses of one firm of counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local firm of counsel in each relevant jurisdiction for all such parties taken as a whole (and in the event of any actual or perceived conflict of interest, one additional firm of counsel for each Lender subject to such conflict where the party affected by such conflict notifies the Borrowers of the existence of such conflict and, after receipt of the Borrowers’ consent (which consent shall not be unreasonably withheld or delayed), thereafter retains its own counsel by another firm of counsel for such party)), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all search, filing, recording and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent. All amounts due under this Section 11.04 shall be paid promptly after receipt by the Borrowers of a reasonably detailed invoice together with reasonable backup documentation supporting such invoice and a reasonable opportunity to review such invoice and backup documentation and, if applicable, make protest to the party making such demand. The agreements in this Section 11.04 shall survive the termination of the aggregate Revolving Credit Commitments and repayment of all other Obligations. If any Loan Party fails to promptly pay any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

11.05 Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless the Administrative Agent, the Arrangers, each Lender, each L/C Issuer and their respective Affiliates, officers, directors, partners, members, employees, agents and Controlling Persons (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all losses, claims, damages, liabilities and expenses, (including the legal fees and expenses of counsel (limited to the reasonable and documented legal fees and expenses of one firm of counsel for the Indemnified Parties taken as a whole and, if necessary, one local firm of counsel in each relevant jurisdiction, in each case, acting for the Indemnified Parties taken as a whole and in the event of any actual or perceived conflict of interest, one additional firm of counsel for each Indemnified Party subject to such conflict where the party affected by such conflict notifies the Borrowers of the existence of such conflict and, after receipt of the Borrowers’ consent (which consent shall not be unreasonably withheld or delayed), thereafter retains its own counsel by another firm of counsel for such affected Indemnified Party) and other reasonable and documented out-of-pocket expenses incurred in connection with investigation or defending the Indemnified Liabilities) joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnified Party in any way relating to or arising out of or in connection with or by reason of (a) the execution, delivery, enforcement, performance or administration of this Agreement or any other Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) (including any claims brought by the Borrowers, any Loan Party, their Affiliates and their respective equity holders or their Affiliates) or (c) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing (any of the forgoing, a “Proceeding”), including for the avoidance of doubt any Environmental Liability related in any way to the Borrowers, any Subsidiary or any other Loan Party and, regardless of whether any Indemnified Party is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that such indemnity shall not, as to any Indemnified Party, be available (i) to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnified Party (or any Related Person thereof acting under the direction of such Indemnified Party), or (B) a material breach in bad faith of its obligations under the Loan Documents by such Indemnified Party (or any Related Person thereof) or (ii) in connection with any dispute or Proceeding solely among Indemnified Parties other than claims (x) against the Administrative Agent or an Arranger in its capacity or fulfilling its roles as Arranger or Administrative Agent or (y) arising out of any act or omission of the Borrowers or any other Loan Party. No Indemnified Party shall be liable to the Borrowers or any other Loan Party for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party (or any Related Person thereof) as determined by a final and nonappealable judgment of a court of competent jurisdiction, nor shall any Indemnified Party or any Loan Party have any liability to the Borrowers or any other Loan Party for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Loan Parties’ indemnification obligations set forth in this Section 11.05 to the extent such special, punitive, indirect or consequential damages are included in any third party claim in connection with which any Indemnified Party is entitled to indemnification hereunder.

The Borrowers and any other Loan Parties shall not be liable for any settlement of any Proceeding effected without their written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Loan Parties’ written consent, the Loan Parties agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 11.05. The Loan Parties shall not, without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party. Notwithstanding any of the foregoing, if (i)(x) it is determined by a final, non-appealable judgment of a court of competent jurisdiction that any loss, claim, damage, liability or expense of an Indemnified Party has in fact resulted from in clauses (i)(A) or (i)(B) of the proviso of the first sentence of the immediately preceding paragraph or (y) the applicable Proceeding is a Proceeding described in clause (ii) of the proviso of the first sentence of the immediately preceding paragraph, in each case, as a result such Indemnified Party was not entitled to have received payment of such amounts in accordance with the terms hereof or (ii) in connection with any matter subject to indemnification hereunder such Indemnified Party receives more than it was entitled to receive in accordance with the terms hereof, such Indemnified Party will repay promptly such portion of any previously reimbursed amounts that is attributable to loss, claim, damage, liability or expenses incurred in relation to the act or omission of such Indemnified Party or such Proceeding, as applicable, which is the subject of such finding or such excess amount, as applicable. For purposes of this Agreement, a “Related Person” means, with respect to any Indemnified Party, (a) a Controlling Person or Controlled Affiliate of such Indemnified Party, (b) the respective directors, officers, or employees of such Indemnified Party or any of its Controlling Persons or Controlled Affiliates or (c) the respective agents and representatives of such Indemnified Party or any of its Controlling Persons or Controlled Affiliates.

All amounts due under this Section 11.05 shall be payable promptly after delivery of a reasonably detailed invoice together with reasonable backup documentation supporting such invoice and a reasonable opportunity to review such invoice and such backup documentation of such amounts and, if applicable, make protest to the Indemnified Party making such demand. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the aggregate Revolving Credit Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05 shall not apply with respect to Impositions other than any Impositions that represent losses, claims, damages, etc. arising from any non-Imposition claim.

11.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent, to any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver, receiver-manager or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

11.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(f) or (iv) to an SPC in accordance with the provisions of Section 11.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(d) and, to the extent expressly contemplated hereby, any Indemnified Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that:

(i) except (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 11.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless the Administrative Agent otherwise consents (which consent shall not be unreasonably withheld or delayed); provided however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.07 and, in addition (A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required with respect to assignments of the Revolving Credit Facility unless (1) an Event of Default pursuant to Sections 9.01(a) or 9.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender (unless such Lender is a Defaulting Lender); and (C) the consent of each L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender (unless such Lender is a Defaulting Lender);

(iv) the parties to each assignment shall execute and promptly deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of assignments to a Lender, an Affiliate of a Lender or an Approved Fund and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment) (for the avoidance of doubt, no Loan Party shall be required to pay any part of such fee);

(v) no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person or (C) a Disqualified Institution subject to Section 11.07(i);

(vi) no Revolving Credit Commitments or Revolving Credit Loans may be assigned to any Loan Party or any of their respective Affiliates;

(vii) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent; and

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share;

provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such non-fiduciary agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any applicable tax certifications required pursuant to this Agreement (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 11.07(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Notwithstanding anything to the contrary in this Agreement, the Borrowers, the other Loan Parties and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine, monitor or inquire whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, and any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 3.01(d) with respect to any payments made by such Lender to its Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) and (e) of the first further proviso to Section 11.01 that directly affects such Participant. Subject to Section 11.07(e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b). To the extent that any Participant becomes a Disqualified Institution either before or after it becomes a Participant, such Participant shall be subject to Section 11.07(i) as if it had acquired its interest by assignment. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent or such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 3.01 and Section 3.04 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with obligations, restrictions and limitations under such Section 3.01, Section 3.04 and Section 11.15 as though it were a Lender (it being understood that the documentation required under Section 11.15 shall be delivered to the participating Lender).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and the obligations to provide the forms and certifications pursuant to Section 11.15 as if it were a Lender (it being understood that the documentation required under Section 11.15 shall be delivered to the Granting Lender)); provided, that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Sections 3.01, 3.04 or 3.05). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)

(i) No such assignment or participation shall be made to any Person that was a Disqualified Institution as of the date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution only for the purpose of such assignment or participation). Any assignment or participation in violation of this Section 11.07(i) shall not be void, but the other provisions of this Section 11.07(i) shall apply;

(ii) if any assignment or participation is made to any Disqualified Institution in violation of the preceding paragraph, (A) such Disqualified Institution shall (1) assign and delegate all of its interests, rights and obligations under this Agreement and the related Loan Documents to any Eligible Assignees as if such Disqualified Institution was required to do so pursuant to Section 3.07 and (2) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and (B) subject to this Section 11.07, the Borrowers shall be entitled to use specific performance to unwind such assignment or participation in addition to any other remedies available to the Borrowers at law or equity;

(iii) notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (w) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (x) attend or participate in meetings attended by the Lenders and the Administrative Agent, (y) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders or (z) be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution or an affiliate thereof and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by court of competent jurisdiction effectuating the foregoing clause (2);

(iv) with respect to any assignee or participant that becomes a Disqualified Institution after the date on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of or provide a participation interest with respect to its rights and obligations under this Agreement to such Person (including as a result of the delivery of a written update to the DQ List pursuant to subsection (b) of the definition of “Disqualified Institution”), (A) such assignment or participation (and any trade entered into in connection therewith) shall not be retroactively invalidated, (B) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution and (C) no further information, reports, or other materials regarding the Borrowers and their Affiliates will be delivered by the applicable Lender to such assignee or participant; and

(v) subject to Section 11.08 as to a Lender, the Borrowers expressly acknowledge that each Lender has the right to provide the DQ List to an actual or bona fide prospective assignee, participant or Swap Contract counterparty so that such assignee, participant or Swap Contract counterparty can review the DQ List and represent and warrant to the parties to this Agreement that it is not a Disqualified Institution; provided that, prior to providing such DQ List to an actual or bona fide prospective assignee, participant or Swap Contract counterparty, such Person shall be subject to a confidentiality agreement containing provisions substantially the same as those in Section 11.08 (or as may otherwise be reasonably acceptable to the Borrowers) (such right, the “DQ List Disclosure Right”).

(j) Notwithstanding anything to the contrary contained herein, if at any time JPMCB assigns all of its Commitments and Loans pursuant to Section 11.07(b), JPMCB may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of JPMCB as L/C Issuer or Swing Line Lender, as the case may be. If JPMCB resigns as L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If JPMCB resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMCB to effectively assume the obligations of JPMCB with respect to such Letters of Credit.

(k) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 11.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and their directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices for secured lending transactions); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any other similar organization) or in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; provided that if permitted by applicable law or court order, each Lender and Agent shall promptly notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; (c) to any other party to this Agreement; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 11.08 (or as may otherwise be reasonably acceptable to the Borrowers), to (i) any assignee of or participant in, or any bona fide prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (ii) any actual or bona fide prospective Swap Contract counterparty under which payments are to be made by reference to the Loan Parties and their obligations, this Agreement or payments hereunder; (f) with the consent of the Borrowers; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08; (h) to any state, federal foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) in connection with any pledge or assignment permitted under Section 11.07(f); (j) in consultation with the Borrowers, to any rating agency that requires access to such information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (k) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the Facilities hereunder; provided that, no disclosure shall be made to any Disqualified Institution other than (1) any disclosure of the DQ List that is made in connection with the DQ List Disclosure Right as described in Section 11.07(i)(v) and (2) any disclosure that has been made to a bona fide prospective participant, assignee or swap counterparty prior to such entity being designated a Disqualified Institution. In addition, the Administrative Agent, the Arrangers and, where applicable, the Lenders may disclose the existence and terms of this Agreement and information about the terms of this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 11.08, “Information” means all information (including, without limitation, the DQ List) received from the Administrative Agent (in the case of the DQ List) or any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08; provided, that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Secured Obligations then due and owing to such Lender or its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Secured Obligations may be denominated in a currency different from that of the applicable deposit or Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and the Borrowers a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, each Lender and their respective Affiliates under this Section 11.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, such Lender or their respective Affiliates may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party or the assets of any Excluded Subsidiary described in clauses (a)(i) or (a)(ii) of the definition of Excluded Subsidiary \

constitute security, or shall the proceeds of such assets be available for, payment of the Secured Obligations of the Loan Parties or any Domestic Subsidiary, it being understood that the Equity Interests of any Foreign Subsidiary that is not a Loan Party or any Excluded Subsidiary described in clauses (a)(i) or (a)(ii) of the definition of Excluded Subsidiary that are, in each case, directly owned by a Domestic Subsidiary that is a Guarantor do not constitute such an asset (and may be pledged, if at all, to the extent expressly set forth in Section 6.12).

11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

(a) If any provision of this Agreement would oblige any Loan Party organized in Canada to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Agreement, and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the applicable Loan Party. Any amount or rate of interest referred to in this Agreement shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Latest Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

11.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

11.12 Integration; No Strict Construction; Effectiveness. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent, on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment), (x) two duly signed, properly completed copies of either IRS Form W-8BEN-E or W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers or any other Loan Party pursuant to this Agreement or any other Loan Document), (y) two duly signed, properly completed copies of IRS Form W-8BEN-E or W-8BEN or any successor thereto and a certificate that establishes in writing to the Borrowers and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a 10-

percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a Controlled Foreign Corporation related to the Borrowers with the meaning of Section 864(d) of the Code (a “U.S. Tax Compliance Certificate”), or (z) two duly signed, properly completed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner. Thereafter and from time to time, each such Foreign Lender shall, to the extent it is legally entitled to do so, (A) promptly submit to the Borrowers and the Administrative Agent such additional duly completed and signed copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities or such other evidence as is satisfactory to the Borrowers and the Administrative Agent (in either case, in its sole discretion)) as may then be available under then current United States laws and regulations to avoid or reduce, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrowers and the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrowers or the Administrative Agent, and (B) promptly notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) The Loan Parties shall not be required to pay any additional amount or any indemnity payment under Section 3.01 with respect to any United States withholding Tax or United States backup withholding to (A) any such Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a) (subject to the exception in Section 11.15(e)), or (B) any such U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 11.15(b); provided, that if such Lender shall have satisfied the requirement of this Section 11.15(a) or Section 11.15(b), as applicable, on the date such Lender became a Lender (including, for the avoidance of doubt, as a result of an assignment) or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) or Section 11.15(b) shall relieve the Loan Parties of their obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any U.S. Tax Law Change, such Lender is no longer properly entitled to deliver forms, or certificates at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(b) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrowers two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment) and thereafter upon the reasonable request of the Borrowers or the Administrative Agent, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or any successor form.

(c) In addition, each Lender and Agent shall deliver to the Administrative Agent and the Borrowers such other tax forms or other documents as shall be prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent to determine, where applicable, whether payments under this Agreement and the other Loan Documents to such Lender or Agent are subject to application of the United States federal withholding taxes imposed pursuant to FATCA and to comply with their respective obligations, if any, under FATCA, and to determine whether such Lender or Agent has complied with its obligations under FATCA. Solely, for purposes of this Section 11.15(c), “FATCA” shall include any amendments thereof or successor provisions thereto.

(d) If a payment is made by BJ Services Holdings Canada, ULC (the “Canadian Loan Party”) under this Agreement, each Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent and the Canadian Loan Party such other tax forms or other documents reasonably requested by the Canadian Loan Party or the Administrative Agent certifying the entitlement to such Lender to an exemption from, or reduction in the rate of, any Canadian withholding tax pursuant to the provisions of any bilateral tax treaty. The Canadian Loan Party shall not be required to pay any additional amount or any indemnity payment under Section 3.01 with respect to any Canadian withholding Tax if such Lender shall have failed to satisfy the provisions of this Section 11.15(d) (subject to the exception in Section 11.15(e)).

(e) Notwithstanding any other provision of this Section 11.15, (i) a Lender shall not be required to deliver any form that such Lender is not legally able to deliver and (ii) execution and submission of such documentation (other than such documentation set forth in Sections 11.15(a)(i)(x), 11.15(a)(i)(y), 11.15(a)(i)(z), 11.15(b) and 11.15(c)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) For the purposes of this Section 11.15, the term Lender shall, for avoidance of doubt, include the L/C Issuer and the Swing Line Lender.

11.16 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent shall have been notified by each Lender, the Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

11.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Loan Parties and their respective Subsidiaries and any Agent, Lender or Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, Lender or Arranger has advised or is advising any of the Loan Parties and their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Subsidiaries, on the one hand, and the Agents, the Lenders and the Arrangers, on the other hand, (C) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Lenders and each Arranger each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Lenders or the Arrangers has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Agents, the Lenders or the Arrangers has any obligation to disclose any of such interests and transactions to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Agents, the Lenders and the Arrangers, in each case, in such capacities with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20 Affiliate Activities. Each of the Loan Parties acknowledge that each Agent, each Lender and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Loan Parties and their respective Affiliates, as well as of other Persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Loan Parties and their respective Affiliates, or (iii) have other relationships with the Loan Parties and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Loan Parties and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

11.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.22 USA PATRIOT ACT AND CAML Legislation.

(a) Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party to the extent required by the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

(b) Each Loan Party acknowledges that, pursuant to the PCTFA, the Criminal Code (Canada) and the United Nations Act, including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada) promulgated under the United Nations Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within Canada or elsewhere (collectively, including any rules, regulations, directives, guidelines or orders thereunder, “CAML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding each Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Loan Party, and the transactions contemplated hereby to the extent required by the CAML Legislation. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable CAML Legislation, whether now or hereafter in existence.

(c) If the Administrative Agent has ascertained the identity of each Loan Party or any authorized signatories of each Loan Party for the purposes of applicable CAML Legislation, then the Administrative Agent: (i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and such Agent within the meaning of applicable CAML Legislation; and (ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of each Loan Party or any authorized signatories of each Loan Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Loan Party or any such authorized signatory in doing so.

11.23 Joint and Several Obligations of the Borrowers.

(a) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction between them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(b) The provisions of this Section 11.23 are made for the benefit of the Administrative Agent and the Lenders and their successors and assigns, and may be enforced by them from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or the Lenders first to marshal any of their claims or to exercise any of their rights against any of the other Borrowers or to exhaust any remedies available to them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 11.23 shall remain in effect until all the Obligations hereunder shall have been paid in full and otherwise fully satisfied and the Commitments hereunder are terminated. If at any time any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 11.23 will forthwith be reinstated and in effect as though such payment had not been made. Each Borrower hereby: (i) acknowledges and agrees that neither the Administrative Agent nor any Lender shall have any obligation to proceed against any Borrower before proceeding against any other Borrower or Borrowers, (ii) waives any defense to their obligations under this Agreement based upon or arising out of the disability or other defense or cessation of liability of any Borrower versus any other or of any other Person, (iii) waives any right of subrogation or ability to proceed against any Person or to participate in any security for the Obligations until the Obligations have been paid and performed in full, (iv) waives any defense arising by reason of any modification of the Obligations which has been approved by the Borrowers and (v) waives all presentments, demands for performance, notices or nonperformance, protests, notices of protest, notices of dishonor, notices of sale of any collateral now or hereafter securing any indebtedness or any guaranty thereof, and notice of the existence, creation or incurring of new or additional indebtedness.

(c) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state, provincial, territorial or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable Laws (including, without limitation, applicable Debtor Relief Laws).

11.24 Approved Electronic Communication System.

(a) Unless otherwise specifically identified therein, each posting to an Approved Electronic Communication System shall be deemed to be a representation and warranty by the Borrowers, and the Responsible Officer submitting the information to the Approved Electronic Communication System, as of the date of such posting, of the accuracy of the information provided with respect thereto.

(b) Although the Approved Electronic Communication System is secured with generally-applicable security procedures and policies implemented or modified from time to time, the Borrowers and each other Loan Party acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and each other Loan Party hereby approves of the use of the Approved Electronic Communication System and understands and assumes the risks of using such forms of communication.

(c) The Approved Electronic Communication System is provided “as is” and “as available”. Neither the Administrative Agent nor any of the Administrative Agent’s affiliates, officers, directors, attorneys, agents or employees warrants the accuracy, adequacy or completeness of the Approved Electronic Communication System and each expressly disclaims any liability for errors or omissions in the Approved Electronic Communication System. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent (or any of the Administrative Agent’s affiliates, officers, directors, attorneys, agents or employees) in connection with the Approved Electronic Communication System.

(d) The Borrowers and each other Loan Party agree that the Administrative Agent may, but shall not be obligated to, store information provided through the Approved Electronic Communication System in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies in effect from time to time.

11.25 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit and Guaranty Agreement to be duly executed as of the date first above written.

BORROWERS:	BJ SERVICES, LLC

	By:	/s/ Evelyn Angelle
Name: Evelyn Angelle
Title: Executive Vice President and
Chief Financial Officer

GUARANTORS:	BJ SERVICES HOLDINGS CANADA, ULC

	By:	/s/ Evelyn Angelle
Name: Evelyn Angelle
Title: Chief Financial Officer

BJ ALLIED NEWCO, LLC

	By:	/s/ Evelyn Angelle
Name: Evelyn Angelle
Title: Chief Financial Officer

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an L/C Issuer, Swing Line Lender and a Lender

	By:	/s/ Muhammad Hasan
Name: Muhammad Hasan
Title: Authorized Officer

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an L/C ISSUER and a Lender

By:	/s/ Sarah Rayon
Name: Sarah Rayon
Title: Authorized Signatory

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

CANADIAN IMPERIAL BANK OF COMMERCE,
as a Lender

By:	/s/ Italo Fortino /s/ Kyle Lane
Name: Italo Fortino Kyle Lane
Title: Authorized Signatory Authorized Signatory

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Lea Baerlocher
Name: Lea Baerlocher
Title: Authorized Signatory

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Vice President

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

CITIBANK, N.A.,
as a Lender

By:	/s/ David Foster
Name: David Foster
Title: Vice President

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Craig Pearson
Name: Craig Pearson
Title: Associate Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

Schedule I

Closing Date Guarantors

•	BJ Allied Newco, LLC

•	BJ Services Holdings Canada, ULC

Schedule 2.01

Commitments and Pro Rata Shares

Lender	Revolving Credit Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$60,000,000	15.000000000%
Wells Fargo Bank, National Association	$50,000,000	12.500000000%
Canadian Imperial Bank of Commerce	$50,000,000	12.500000000%
Credit Suisse AG, Cayman Islands Branch	$50,000,000	12.500000000%
Goldman Sachs Lending Partners LLC	$50,000,000	12.500000000%
Morgan Stanley Bank, N.A.	$50,000,000	12.500000000%
Barclays Bank PLC	$30,000,000	7.500000000%
Citibank, N.A.	$30,000,000	7.500000000%
UBS AG, Stamford Branch	$30,000,000	7.500000000%

	$400,000,000	100.000000000%

Schedule 5.08(c)

Locations of Tangible Personal Property

Jurisdiction	Address
Arkansas	180 Lee Lane Searcy, AR 72143

California	11927 Greenstone Avenue Santa Fe Springs, CA 90670

Canada (Alberta)	7880 Edgar Industrial Drive Red Deer, AB T4P 3R2, Canada 8002 98 Street Clairmont, AB T0H 0W0 AB Canada 215 9th Ave SW #800 Calgary, AB T2P 1K3 6820 36 Street SE Calgary, AB T2C 2G4, Canada

Colorado	1200, 999 18th Street Denver, CO 80202 20661 Niobrara Blvd LaSalle, CO 80645 28730 US Highway 6 Rifle, CO 81650

Kansas	712 N. Country Estates Road Liberal, KS 67901

Louisiana	6970 W. 70th Street Shreveport, LA 71129

New Mexico	2708 West County Road Hobbs, NM 88240

North Dakota	272 34th Street W Dickinson, ND 58601

Ohio	3415 Millennium Boulevard SE Massillon, OH 44646

Oklahoma	11041 NW 10th Street Yukon, OK 73099

Pennsylvania	400 Technology Drive, Suite 120 Canonsburg, PA 15317 88 Heckmans Gap Road Mill Hall, PA 17751

Texas	4402 N. Main Street Liberty, TX 77575 11245 Old Corpus Christi Highway San Antonio, TX 78223 6165 West Murphy Street Odessa, TX 79763 11211 Farm to Market Road 2920, Tomball, TX 77375

West Virginia	1036 E. Main Street Bridgeport, WV 26330 2228 Philippi Pike Clarksburg, WV 26301 Anmoore Run and State Route 23, Clark District, Harrison County Clarksburg, WV 26301

Wyoming	1716 E. Allison Road Cheyenne, WY 82007

Schedule 5.08(d)

Deposit Accounts

Loan Party	Institution (Name and Location)	Type of Account	Account Number	Excluded Account?
BJ Services, LLC	JPMorgan Chase Bank, N.A. 712 Main Street, Houston, TX 77002	Disbursement	100069043	No

BJ Services, LLC	JPMorgan Chase Bank, N.A. 712 Main Street, Houston, TX 77002	Collection	100073888[1]	No

BJ Services, LLC	JPMorgan Chase Bank, N.A. 712 Main Street, Houston, TX 77002	Payroll	100079307	Yes

BJ Services, LLC	JPMorgan Chase Bank, N.A. 712 Main Street, Houston, TX 77002	Peachtree	100079315	No

BJ Services, LLC	JPMorgan Chase Bank, N.A. 712 Main Street, Houston, TX 77002	Miscellaneous	100079323	No

BJ Services, LLC	JPMorgan Chase Bank, N.A. 712 Main Street, Houston, TX 77002	Investment Account	5027034	No

BJ Services Holdings Canada, ULC	Canadian Imperial Bank of Commerce 309 – 8th Avenue Southwest PO Box 2585 Station M Calgary, AB T2P 2P2	Collections	83-55312[2]	No

[1]	Lockbox linked to account.
[2]	Lockbox linked to account.

Loan Party	Institution (Name and Location)	Type of Account	Account Number	Excluded Account?
BJ Services Holdings Canada, ULC	Canadian Imperial Bank of Commerce 309 – 8th Avenue Southwest PO Box 2585 Station M Calgary, AB T2P 2P2	Collections	04-12015[3]	No

BJ Services Holdings Canada, ULC	Canadian Imperial Bank of Commerce 309 – 8th Avenue Southwest PO Box 2585 Station M Calgary, AB T2P 2P2	Disbursement	83-55517	No

BJ Services Holdings Canada, ULC	Canadian Imperial Bank of Commerce 309 – 8th Avenue Southwest PO Box 2585 Station M Calgary, AB T2P 2P2	Disbursement	04-12716	No

BJ Services Holdings Canada, ULC	Canadian Imperial Bank of Commerce 309 – 8th Avenue Southwest PO Box 2585 Station M Calgary, AB T2P2P2	Interest-Bearing Depository Account	83-32215	No

BJ Services Holdings Canada, ULC	Canadian Imperial Bank of Commerce 309 – 8th Avenue Southwest PO Box 2585 Station M Calgary, AB T2P 2P2	Payroll	83-31618	Yes

BJ Services Holdings Canada, ULC	Citibank N.A. Canada Branch 5900 Hurontario Street, Second Floor, Mississauga, Ontario	General (CAD)	2011069005	No

BJ Services Holdings Canada, ULC	Citibank N.A. Canada Branch 5900 Hurontario Street, Second Floor, Mississauga, Ontario	General (USD)	2011069013	No

BJ Allied Newco, LLC	N/A

[3]	NTD: Lockbox linked to account.

Schedule 5.11

Canadian Defined Benefit Pension Plans

None.

Schedule 5.12

Subsidiaries and Other Equity Investments

Subsidiary	Record Owner	Jurisdiction of Incorp. / Formation	Restricted/ Unrestricted Subsidiary
BJ Allied Newco, LLC	BJ Services, LLC	Delaware	Restricted

BJ Services Luxembourg S.à r.l.	BJ Services, LLC	Grand Duchy of Luxembourg	Restricted

BJ Services Holdings Canada, ULC	BJ Services Luxembourg S.à r.l.	British Columbia, Canada	Restricted

1.

Schedule 6.12(c)

Post Closing Actions

•	Within 90 days after the Closing Date, the Loan Parties shall deliver Control Agreements on the Loan Parties’ deposit accounts, Lockboxes, securities accounts, and commodity accounts, in each case, except in respect of any Excluded Accounts, in accordance with the Credit Agreement and the other Loan Documents.

•	Within 30 days after the Closing Date, the Loan Parties shall deliver certificates of insurance, endorsements or other such documents evidencing that the Administrative Agent has been named as lender loss payee and additional insured, as applicable, under each applicable insurance policy in accordance with the Credit Agreement and the other Loan Documents.

Schedule 7.01

Existing Liens

None.

Schedule 7.02

Existing Investments

None.

Schedule 7.03

Existing Indebtedness

•	Indebtedness in respect of that certain Bill of Sale, dated as of February 10, 2017, between Baker Hughes Oilfield Operations, Inc. and BJ Services, LLC in an outstanding principal amount of $3,140,301 as of 02/28/2017.

Schedule 7.08

Transactions with Affiliates

•	Transactions in respect of that certain Bill of Sale, dated as of February 10, 2017, between Baker Hughes Oilfield Operations, Inc. and BJ Services, LLC.

•	Transactions in respect of the Transition Services Agreement.

•	Transactions in respect of that certain Transportation Bridging and Vehicle Lease Agreement dated as of February 9, 2017 and effective as of December 30, 2016, between ALTCem LLC, ALTCem Leasing and BJ Services, LLC.

•	Transactions in respect of that certain Intellectual Property License Agreement, dated as of December 30, 2016, between BJ Services, LLC and Baker Hughes Incorporated.

•	Transactions in respect of that certain Employee Services Agreement dated as of December 30, 2016 by and between BJ Services, LLC and Baker Hughes Oilfield Operations, Inc.

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and among Baker Hughes Oilfield Operations, Inc., Baker Hughes Canada Company, BJ Services, LLC, and BJ Services Canada Holdings, ULC, covering and describing properties located in Ft. Nelson, British Columbia; Brighton, Colorado; Kenai, Alaska; Farmington, New Mexico; Bryan, Texas; Drumheller, Alberta; and Grand Junction, Colorado

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between Baker Hughes Oilfield Operations, Inc. and BJ Services, LLC, covering and describing property consisting of all buildings M-1 and M-2, located in Tomball, Texas

•	Transactions in respect of that certain Assignment and Assumption of Lessee’s Interest in Leases effective as of December 23, 2016 by and between Baker Hughes Oilfield Operations, Inc. and BJ Services, LLC

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between Baker Hughes Oilfield Operations, Inc. and BJ Services, LLC, covering and describing property located in Hobbs, Lea County, New Mexico

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between Baker Hughes Oilfield Operations, Inc. and BJ Services, LLC, covering and describing property located in LaGrange, Fayette County, Texas

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between BJ Services, LLC and Baker Hughes Oilfield Operations, Inc., covering and describing the TEDC Building, located in Tomball, Texas

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between BJ Services, LLC and Baker Hughes Oilfield Operations, Inc., covering and describing property located in Dickinson, North Dakota

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between BJ Services, LLC and Baker Hughes Oilfield Operations, Inc., covering and describing property located in Massillon, Ohio

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between BJ Services, LLC and Baker Hughes Oilfield Operations, Inc.. covering and describing property located in Odessa, Texas

•	Transactions in respect of that certain Lease Agreement dated as of December 30, 2016 by and between BJ Services, LLC and Baker Hughes Oilfield Operations, Inc., covering and describing property located in San Antonio, Texas

•	Transactions in respect of that certain Short Term Commercial Lease Agreement dated as of December 30, 2016 by and between Baker Hughes Canada Company and BJ Services Holdings Canada, ULC, covering and describing property located in Clairmont, Alberta, Canada

•	Transactions in respect of that certain Short Term Commercial Lease Agreement dated as of December 30, 2016 by and between Baker Hughes Canada Company and BJ Services Holdings Canada, ULC, covering and describing property located in Red Deer, Alberta, Canada

•	Transactions in respect of that certain Sublease Agreement dated as of December 30, 2016 by and between Baker Hughes Canada Company and BJ Services Holdings Canada, ULC, covering and describing property located in Calgary, Alberta, Canada

Schedule 11.02

Administrative Agent’s Office, Certain Addresses for Notices

LOAN PARTIES:

BJ Services, LLC

11211 FM 2920 Rd.

Tomball, Texas 77375

Attn: Chief Financial Officer

Tel.: 281-786-0957

Fax: 281-631-3921

Email: evelyn.angelle@bjservices.com

Website: http://bjservices.com

ADMINISTRATIVE AGENT:

As set forth in Section 11.02(a)(iii) of the Credit Agreement

L/C ISSUERS (OTHER THAN JPMCB):

Wells Fargo Bank, National Association

14241 Dallas Parkway

Dallas, TX 75254

Attn: Ron Zeiber

Tel.: 972-361-7101

Fax: 866-886-1998

Email: Ron.m.zeiber@wellsfargo.com

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date:                     ,         4

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

500 Stanton Christiana Road, NCC 5, Floor 1

Newark, DE 19713

Attention: Jackie Zellman

Telecopy No.: 302-634-3301

email: jacqueline.l.zellman@jpmorgan.com

with email copies (which shall not constitute notice) to:

email: muhammad.hasan@jpmorgan.com

email: austin.l.roth@jpmorgan.com

Ladies and Gentlemen:

This Committed Loan Notice is delivered pursuant to Section 2.02(a) of that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Revolving Credit Agreement;” the terms defined therein being used herein as therein defined), among BJ Services, LLC, a Delaware limited liability company (the “Company” and, together with BJ Services, Inc., a Delaware corporation, when joined thereto as a borrower, each a “Borrower,” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers, as Guarantors, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The undersigned hereby irrevocably request[s] (select one):

A Revolving Credit Borrowing

A conversion of Revolving Credit Loans

A continuation of Eurodollar Rate Loans

1. On                          (a Business Day).

2. In the amount of $                        .5

[4]	To be received by the Administrative Agent not later than 12:30 p.m. (i) three (3) Business Days before the requested date of any Borrowing of Eurodollar Rate Loans, any conversion of Revolving Credit Loans or continuation of Eurodollar Rate Loans, (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or (iii) if requesting Eurodollar Rate Loans having an Interest Period other than one, two, three or six months, four (4) Business Days before the requested date of such Borrowing, conversion or continuation.
[5]	Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or in a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c) of the Revolving Credit Agreement, each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 in a whole multiple of $100,000 in excess thereof.

3. (select one)

[comprised of [Base Rate Loans][Eurodollar Rate Loans having an Interest Period of      months]

[which Loans are currently maintained as [Base Rate Loans][Eurodollar Rate Loans having an Interest period ending on             , 20    ] and shall be [continued as Eurodollar Rate Loans having an Interest Period of      months][converted to [Base Rate Loans][Eurodollar Rate Loans having an Interest Period of      months.]]]6

[The undersigned hereby represents and warrants to the Administrative Agent, solely in his or her capacity as an officer of the Borrower[s], and not in any individual capacity, that, as of the date hereof:]7

1. This Committed Loan Notice shall be subject to the last paragraph of Section 4.02;

[2. Use during the period from the Closing Date through the Deemed Borrowing Base Termination Date]

Line A	As of the close of business on the Business Day immediately preceding the date hereof, Unrestricted Cash held by the Loan Parties is:	$
Line B	After adjusting for the amount of Unrestricted Cash set forth in Line A above, the Deemed Borrowing Base is:	$	[8]
Line C	As of the date hereof, after giving pro forma effect to the Borrowing requested herein, the amount of Total Outstandings is:	$	[9]
Line D	Line B minus (the sum of (x) Eligible Unbilled Receivables plus (y) Eligible Inventory or net liquidation value of all appraised Eligible Inventory (each as calculated and included in the Borrowing Base on the most recent Gross Asset Certificate delivered to the Administrative Agent pursuant to Section 6.02(f) of the Revolving Credit Agreement)) equals:	$

[2. Use at any time after the Deemed Borrowing Base Termination Date.]

Line A	As of the close of business of the Business Day immediately preceding the date hereof, Unrestricted Cash held by the Loan Parties is:	$

[6]	Shall be subject to the definition of “Interest Period” in the Revolving Credit Agreement.
[7]	To be included for any Revolving Credit Borrowing.
[8]	The amount of such adjustment for Unrestricted Cash included in the Deemed Borrowing Base not to be less than $0 or greater than $40,000,000.
[9]	If Total Outstandings are greater than zero, the Loan Parties shall be required to report Unrestricted Cash in accordance with Section 6.02(h)(i) of the Credit Agreement.

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

Line B	After adjusting for the amount of Unrestricted Cash set forth in Line A above, the Borrowing Base is:	$
Line C	As of the date hereof, after giving pro forma effect to the Borrowing requested herein, the amount of Total Outstandings is:	$
Line D	Line B minus (the sum of (x) Eligible Unbilled Receivables plus (y) Eligible Inventory or net liquidation value of all appraised Eligible Inventory (each as calculated and included in the Borrowing Base on the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.02(f) of the Revolving Credit Agreement)) equals:	$
Line E	Line C minus (Line B minus Line A) equals:	$	[10]

3. The Total Outstandings set forth above in Line C [exceed][do not exceed] the lesser of (a) the amount set forth in Line D above and (b) $100,000,000 (such lesser amount, the

“Authorization Trigger Cap”).

[4.11 Use if the Total Outstandings set forth above in Line C exceed the Authorization Trigger Cap.

a.	Attached hereto as Exhibit A is a true, correct and complete copy of resolutions that have been duly adopted by written consent of the board of directors (or a requisite subset thereof) of the Company (the “Resolutions”) approving and authorizing in all respects the Borrowing requested herein, including, without limitation, the approval of and authorization for the Total Outstandings, after giving pro forma effect to such requested Borrowing, to exceed the Authorization Trigger Cap. No other resolutions have been adopted by such board of directors, or any such subset thereof, with respect to the requested Borrowing and the related subject matter therein, except for any other resolutions previously delivered to the Administrative Agent on or after the Closing Date, all of which, together with the Resolutions, are in full force and effect as of the date hereof.

b.	[The [Second Amended and Restated Limited Liability Company Agreement of the Company and all amendments thereto] (collectively, the “Operating Document”), attached as [Exhibit C to that certain Secretary’s Certificate of the Company], dated as of [the Closing Date][12] and delivered to the Administrative Agent pursuant to the Credit Agreement (the “Existing Certificate”), is a true, correct and complete copy of the Operating Document of the Company, which was on the date on which the Resolutions were adopted[, and is on the date hereof], in full force and effect in the form attached to the Existing Certificate and no action has been taken to repeal the Operating Document or make any amendments or modifications thereto.]] [13]

[10]	If the amount set forth in Line E is greater than zero, the Loan Parties shall be required to report Unrestricted Cash in accordance with Section 6.02(h)(ii) of the Credit Agreement.
[11]	Section 4 to be duplicated for PublicCo (with applicable conforming changes) once it is joined as a Borrower under the Credit Agreement, as applicable.
[12]	To be updated to refer to the most recently delivered secretary’s certificate of the Company that attaches updated Operating Documents.
[13]	To be updated generally for circumstances related to operating documents and applicable resolutions.

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has caused this Committed Loan Notice to be duly executed and delivered as of the date first set forth above.

BJ SERVICES, LLC
[BJ SERVICES, INC.][14]
By:
Name:
Title:

[14]	BJ Services, Inc. to be added under Section 8.13 after joining the Loan Documents pursuant to Section 6.12(a)(iii) of the Revolving Credit Agreement.

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

[EXHIBIT A

RESOLUTIONS]

EXHIBIT A-2

FORM OF SWING LINE LOAN NOTICE

Date:                     ,         15

To:	JPMorgan Chase Bank, N.A., as Administrative Agent and Swing Line Lender

500 Stanton Christiana Road, NCC 5, Floor 1

Newark, DE 19713

Attention: Jackie Zellman

Telecopy No.: 302-634-3301

email: jacqueline.l.zellman@jpmorgan.com

with email copies (which shall not constitute notice) to:

email: muhammad.hasan@jpmorgan.com

email: austin.l.roth@jpmorgan.com

Ladies and Gentlemen:

This Swing Line Loan Notice is delivered pursuant to Section 2.04(b) of that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Revolving Credit Agreement;” the terms defined therein being used herein as therein defined), among BJ Services, LLC, a Delaware limited liability company (the “Company” and, together with BJ Services, Inc., a Delaware corporation, when joined thereto as a borrower, each a “Borrower,” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers, as Guarantors, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The undersigned hereby irrevocably request[s] a Swing Line Loan:

1. On                      (a Business Day).

2. In the amount of $                     .16

The undersigned hereby represents and warrants to the Administrative Agent, solely in his or her capacity as an officer of the Borrower[s], and not in any individual capacity, that, as of the date hereof:

1. This Swing Line Loan Notice shall be subject to the last paragraph of Section 4.02;

[2. Use during the period from the Closing Date through the Deemed Borrowing Base Termination Date]

[15]	To be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested Borrowing date.
[16]	Must be in a minimum principal amount of $500,000.

Line A	As of the close of business on the Business Day immediately preceding the date hereof, Unrestricted Cash held by the Loan Parties is:	$
Line B	After adjusting for the amount of Unrestricted Cash set forth in Line A above, the Deemed Borrowing Base is:	$	[17]
Line C	As of the date hereof, after giving pro forma effect to the Borrowing requested herein, the amount of Total Outstandings is:	$	[18]
Line D	Line B minus (the sum of (x) Eligible Unbilled Receivables plus (y) Eligible Inventory or net liquidation value of all appraised Eligible Inventory (each as calculated and included in the Borrowing Base on the most recent Gross Asset Certificate delivered to the Administrative Agent pursuant to Section 6.02(f) of the Revolving Credit Agreement)) equals:	$

[2. Use at any time after the Deemed Borrowing Base Termination Date.]

Line A	As of the close of business of the Business Day immediately preceding the date hereof, Unrestricted Cash held by the Loan Parties is:	$
Line B	After adjusting for the amount of Unrestricted Cash set forth in Line A above, the Borrowing Base is:	$
Line C	As of the date hereof, after giving pro forma effect to the Borrowing requested herein, the amount of Total Outstandings is:	$
Line D	Line B minus (the sum of (x) Eligible Unbilled Receivables plus (y) Eligible Inventory or net liquidation value of all appraised Eligible Inventory (each as calculated and included in the Borrowing Base on the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.02(f) of the Revolving Credit Agreement)) equals:	$
Line E	Line C minus (Line B minus Line A) equals:	$	[19]

3. The Total Outstandings set forth above in Line C [exceed][do not exceed] the lesser of (a) the amount set forth in Line D above and (b) $100,000,000 (such lesser amount, the

“Authorization Trigger Cap”).

[17]	The amount of such adjustment for Unrestricted Cash included in the Deemed Borrowing Base not to be less than $0 or greater than $40,000,000.
[18]	If Total Outstandings are greater than zero, the Loan Parties shall be required to report Unrestricted Cash in accordance with Section 6.02(h)(i) of the Credit Agreement.
[19]	If the amount set forth in Line E is greater than zero, the Loan Parties shall be required to report Unrestricted Cash in accordance with Section 6.02(h)(ii) of the Credit Agreement.

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

[4.20 Use if the Total Outstandings set forth above in Line C exceed the Authorization Trigger Cap.

a.	Attached hereto as Exhibit A is a true, correct and complete copy of resolutions that have been duly adopted by written consent of the board of directors (or a requisite subset thereof) of the Company (the “Resolutions”) approving and authorizing in all respects the Borrowing requested herein, including, without limitation, the approval of and authorization for the Total Outstandings, after giving pro forma effect to such requested Borrowing, to exceed the Authorization Trigger Cap. No other resolutions have been adopted by such board of directors, or any such subset thereof, with respect to the requested Borrowing and the related subject matter therein, except for any other resolutions previously delivered to the Administrative Agent on or after the Closing Date, all of which, together with the Resolutions, are in full force and effect as of the date hereof.

b.	[The [Second Amended and Restated Limited Liability Company Agreement of the Company and all amendments thereto] (collectively, the “Operating Document”), attached as [Exhibit C to that certain Secretary’s Certificate of the Company], dated as of [the Closing Date][21] and delivered to the Administrative Agent pursuant to the Credit Agreement (the “Existing Certificate”), is a true, correct and complete copy of the Operating Document of the Company, which was on the date on which the Resolutions were adopted[, and is on the date hereof,] in full force and effect in the form attached to the Existing Certificate and no action has been taken to repeal the Operating Document or make any amendments or modifications thereto.]][22]

[20]	Section 4 to be duplicated for PublicCo (with applicable conforming changes) once it is joined as a Borrower under the Credit Agreement, as applicable.
[21]	To be updated to refer to the most recently delivered secretary’s certificate of the Company that attaches updated Operating Documents.
[22]	To be updated generally for circumstances related to operating documents and applicable resolutions.

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT

IN WITNESS WHEREOF, each of the undersigned has caused this Swing Line Loan Notice to be duly executed and delivered as of the date first set forth above.

BJ SERVICES, LLC
[BJ SERVICES, INC.] [23]
By:
Name:
Title:

[23]	BJ Services, Inc. to be added under Section 8.13 after joining the Loan Documents pursuant to Section 6.12(a)(iii) of the Revolving Credit Agreement.

[EXHIBIT A

RESOLUTIONS]

EXHIBIT A-3

FORM OF L/C APPLICATION CERTIFICATE

Date:                         ,

[JPMorgan Chase Bank, N.A., as an L/C Issuer

Attention: GTS IB Standby

10420 Highland Manor Drive, Floor 04

Tampa, FL, 33610-9128

Telephone: 800.634.1969

Fax: 856-294-5267

Email: GTS.IB.Standby@JPMChase.com

or

Wells Fargo Bank, National Association, as an L/C Issuer

14241 Dallas Parkway

Dallas, TX 75254

Attention: Ron Zeiber

Tel.: 972-361-7101

Fax: 866-886-1998

Email: ron.m.zeiber@wellsfargo.com]24

and

JPMorgan Chase Bank, N.A., as Administrative Agent

500 Stanton Christiana Road, NCC 5, Floor 1

Newark, DE 19713

Attention: Jackie Zellman

Telecopy No.: 302-634-3301

email: jacqueline.l.zellman@jpmorgan.com

with email copies (which shall not constitute notice) to:

email: muhammad.hasan@jpmorgan.com

email: austin.l.roth@jpmorgan.com

Ladies and Gentlemen:

This L/C Application Certificate is delivered pursuant to Section 2.03(b)(i) of that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Revolving Credit Agreement;” the terms defined therein being used herein as therein defined), among BJ Services, LLC, a Delaware limited liability company (the “Company” and, together with BJ Services, Inc., a Delaware corporation, when joined thereto as a borrower, each a “Borrower,” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers, as Guarantors, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

[24]	Please insert the name and notice address of the applicable L/C Issuer.

Reference is hereby made to that certain Letter of Credit Application (the “L/C Application”), dated as of the date hereof, completed and signed by a Responsible Officer of the Borrowers and delivered herewith to the applicable L/C Issuer set forth above (with a copy to the Administrative Agent); a true, correct and complete copy of the L/C Application is attached hereto as Exhibit A.

The undersigned hereby represents and warrants to the L/C Issuer and the Administrative Agent, solely in his or her capacity as an officer of the Borrower[s], and not in any individual capacity, that, as of the date hereof:

1. This L/C Application Certificate together with the attached L/C Application shall be subject to the last paragraph of Section 4.02

[2. Use during the period from the Closing Date through the Deemed Borrowing Base Termination Date]

Line A	As of the close of business on the Business Day immediately preceding the date hereof, Unrestricted Cash held by the Loan Parties is:	$
Line B	After adjusting for the amount of Unrestricted Cash set forth in Line A above, the Deemed Borrowing Base is:	$	[25]
Line C	As of the date hereof, after giving pro forma effect to the Letter of Credit request set forth in the L/C Application, the amount of Total Outstandings is:	$	[26]
Line D	Line B minus (the sum of (x) Eligible Unbilled Receivables plus (y) Eligible Inventory or net liquidation value of all appraised Eligible Inventory (each as calculated and included in the Borrowing Base on the most recent Gross Asset Certificate delivered to the Administrative Agent pursuant to Section 6.02(f) of the Revolving Credit Agreement)) equals:	$

[2. Use at any time after the Deemed Borrowing Base Termination Date.]

Line A	As of the close of business of the Business Day immediately preceding the date hereof, Unrestricted Cash held by the Loan Parties is:	$
Line B	After adjusting for the amount of Unrestricted Cash set forth in Line A above, the Borrowing Base is:	$

[25]	The amount of such adjustment for Unrestricted Cash included in the Deemed Borrowing Base not to be less than $0 or greater than $40,000,000.
[26]	If Total Outstandings are greater than zero, the Loan Parties shall be required to report Unrestricted Cash in accordance with Section 6.02(h)(i) of the Credit Agreement.

Line C	As of the date hereof, after giving pro forma effect to the Letter of Credit request set forth in the L/C Application, the amount of Total Outstandings is:	$
Line D	Line B minus (the sum of (x) Eligible Unbilled Receivables plus (y) Eligible Inventory or net liquidation value of all appraised Eligible Inventory (each as calculated and included in the Borrowing Base on the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.02(f) of the Revolving Credit Agreement)) equals:	$
Line E	Line C minus (Line B minus Line A) equals:	$	[27]

3. The Total Outstandings set forth above in Line C [exceed][do not exceed] the lesser of (a) the amount set forth in Line D above and (b) $100,000,000 (such lesser amount, the

“Authorization Trigger Cap”).

[4.28 Use if the Total Outstandings set forth above in Line C exceed the Authorization Trigger Cap.

a.	Attached hereto as Exhibit B is a true, correct and complete copy of resolutions that have been duly adopted by written consent of the board of directors (or a requisite subset thereof) of the Company (the “Resolutions”) approving and authorizing in all respects the Letter of Credit request set forth in the L/C Application, including, without limitation, the approval of and authorization for the Total Outstandings, after giving pro forma effect to such Letter of Credit request, to exceed the Authorization Trigger Cap. No other resolutions have been adopted by such board of directors, or any such subset thereof, with respect to such Letter of Credit request and the related subject matter therein, except for any other resolutions previously delivered to the Administrative Agent on or after the Closing Date, all of which, together with the Resolutions, are in full force and effect as of the date hereof.

b.	[The [Second Amended and Restated Limited Liability Company Agreement of the Company and all amendments thereto] (collectively, the “Operating Document”), attached as [Exhibit C to that certain Secretary’s Certificate of the Company], dated as of [the Closing Date][29] and delivered to the Administrative Agent pursuant to the Credit Agreement (the “Existing Certificate”), is a true, correct and complete copy of the Operating Document of the Company, which was on the date on which the Resolutions were adopted[, and is on the date hereof,] in full force and effect in the form attached to the Existing Certificate and no action has been taken to repeal the Operating Document or make any amendments or modifications thereto.]][30]

[27]	If the amount set forth in Line E is greater than zero, the Loan Parties shall be required to report Unrestricted Cash in accordance with Section 6.02(h)(ii) of the Credit Agreement.
[28]	Section 4 to be duplicated for PublicCo (with applicable conforming changes) once it is joined as a Borrower under the Credit Agreement, as applicable.
[29]	To be updated to refer to the most recently delivered secretary’s certificate of the Company that attaches updated Operating Documents.
[30]	To be updated generally for circumstances related to operating documents and applicable resolutions.

IN WITNESS WHEREOF, each of the undersigned has caused this L/C Application Certificate to be duly executed and delivered as of the date first set forth above.

BJ SERVICES, LLC
[BJ SERVICES, INC.] [31]

By:

Name:
Title:

[31]	BJ Services, Inc. to be added under Section 8.13 after joining the Loan Documents pursuant to Section 6.12(a)(iii) of the Revolving Credit Agreement.

EXHIBIT A

L/C APPLICATION

(See Attached)

[EXHIBIT B

RESOLUTIONS]

EXHIBIT B

$	Date: ,

FORM OF NOTE32

FOR VALUE RECEIVED, each of the undersigned (together, the “Borrowers”), hereby promises to pay to                              or registered assigns (the “Lender”), the principal sum of [        ] DOLLARS ($[        ]) or such lesser amount as shall equal the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrowers under that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Revolving Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, the Guarantors party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Borrowers, jointly and severally, promise to pay interest on the aggregate unpaid principal amount of each Loan from time to time made by the Lender to the Borrowers under the Revolving Credit Agreement from the date of such Loan until such principal amount is paid in full, at such per annum interest rates and at such times as expressly provided in the Revolving Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent (or, in the case of Swing Line Loans, to the Swing Line Lender) for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Revolving Credit Agreement.

This Note is one of the Notes referred to in the Revolving Credit Agreement, is entitled to the benefits thereof, is subject to the terms and conditions thereof, including without limitation, voluntary and mandatory prepayment in whole or in part as provided therein. This Note is secured by the Collateral and guaranteed as provided in the Revolving Credit Agreement and the other Loan Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Revolving Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Revolving Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. The failure of the Lender to make any such recordation or to attach any such schedule (or any error in such recordation or schedule) shall not affect the obligations of the Borrowers hereunder or under the Revolving Credit Agreement.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[32]	Appropriate changes to be made to the form to reflect the existence of a single Borrower if any Notes are to be delivered prior to the joinder of PublicCo as a borrower.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BJ SERVICES, LLC
[BJ SERVICES, INC.]
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[DATE]

For [fiscal year][fiscal quarter] ended

This Compliance Certificate (the “Compliance Certificate”) dated as of                     ,         is delivered pursuant to [Section 6.02(a) of] [Section 7.02(j) of] [the definition of “Unrestricted Subsidiary” in] that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ Services, LLC, a Delaware limited liability company (the “Company” and, together with BJ Services, Inc., a Delaware corporation, when joined thereto as a borrower, collectively, the “Borrowers”), certain Subsidiaries of the Borrowers, as Guarantors, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined in this Compliance Certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned Responsible Officer of the Borrowers, in such official capacity and not in any individual capacity, hereby certifies to the Administrative Agent as of the date hereof that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are (x) the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Parent ended as of the date set forth above. Such financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP in all material respects, as of the close of business of such date and for the period covered thereby and (y) a copy of management’s discussion and analysis with respect to such financial statements.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are (x) the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Parent ended as of the date set forth above. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cashflows of the Parent and its Subsidiaries in accordance with GAAP in all material respects, as of the close of business of such date and for the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes (except with respect to the cash flow statements which may be non-GAAP cash flow statements prepared by management substantially in the form historically prepared by management) and (y) a copy of management’s discussion and analysis with respect to such financial statements.

2. [select one:]

[No Default or Event of Default has occurred and is continuing.]

--or--

[The following is a list of each Default or Event of Default that has occurred and is continuing, the nature and extent thereof and expected remedial actions:]

3. (i) The financial covenant contained in Section 7.11 of the Credit Agreement [is] [is not] being tested as of the end of the fiscal period referenced above33 and (ii) the financial covenant analysis, computations and information set forth on Schedule 2 attached hereto[, demonstrating the Borrower Parties’ compliance with such financial covenant]34 are true, complete and accurate in all material respects (without duplication of any materiality qualifier applicable thereto).

4 [Attached hereto as Schedules 5.08(c) and 5.08(d) are supplements to Schedules 5.08(c) and 5.08(d) of the Credit Agreement required by Section 6.02(e) of the Credit Agreement.]35

[Remainder of page intentionally left blank]

[33]	The Financial Covenant in Section 7.11 of the Credit Agreement is tested (1) as of last day of any fiscal quarter of the Borrowers for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) of the Credit Agreement immediately preceding any day on which Excess Availability falls below the Liquidity Threshold, and as of the last day of each fiscal quarter thereafter, until such time as Excess Availability exceeds the Liquidity Threshold for twenty (20) consecutive calendar days and (2) pursuant to Section 7.02(j) of the Credit Agreement.
[34]	Language regarding the certification of meeting the test is to be inserted only if the Financial Covenant in Section 7.11 is being tested under Section 7.11 or Section 7.02(j).
[35]	Only required if the Compliance Certificate is being delivered pursuant to Section 6.02(a) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first set forth above.

BJ SERVICES, LLC,
By:
Name:
Title:
[BJ SERVICES, INC.,
By:
Name:
Title:][36]

[36]	Only applicable after being joined to the Credit Agreement.

Schedule 1

Financial Statements and Management’s Discussion

See attached.

Schedule 2

For the fiscal [quarter][year] ended [                 ], 20[ ] (the “Statement Date”)

Section 7.11 – Consolidated Fixed Charge Coverage Ratio37

As of Statement Date
(a)	Consolidated EBITDA of the Borrower Parties[38] ((a)(i) plus (the sum[39] of (a)(ii) through (a)(xxx)), minus (the sum of (a)(xxxi) and (a)(xxxii)) plus/minus (a)(xxxiii))	$
	i. Consolidated Net Income	$
	ii. Total interest expense determined in accordance with GAAP[40]	$
	iii. Provision for taxes based on income, profits or capital of the Borrower Parties[41]	$

[37]	As of the last day of the fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b) of the Credit Agreement. Unless otherwise indicated, all items should be for the four fiscal quarter period ending as of the Statement Date. Notwithstanding anything to the contrary, to the extent included in the determination of Consolidated Net Income, any income (or loss) for such period attributable to the early extinguishment of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments shall be excluded in determining Consolidated EBITDA for such period.
[38]	For purposes of determining Consolidated EBITDA for any period that includes the quarterly periods ending June 30, 2016, September 30, 2016, and December 31, 2016, the Consolidated EBITDA for each such quarterly period shall be deemed to be (a) the Consolidated EBITDA for the fiscal quarter ended March 31, 2017 (but in any event in an amount not less than zero), multiplied by 4, (b) the Consolidated EBITDA for the two consecutive fiscal quarters ended June 30, 2017, multiplied by 2 and (c) the Consolidated EBITDA for the three consecutive fiscal quarters ended September 30, 2017, multiplied by 4/3, respectively.
[39]	To the extent that, in the determination of Consolidated Net Income for such period (except with respect to clauses (xx), (xxi), (xxii) and (xxiii)(B)) below, which amounts would not be deducted from Consolidated Net Income), has been deducted for, without duplication.
[40]	Including, without limitation, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and (G) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, but excluding any non-cash or deferred interest or Swap Contract or hedging obligation costs.
[41]	Including, without limitation, federal, state, provincial, territorial, franchise and similar taxes and foreign withholding taxes paid or accrued for such period including penalties and interest related to such taxes or arising from any tax examinations.

As of Statement Date
iv. Depreciation and amortization expense (including amortization of intangible assets)	$
v. Letter of credit fees	$
vi. [reserved]

vii.   Any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by management of the Borrowers or any of their direct or indirect parents in connection with the Transactions or a Qualified IPO

$

viii.  Any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement

$

ix.     All (A) extraordinary losses, expenses or charges (as determined in accordance with GAAP prior to giving effect to FASB Accounting Standards Update No. 2015-01) and (B) all non-recurring or unusual losses, expenses or charges

$
x. Non-cash amortization of financing costs of the Borrower Parties	$

xi.     The amount of costs, expenses, charges and fees paid for such period in connection with the (i) the Transaction Costs, (ii) the Qualified IPO, (iii) the Transition Services Agreement and (iv) the Contribution Agreement

$
xii. Cash restructuring charges or reserves and business optimization expense actually incurred[42]	$
xiii. Any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business	$
xiv. [reserved]

xv.    To the extent covered by insurance and actually reimbursed, or, so long as the Borrowers have made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied in writing by the applicable insurer and (B) in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

$

[42]	Subject to the applicable cap set forth in the Credit Agreement.

As of Statement Date

xvi.    Any non-cash purchase accounting adjustment and any step-ups with respect to re-valuing assets and liabilities in connection with any Investment permitted under Section 7.02 of the Credit Agreement

$
xvii. Expenses representing the implied principal component under Synthetic Lease Obligations	$
xviii. Losses from discontinued operations not to exceed $25,000,000 for any period of four (4) consecutive fiscal quarters	$

xix.    All other non-cash charges (including any write-downs or non-cash impairment charges) or other expenses of the Borrower Parties reducing Consolidated Net Income which do not represent a cash item in such period (other than any charge in respect of any lower of cost or market reserve)[43]

$

xx.     The amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrowers in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Transaction[44]

$

xxi.    The amount of “run-rate” cost savings, operating expense reductions and synergies of a type that would be permitted to be reflected in pro forma financial information under Rule 11-02 of Regulation S-X under the Securities Act of 1933, as amended[45]

$

xxii.   The amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrowers in good faith to result from any action taken, expected to be taken, committed to be taken or planned to be taken in connection with a Specified Restructuring[46]

$

[43]	Provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrowers may elect not to add back such non-cash charge in the current period and (B) the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period.
[44]	Subject to the terms and conditions set forth in clause (xix) of the definition of “Consolidated EBITDA” in the Credit Agreement and the applicable cap specified in the Credit Agreement.
[45]	Subject to the terms and conditions set forth in clause (xx) of the definition of “Consolidated EBITDA” in the Credit Agreement.
[46]	Subject to the terms and conditions set forth in clause (xxi) of the definition of “Consolidated EBITDA” in the Credit Agreement and the applicable cap specified in the Credit Agreement.

As of Statement Date
xxiii.	(A) Start-up expenses relating to the start-up and ramp-up of capital projects and (B) the annualization of positive Consolidated EBITDA for which such period for which ramp-up of such capital projects occurs[47]	$
xxiv.	(A) Management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (and/or its Affiliates) for such period to the extent permitted to be paid under the Credit Agreement and (B) consulting fees and related expenses paid to any director of a Borrower Party for such period to the extent permitted to be paid under the Credit Agreement	$
xxv.	Any premiums, fees, expenses or charges (including any transaction, incentive, completion, milestone or retention bonus) incurred for such period, or any amortization thereof in connection with any acquisition, Investment, Disposition, Debt Issuance or repayment of Indebtedness, Equity Issuance, refinancing transaction, recapitalization or amendment or other modification of any debt instrument[48] and any charges or non-recurring merger, amalgamation or acquisition costs, fees and expenses incurred for such period as a result of any such transaction	$
xxvi.	The amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary deducted (and not added back) for such period in calculating Consolidated Net Income	$
xxvii.	[reserved]
	xxviii. Expenses, charges, costs or fees incurred for such period in respect of fleet commissioning or reactivation activities	$
xxix.	Expenses, costs or charges for such period in connection with retention, recruiting, relocation, bonuses (including, without limitation, transaction, incentive, completion, milestone or retention bonuses) and severance	$
xxx.	One-time costs or charges associated with commencing Public Company Compliance	$

[47]	Subject to applicable cap specified in the Credit Agreement.
[48]	In each case, including any such transaction consummated prior to the Closing Date and any such transaction not completed and, in the case of such transaction of a type permitted under the Credit Agreement, whether or not meeting any dollar amount threshold specified in the Credit Agreement.

As of Statement Date

xxxi.     To the extent included in the determination of Consolidated Net Income, all extraordinary (as determined in accordance with GAAP prior to giving effect to FASB Accounting Standards Update No. 2015-01), non-recurring or unusual gains and non-cash income during such period (other than income arising out of the reversal of any lower of cost or market reserve)

		$	______________
	xxxii. To the extent included in the determination of Consolidated Net Income, any gains realized upon the disposition of property outside of the ordinary course of business	$	______________
	xxxiii. Unrealized losses/gains in respect of Swap Contracts, all as determined in accordance with GAAP	$	______________
(b)	Capital Expenditures of the Borrower Parties made in cash during such fiscal period which are not funded by the proceeds of Indebtedness not prohibited by Section 7.03 of the Credit Agreement (other than proceeds of Revolving Credit Loans)	$	______________
(c)	Consolidated Cash Taxes[49] paid by the Borrower Parties during such period ending on the Statement Date	$	______________
(d)	Consolidated Fixed Charges as of any date for the applicable period ending on the Statement Date, with respect to the Borrower Parties on a consolidated basis:[50] (the sum of (d)(i) through (d)(iii))	$	______________
	i. Consolidated Interest Charges	$	______________
	ii. Consolidated Scheduled Funded Debt Payments	$	______________
	iii. Any regularly scheduled Restricted Payments (including any payments made with respect to the Tax Receivable Agreement) made by the Borrower Parties during such period	$	______________
(e)	Consolidated Fixed Charge Coverage Ratio (((a) minus (b) minus (c)) divided by (d))		___ to 1.00

[49]	“Consolidated Cash Taxes” means, as of any date for the applicable period ending on the Statement Date, with respect to the Borrower Parties on a consolidated basis, the aggregate of all taxes, based on income, profits or capital, as determined in accordance with GAAP, to the extent the same are paid in cash with respect to such period (it being understood that any payments made with respect to the Tax Receivable Agreement shall not be Consolidated Cash Taxes).
[50]	Any dividends or distributions made by the Borrower Parties in connection with the IPO Restructuring Transactions shall be excluded from the calculation of Consolidated Fixed Charges.

As of Statement Date
(f)	Minimum Consolidated Fixed Charge Coverage Ratio under Section 7.11 of the Credit Agreement	1.00 to 1.00
	Compliance with the Financial Covenant under Section 7.11 of the Credit Agreement	[Yes] [No]

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit and Guaranty Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Revolving Credit Agreement as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Revolving Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit, Swing Line Loans and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Revolving Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an
Affiliate/Approved Fund of [identify Lender].]

3.	Borrowers:	BJ SERVICES, LLC, a Delaware limited liability company, and any other borrower from time to time party thereto

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Revolving Credit Agreement

5.	Revolving
	Credit Agreement:	The Revolving Credit and Guaranty Agreement, dated as of May 30, 2017 among BJ Services, LLC, a Delaware limited liability company, any other borrower from time to time party thereto, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

6. Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans		CUSIP Number:
$	$		%[51]

7. [Trade Date:                         ]52

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[51]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[52]	To be completed if the Assignor and Assignee intend that the minimum assignment amount be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and Accepted:
JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Swing Line Lender and an L/C Issuer
By:
Name:
Title:][53]

[Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an L/C Issuer

By:
Name:
Title:][54]

[Consented to:

BJ SERVICES, LLC

[BJ SERVICES, INC.]55

By:
Name:
Title:][56]

[53]	To be added only if the consent of the Administrative Agent, Swing Line Lender or an L/C Issuer is required by the terms of the Revolving Credit Agreement.
[54]	To be added only if the consent of an L/C Issuer is required by the terms of the Revolving Credit Agreement.
[55]	BJ Services, Inc. to be added under Section 8.13 after joining the Loan Documents pursuant to Section 6.12(a)(iii) of the Revolving Credit Agreement.
[56]	To be added only if consent of the Borrowers is required by the terms of the Revolving Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) the sale and assignment of the Assigned Interest is made by this Assignment and Assumption in accordance with the terms and conditions contained in the Revolving Credit Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Revolving Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Revolving Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Revolving Credit Agreement (subject to receipt of such consents as may be required under the Revolving Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Revolving Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Revolving Credit Agreement, and has received (or has been accorded opportunity to receive) copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Revolving Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or electronic attachment (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

FORM OF U.S. SECURITY AGREEMENT

(See Attached)

Execution Version

U.S. SECURITY AGREEMENT

Dated as of May 30, 2017

From

BJ SERVICES, LLC

and

the other Grantors referred to herein

as Grantors

to

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

ii

Schedules

Schedule 1(b)	Commercial Tort Claims

Schedule 6(a)	Exact Legal Name, Location of Jurisdiction of Organization, Chief Executive Office

Schedule 6(d)	Chattel Paper

Exhibits

Exhibit A	Form of Security Agreement Supplement

U.S. SECURITY AGREEMENT

This U.S. SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of May 30, 2017 is made by BJ SERVICES, LLC, a Delaware limited liability company (the “Borrower”), the other Persons listed on the signature pages hereof and the Additional Grantors (as hereinafter defined) (the Borrower, and the Persons so listed and the Additional Grantors being, collectively, the “Grantors”), to JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, together with any successor administrative agent or collateral agent, the “Administrative Agent”) for the Secured Parties.

PRELIMINARY STATEMENTS.

(1) The Borrower entered into that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017, among the Borrower, the Guarantors, the Lenders (including, without limitation, the Swing Line Lender and the L/C Issuers) and the Administrative Agent and any other Person party thereto (as amended, restated, amended and restated, supplemented, replaced, refinanced, refunded, renewed, restructured, deferred or otherwise modified from time to time, the “Credit Agreement”).

(2) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(3) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time and to induce the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Administrative Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Definitions.

(a) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in the UCC (as defined below) are used in this Agreement as such terms are defined in the UCC (and if defined in more than one article of the UCC, are used herein as defined in Article 9 thereof) (including Account Debtor, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Investment Property, Letter-of-Credit Rights, Money, Proceeds, Securities Accounts, Securities Intermediary, Security Entitlements and Supporting Obligations).

(b) The following terms shall have the following meanings:

“Account” shall mean “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the UCC, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Additional Grantor” shall have the meaning set forth in Section 27(b).

“Cash Equivalents” shall have the meaning set forth in the Credit Agreement.

“Closing Date Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date, executed by each Grantor and the other parties party thereto and delivered to the Administrative Agent pursuant to the Credit Agreement.

“Collateral” shall have the meaning set forth in Section 2.

“Commodity Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a Commodity Intermediary holding such Grantor’s funds and commodity contracts, and the Administrative Agent with respect to collection and control of all deposits, commodity contracts and other balances held in a Commodity Account maintained by any Grantor with such Commodity Intermediary.

“Control” shall have the meaning set forth in Article 8 of the UCC or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright.

“Copyrights” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Deposit Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds and the Administrative Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by such Grantor with such banking institution.

“Excluded Property” shall mean:

(a) any Deposit Accounts, Commodity Accounts and Securities Accounts that (A) are solely used for withholding, social security, payroll, health, benefit, tax, escrow, customer deposit, trust or other fiduciary accounts (B) are zero balance accounts, (C) are accounts used solely for cash deposits related to Liens permitted under Section 7.01 of the Credit Agreement or (D) have a balance not exceeding $1,000,000 individually at any time; provided that the aggregate balance of all Deposit Accounts,

2

Commodity Accounts and all Securities Accounts excluded from the Collateral pursuant to this clause (D) does not exceed $5,000,000 in the aggregate, in each case, at any time (with such Deposits Accounts, Commodity Accounts and Securities Accounts described in clauses (A), (B), (C) and (D) collectively being, the “Excluded Accounts”);

(b) any Equity Interests issued by a Loan Party or any of its Subsidiaries (including any Restricted Subsidiary or Unrestricted Subsidiary), partnerships or Joint Ventures;

(c) any Equipment;

(d) any Fixtures;

(e) any Real Property;

(f) any Intellectual Property;

(g) any General Intangible and Chattel Paper to the extent not relating to any Collateral;

(h) any Investment Property (other than Securities Accounts not constituting Excluded Accounts and items on deposit therein);

(i) any Instrument to the extent not relating to any Collateral;

(j) any assets that would otherwise be Collateral as to which the Borrower and the Administrative Agent shall reasonably agree in writing that the costs (including any adverse tax consequences) of obtaining such Lien, pledge, or security interest therein or perfection thereof (including any stamp, intangibles or other tax) exceed the benefit to the Secured Parties of the security to be afforded thereby;

(k) any Letter-of-Credit Rights other than those Letter-of-Credit Rights constituting both (i) Supporting Obligations relating to any Collateral and (ii) which can be perfected by the filing of a financing statement in appropriate form under the UCC;

(l) any Commercial Tort Claim to the extent either (i) not relating to any Collateral or (ii) having a value not in excess of $1,000,000;

(m) any Security Entitlements to the extent not relating to any Collateral;

(n) any assets or other property to the extent that a grant of a security interest thereon is prohibited by applicable Laws, except to the extent any such prohibition (x) has been waived by the applicable Governmental Authority (without any obligation of the Grantors to obtain such waiver) or (y) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable Laws, provided, that immediately at such time as the legal provisions referred to above shall no longer be applicable, such assets or other property shall automatically cease to constitute “Excluded Property” under this clause (n);

(o) any permit, contract, lease, license or other agreement to which any Grantor is a party or any of its rights or interests thereunder or any property subject to a purchase money Lien or Capitalized Lease obligation, in each case, not otherwise

3

prohibited by the Credit Agreement, to the extent that a grant of a security interest therein, (x) is void, voidable, illegal, prohibited by or would violate or invalidate such permit, contract, lease, license, agreement, or purchase money or Capitalized Lease arrangement, (y) creates a right of termination in favor of any other party thereto (other than any Grantor), except to the extent any such term (i) has been waived by the applicable party (without any obligation of the Grantors to obtain such waiver) or (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable Laws , or (z) requires the consent of a Person other than the Grantor which has not been obtained; provided, that immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable, such permit, contract, lease, license, agreement, purchase money or Capitalized Lease arrangement, shall automatically cease to constitute “Excluded Property” under this clause (o);

(p) Vehicles, vessels, aircraft, tractors, trailers, other rolling stock and any other similar mobile goods or serial numbered goods (or like term as defined in any PPSA (as defined in the Credit Agreement)) (including, without limitation, accessories, superstructures and racks) and any assets otherwise subject to certificates of title; for purposes hereof, “Vehicles” means all cars, trucks, forklifts, construction and earth moving equipment and other vehicles covered by a certificate of title under the law of any state and all tires and other appurtenances to any of the foregoing;

(q) any casualty or other insurance Proceeds to the extent not related to any Collateral; and

(r) to the extent not otherwise excluded hereunder, any assets or other property that would be recorded as “plant, property and equipment” on the consolidated balance sheet of the Loan Parties in accordance with GAAP.

“Intellectual Property” shall mean, with respect to any Grantor, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Inventory” shall mean all “inventory” (as defined in the UCC), including without limitation, (a) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in a Person’s business; (b) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; (c) goods of the descriptions in clauses (a) and (b) that are in transit; and (d) all goods returned to or repossessed by a Person.

“Lockbox Agreement” shall mean an irrevocable lockbox agreement in the form provided by or otherwise reasonably acceptable to Administrative Agent, with respect to the Lockbox, among any Grantor, any banking institution maintaining the Lockbox and the Administrative Agent, with respect to collection and control of all deposits and balances held in the Lockbox maintained by such Grantor with such banking institution.

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“Patent Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent.

“Patents” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (ii) all inventions and improvements described and claimed therein, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights accruing thereunder or pertaining thereto throughout the world.

“Perfection Exceptions” shall have the meaning set forth in Section 7(d).

“Permitted Liens” shall mean the Liens permitted under Section 7.01 of the Credit Agreement.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean, in each case, to the extent constituting Collateral, the Accounts, Chattel Paper, Documents, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Securities Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a Securities Intermediary holding such Grantor’s funds and securities, and the Administrative Agent with respect to collection and control of all deposits, securities and other balances held in a Securities Account maintained by any Grantor with such Securities Intermediary.

“Security Agreement Supplement” shall have the meaning set forth in Section 27(b).

“Trademark Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting co-existence with respect to a Trademark.

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of

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and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secrets” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and with respect to any and all of the foregoing (i) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trade Secret or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“UCC” shall mean the “Uniform Commercial Code” as defined in the Credit Agreement.

Section 2. Grant of Security. Each Grantor hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in, to and under the following, other than Excluded Property, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all Accounts;

(b) all Cash Equivalents and other cash;

(c) all Commodity Accounts;

(d) all Deposit Accounts;

(e) all Inventory;

(f) all Money;

(g) all Securities Accounts;

(h) solely to the extent relating to Accounts, Inventory and other Collateral, all Commercial Tort Claims, including those set forth on Schedule 1(b);

(i) solely to the extent relating to the Accounts, Inventory and other Collateral, all Chattel Paper;

(j) solely to the extent relating to the Accounts, Inventory and other Collateral, all Documents;

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(k) solely to the extent relating to Accounts, Inventory and other Collateral, all Goods;

(l) solely to the extent relating to Accounts, Inventory and other Collateral, all General Intangibles (other than Intellectual Property);

(m) solely to the extent relating to Accounts, Inventory and other Collateral, all Instruments;

(n) solely to the extent constituting Supporting Obligations relating to other Collateral and can be perfected by the fling of a financing statement in appropriate form under the UCC, Letter-of-Credit Rights;

(o) solely to the extent relating to any of the other Collateral, all Security Entitlements;

(p) all books and records of such Grantor pertaining to any of the Collateral; and

(q) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guaranties by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary contained in the foregoing clauses (a) through (q) or any other part of this Agreement or any other Loan Document, the security interest created by this Agreement shall not extend to, and the terms “Collateral,” and other terms defining the components of the Collateral in the foregoing clauses (a) through (q) shall not include, and none of the representations, warranties, covenants or any other provisions herein shall be deemed to apply to, any property constituting Excluded Property.

Notwithstanding the foregoing provisions, all rights to receive Proceeds from the sale or other disposition of any Excluded Property and all Proceeds, products and other assets or property received in exchange, substitution or replacement for, or in respect of, any Excluded Property shall, to the extent otherwise constituting Collateral, be subject to the security interest granted by such Grantor pursuant to this Section 2 unless any such assets or property received in such exchange are themselves Excluded Property.

Section 3. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Secured Obligations now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

Section 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent or any other Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) unless expressly assumed in writing, no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of the performance by any party thereunder, or to present or file, or to take any action to collect or enforce, any claim for payment assigned hereunder, or to take any action to collect or enforce any performance, any payment of any amounts or any delivery of any property.

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Section 5. Delivery and Control of Deposit Accounts, Lockboxes, Securities Accounts and Commodity Accounts. Each Grantor shall use commercially reasonable efforts to provide to the Administrative Agent in accordance with the applicable timeframe set forth in Section 6.12(c) (and including, without duplication, any extension of time thereof) of the Credit Agreement, as applicable, a “springing” Deposit Account Control Agreement, a Lockbox Agreement, a “springing” Securities Account Control Agreement and a “springing” Commodity Account Control Agreement for each Deposit Account, Lockbox, Securities Account and Commodity Account, as applicable, in each case, other than Excluded Accounts, existing on the Closing Date. For each Deposit Account, Lockbox, Securities Account and Commodity Account, in each case, other than Excluded Accounts, created or existing after the Closing Date, each Grantor shall use commercially reasonable efforts to cause the depository bank that maintains such Deposit Account or Lockbox, the Securities Intermediary that maintains such Securities Account, or the commodities intermediary that maintains such Commodity Account, as applicable, to enter into a “springing” Deposit Account Control Agreement, a Lockbox Agreement, a “springing” Securities Account Control Agreement and a “springing” Commodity Account Control Agreement substantially contemporaneously with, but in any event no later than sixty (60) days (or such later time as agreed to by the Administrative Agent in its sole discretion) after, the establishing or opening of such Deposit Account, Lockbox, Securities Account or Commodity Account. Pursuant to such Control Agreements, in form and substance reasonably satisfactory to the Administrative Agent, the depository bank that maintains such Deposit Account or Lockbox, the Securities Intermediary that maintains such Securities Account, or the commodities intermediary that maintains such Commodity Account, as applicable, shall agree to comply with instructions from the Administrative Agent to such depository bank, Securities Intermediary or commodities intermediary directing the disposition of funds from time to time credited to such Deposit Account, Lockbox, Securities Account or Commodity Account, without further consent of such Grantor, or take such other action as the Administrative Agent may approve in order to perfect the Administrative Agent’s security interest in such Deposit Account, Lockbox, Securities Account or Commodity Account (it being understood and agreed that such orders shall only be given by the Administrative Agent pursuant to Section 9). The Grantors shall promptly close any Deposit Account, Lockbox, Securities Account or Commodity Account constituting Collateral with respect to which they are not able to obtain such a “springing” Control Agreement within the time periods described above (including any extensions granted by the Administrative Agent) and transfer all assets contained therein to a Deposit Account, Lockbox, Securities Account or Commodity Account, as applicable, which is subject to such a “springing” Control Agreement.

Section 6. Representations and Warranties. Each Grantor represents and warrants to the Administrative Agent and the other Secured Parties as follows (and for the purposes of making such representations and warranties set forth in this Section 6 in connection with each Request for Credit Extension, each Grantor may, prior to the making of any such representation and warranty, amend and supplement in writing all Schedules as applicable but once made, such representation and warranty shall, as of such date on which it is made, be deemed to have been made based on the Schedules in effect on such date):

(a) Such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, federal employer identification number, if any, and the location of such Grantor’s chief executive office or principal place of business are specified on Schedule 6(a). Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 6(a), no Grantor has used any other trade or assumed name or changed its

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name, jurisdiction of organization, or its corporate structure in any way (e.g. by merger, consolidation, acquisition, change in corporate form or otherwise) within the five years preceding the Closing Date. Except as specified on Schedule 6(a), Grantor has no other principal places of business.

(b) All of such Grantor’s locations where Collateral (other than Collateral which is in transit, out for repair or temporarily stored at a customer location) with a value in excess of $1,000,000 is maintained are as (i) set forth on Schedule 2(a), 2(b) or 2(c) to the Closing Date Perfection Certificate, (ii) set forth as an attachment to the Compliance Certificates delivered by the Borrowers to the Administrative Agent from time to time pursuant to the Credit Agreement or (iii) otherwise notified in writing from time to time by such Grantor to the Administrative Agent promptly after the time when such Grantor begins using such location to maintain such Collateral described above in this clause (b).

(c) [Reserved].

(d) All Chattel Paper with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, in each case, constituting Collateral of such Grantor is as (x) set forth on Schedule 6(d), (y) set forth as an attachment to the Compliance Certificates delivered by the Borrowers to the Administrative Agent from time to time pursuant to the Credit Agreement or (z) otherwise notified in writing from time to time by such Grantor to the Administrative Agent promptly after the time when such Grantor acquires such Chattel Paper with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate.

(i)	To the extent requested by the Administrative Agent in writing, all action by such Grantor necessary or desirable to protect and perfect the Administrative Agent’s Lien on each item of Chattel Paper described in sub-clauses (x), (y) and (z) above in this clause (d) has been duly taken.

(ii)	Such Grantor shall not cause or permit any Person (other than the Administrative Agent pursuant to this Agreement and filing financing statements) to have Control of any Letter-of-Credit Right constituting part of the Collateral other than as permitted under the Credit Agreement.

(e) [Reserved].

(f) With respect to each Grantor’s Accounts:

(i)

except as specifically disclosed on the most recent Borrowing Base Certificate, Gross Asset Certificate or, in either case, a report delivered in connection therewith, (A) [reserved], (B) all Accounts represent bona fide sales or rendering of services to Account Debtors in the ordinary course of such Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper in any material amount, (C) to such Grantor’s knowledge, there are no material setoffs, claims or disputes existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor for any material extension of time for the payment thereof, any material compromise or settlement for less than the full amount thereof, any material release of any Account Debtor from liability therefor, or any material deduction therefrom except a discount or allowance allowed by such Grantor in the ordinary course of its business for prompt payment and disclosed to the Administrative Agent, (D) to such Grantor’s knowledge, there are no facts, events or occurrences which in any way materially

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impair the validity or enforceability thereof or could reasonably be expected to materially reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and Gross Asset Certificate or Base Certificate, as applicable, with respect thereto, and (E) such Grantor has not received any notice of any material proceedings or pending actions against any Account Debtor and would result in any material adverse change in such Account Debtor’s financial condition; and

(ii)	the amounts shown on all invoices, statements, Gross Asset Certificates and Borrowing Base Certificates with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any material way contingent.

(g) With respect to any of its Inventory scheduled or listed on the most recent Gross Asset Certificate or Borrowing Base Certificate, as applicable, to the knowledge of such Grantor: (a) no material portion of such Inventory or material Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of such Inventory or the payment of any monies to any third party upon such sale or other disposition and (b) the completion of manufacture, sale or other disposition of any material portion of such Inventory or material Inventory by the Administrative Agent following the occurrence and during the continuance of an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which such Grantor is a party or to which such property is subject.

(h) (i) Upon filing of financing statements in appropriate form naming each Grantor as debtor and the Administrative Agent on behalf of the Secured Parties as the secured party in the jurisdiction of such Grantor’s location (within the meaning of Section 9-307 of the UCC), (ii) upon delivery to the Administrative Agent of all Instruments and Chattel Paper constituting part of the Collateral, (iii) upon reasonable identification of Commercial Tort Claims constituting part of the Collateral sufficient to satisfy Section 9-108 of the UCC, (iv) upon execution of a Control Agreement establishing the Administrative Agent’s Control with respect to any Deposit Accounts, Lockboxes, Securities Accounts, Securities Entitlements or Commodity Account and (v) upon consent of the issuer with respect to Letter-of-Credit Rights, in each case to the extent such assets constitute Collateral hereunder and such Lien can be perfected by the actions described in clauses (i)-(v) above, all actions necessary to perfect the security interest granted under Article 9 of the UCC in such Collateral of such Grantor created under this Agreement shall have been duly made or taken and are in full force and effect.

Section 7. Authorization to File Financing Statements; Further Assurances; Other Collateral Matters.

(a) Each Grantor hereby irrevocably authorizes the Administrative Agent, at any time and from time to time, to file, and if requested will deliver to the Administrative Agent, one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements (i) describing the Collateral in the same manner as described herein (or by any other description which reasonably approximates the description contained in this Agreement) or (ii) that contains any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, if applicable. Such financing statements, continuation statements or amendments thereto

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may be filed with respect to each Grantor, in each case without the signature of such Grantor. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by applicable Law. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon request.

(b) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Administrative Agent may reasonably request in writing, in order to perfect and to protect and maintain a first priority perfected security interest granted or purported to be granted hereunder and, if applicable, Control of, the Collateral of such Grantor hereunder or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor, subject in each case to the Perfection Exceptions. Without limiting the generality of the foregoing, each Grantor will promptly, with respect to Collateral of such Grantor: (i) if any such Collateral shall be comprised of or evidenced by a promissory note or other instrument (other than checks in the ordinary course of business) or tangible Chattel Paper with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, deliver and pledge to the Administrative Agent hereunder promptly upon the execution of this Agreement, the original of such note or instrument or tangible Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent, (ii) hold in trust for the Administrative Agent upon receipt and promptly thereafter deliver to the Administrative Agent any such note, Instrument or Chattel Paper constituting Collateral with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, (iii) upon the Administrative Agent’s request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and promptly deliver to the Administrative Agent) any Document evidencing or constituting Collateral with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate.

(c) Each Grantor will, if so requested in writing by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request. Such Grantor also agrees to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Person holding Permitted Liens on such Collateral that have priority over the Administrative Agent’s Lien and Security Interest) and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that no Grantor shall be required by this Agreement to (i) perfect the security interests created hereunder by any means other than (A) filings pursuant to the UCC in the applicable jurisdiction, (B) in the case of Collateral that constitutes tangible Chattel Paper or Instruments, delivery thereof to the Administrative Agent in accordance with the terms hereof (together with, where applicable, undated proper instruments of assignment), (C) the delivery of such documentation as is required by Section 9-108(e) of the UCC to reasonably identify any Commercial Tort Claims that constitute Collateral of the Grantors, (D) filings pursuant to the UCC in the applicable jurisdiction with respect to Letter-of-Credit Rights that constitute Collateral and (E) the execution of Control Agreements establishing the Administrative Agent’s Control with respect to Deposit Accounts, Lockboxes, Securities Accounts, Security Entitlements and Commodity Accounts, in each case, that constitute Collateral, (ii) take any action in any jurisdiction to create any security

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interest in assets located or titled outside of the United States or to perfect any security interest in such assets (other than in Canada, as may be applicable) or to enter into any security agreements or pledge agreements governed by the laws of any jurisdiction outside the United States or (iii) deliver Control Agreements with respect to any Excluded Accounts (collectively, the “Perfection Exceptions”).

Section 8. Bailees; Accounts and other Receivables.

(a) If any Collateral of any Grantor with a value in excess of $1,000,000 is at any time in the possession or control of a warehouseman, bailee, processor, storage facility owner or agent, upon the reasonable written request of the Administrative Agent such Grantor will use commercially reasonable efforts to (i) notify such warehouseman, bailee, processor, storage facility owner or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee, processor, storage facility owner or agent to hold all such Collateral solely for the Administrative Agent’s account subject only to the Administrative Agent’s instructions, (iii) cause such warehouseman, bailee, processor, storage facility owner or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Administrative Agent’s benefit and (iv) make such authenticated record available to the Administrative Agent.

(b) Except as otherwise provided in this Section 8(b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables owned by it. In connection with such collections, such Grantor may take (and, at the Administrative Agent’s direction (if given) during the continuation of an Event of Default, shall take) such action as such Grantor (or the Administrative Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Administrative Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default to notify the obligors under any Receivables, of the assignment of such Receivables, to the Administrative Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables, including, without limitation, those set forth in Section 9-607 of the UCC.

(c) (i) No Grantor will adjust, settle or purposely compromise the amount or payment of any Receivable or accept in satisfaction of a Receivable less than the original amount thereof, release wholly or partly any obligor thereof, or allow any further credit, rebate, discount or other reduction in the original amount owing on a Receivable without the consent of the Administrative Agent (which shall not be unreasonably withheld), except (A) in the case of delinquent Accounts (that are not Eligible Accounts Receivable) in the ordinary course of business or consistent with commercially reasonable practices customary for the circumstances and (B) such Grantor may discount, credit, rebate and reduce the amount of Accounts in accordance with commercially reasonable practices and in the ordinary course of business, provided that, after the occurrence and during the continuance of an Event of Default, such Grantor will not materially discount, credit, rebate and reduce the amount of Accounts without the consent of the Administrative Agent (not to be unreasonably withheld) and (ii) no Grantor will knowingly consent to the subordination of its right to payment under any material Receivables to any other indebtedness or obligations of the obligor thereof.

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(d) If (i) any material discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on any Receivable owned by such Grantor exists or (ii) if, to the knowledge of such Grantor, any material dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable, except in the case of Accounts (that are not Eligible Accounts Receivable) in the ordinary course of business or consistent with commercially reasonable practices customary for the circumstances, such Grantor will promptly disclose such fact to the Administrative Agent in writing.

(e) Each Grantor shall take all steps necessary to grant the Administrative Agent Control of all electronic chattel paper constituting Collateral with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 9. Deposit Accounts, Commodity Accounts and Securities Accounts. Upon the occurrence and continuation of a Cash Dominion Trigger Event and until the termination of such Cash Dominion Trigger Event (and/or any other then existing Cash Dominion Trigger Event) in accordance with Section 6.16(b) of the Credit Agreement, the Administrative Agent shall be authorized to exercise exclusive control over all Deposit Accounts (other than the Excluded Accounts), Commodity Accounts (other than the Excluded Accounts) and Securities Accounts (other than the Excluded Accounts). Notwithstanding the foregoing, the Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any instruction directing the disposition of funds from time to time credited to any Deposit Account, Commodity Account or Securities Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account or give an entitlement order relating to any Securities Account, unless a Cash Dominion Trigger Event has occurred and is continuing and, upon the waiver or deemed termination of such Cash Dominion Trigger Event (provided that no other Cash Dominion Trigger Event has occurred and is continuing at such time), upon such Grantor’s written request, the Administrative Agent shall deliver a notice rescinding such instruction and thereupon Control of such Deposit Account, Commodity Account or Securities Account, as applicable, shall revert to the applicable Grantor.

Section 10. Inventory.

(a) Each Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business.

(b) In the event any Account Debtor returns any material portion of Inventory or material Inventory to such Grantor when an Event of Default exists, such Grantor shall: (i) hold such returned Inventory in trust for the Administrative Agent, (ii) dispose of such returned Inventory solely according to the Administrative Agent’s written instructions and (iii) not issue any credits or allowances with respect thereto without the Administrative Agent’s prior written consent. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon.

Section 11. Commercial Tort Claims. Each Grantor shall promptly notify the Administrative Agent of any Commercial Tort Claim acquired by it where the amount of damages reasonably expected to be claimed exceeds $1,000,000.

Section 12. Federal, State or Municipal Claims. After obtaining actual knowledge, each Grantor will promptly notify the Administrative Agent of any Collateral which constitutes a claim with a value in excess of $5,000,000 individually or $10,000,000 in the aggregate against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

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Section 13. Transfers and Other Liens. Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of Section 7.05 of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and other Permitted Liens.

Section 14. No Interference. Each Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

Section 15. Change in Name or Location. No Grantor shall (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least ten (10) days prior written notice of such change (or such shorter period as the Administrative Agent may reasonably agree).

Section 16. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion (provided, that, the Administrative Agent agrees that, except for the powers granted in this Section 16(d) and (p), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing), to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Administrative Agent, to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral (it being agreed that, notwithstanding the proviso in the first sentence of this Section 16 stating that certain powers of the Administrative Agent set forth herein may be exercised only upon the occurrence and during the continuance of an Event of Default, in the event that the Grantors fail to maintain insurance as required by Section 6.07 of the Credit Agreement, the Administrative Agent may obtain such insurance on the Grantors’ behalf and charge the expense thereof to the Borrowers, provided that the Administrative Agent shall provide the Company with reasonable prior written notice (not to be fewer than five (5) Business Days) of its intention to obtain such insurance),

(b) to demand payment or enforce the payment of Accounts in the name of the Administrative Agent or such Grantor and to receive, endorse and collect any checks, drafts or other instruments for the payment of money, documents and Chattel Paper, constituting or with respect to the Collateral,

(c) to endorse and collect any cash proceeds of the Collateral and to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary for the collection of any of the Collateral or otherwise to enforce compliance with the rights of the Administrative Agent with respect to any of the Collateral,

(d) to execute, prepare and file on behalf of such Grantor as debtor, as applicable, a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or

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amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral,

(e) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement and the other Loan Documents, including, without limitation, access to pay or discharge taxes, assessments, fees, charges or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be reasonably determined by the Administrative Agent, any such payments made by the Administrative Agent to become Obligations of such Grantor to the Administrative Agent,

(f) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do,

(g) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in the Credit Agreement,

(h) to contact Account Debtors for any reason,

(i) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables,

(j) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral,

(k) to settle, adjust, compromise, extend or renew the Receivables,

(l) to settle, adjust or compromise any legal proceedings brought to collect Receivables,

(m) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor,

(n) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables,

(o) open and dispose of all inbound mail at a Lockbox reasonably expected to be related to the Collateral addressed to such Grantor (provided that, no such authority is given with regard to any mail reasonably appearing on its face to be addressed to or from an attorney or law firm), and

(p) to do all other acts and things necessary to carry out this Agreement; and such Grantor agrees to reimburse the Administrative Agent for any payment made or expense incurred by the Administrative Agent in connection with any of the foregoing, subject to any applicable expense and reimbursement provisions of the Credit Agreement; provided, that, this authorization shall not relieve such Grantor of any of its obligations under this Agreement or under the Credit Agreement.

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All acts of said attorney or designee are hereby ratified and approved.

Section 17. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, but without any obligation to do so itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor under Section 26.

Section 18. Grant of License to Use Intellectual Property.

(a) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants (such grant effective solely after the occurrence and during the continuance of an Event of Default) to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a (until the occurrence of events in Section 30(d)) nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any Intellectual Property reasonably related to the Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located in the United States; provided, that such license shall be limited to the purposes and scope of any license granted hereunder and only be used to the extent necessary for the Administrative Agent to exercise the remedies expressly set forth in Section 18(c); provided, further that any such license granted by the Administrative Agent to a third party shall be limited to include reasonable and customary terms necessary to preserve the existence and validity of the affected Intellectual Property, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting and maintaining the quality standards of the Trademarks in the manner set forth below (it being understood and agreed that, nothing in the foregoing license grant shall be construed as granting the Administrative Agent rights in and to such Intellectual Property above and beyond (x) the rights to such Intellectual Property that each Grantor has reserved for itself and (y) in the case Intellectual Property that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such IP Collateral hereunder).

(b) The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default and only to the extent to exercise the remedies expressly set forth in Section 18(c); provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall immediately terminate at such time as the Administrative Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement. Nothing in this Section 18 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor.

(c) Each Grantor irrevocably agrees that, upon the occurrence and during the continuance of an Event of Default, and consistent with the terms and conditions set forth herein, the Administrative Agent may sell any of such Grantor’s Inventory directly to any Person, including Persons that have previously purchased the Grantor’s Inventory from such Grantor, and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory that bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor.

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Section 19. Nature of Appointment; Limitation of Duty.

(a) The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and other Secured Parties, hereunder (including, without limitation, under Section 16) are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. Except for the safe custody and physical preservation of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property and neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

(b) THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS ATTORNEY-IN-FACT IN SECTION 16 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 30. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NONE OF THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE TO ITS OWN BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

Section 20. Account Verification. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may at any reasonable time, in the Administrative Agent’s own name, (by mail, telephone, facsimile or otherwise) communicate with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments constituting Collateral of any such Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables, in each case, that constitute Collateral.

Section 21. Remedies.

(a) If any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise any and all of the following rights and remedies:

(i)	The Administrative Agent may exercise those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document; provided, that, this Section 21(a)(i) shall not be understood to limit any rights or remedies available to the Administrative Agent and the other Secured Parties prior to an Event of Default.

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(ii)	The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral), including without limitation, Section 9-607 of the UCC or under any other applicable Law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement. Without limiting the generality of the foregoing sentence, the Administrative Agent may further, at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations then due and owing against any funds held with respect to any Deposit Account that is not an Excluded Account.

(iii)	The Administrative Agent may further, pursuant to the terms hereof, exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Deposit Accounts (other than the Excluded Accounts) and (C) exercise all other rights and remedies with respect to the Receivables and the other Collateral.

(iv)	Without notice (except as specifically provided in Section 23 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, the Administrative Agent may enter the premises during normal business hours of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, assign, lease, license (on an exclusive or non-exclusive basis), grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(v)	To extent a Cash Dominion Trigger Event is then in effect, the Administrative Agent may give notice of sole control or any other instruction under any Deposit Account Control Agreement, Lockbox Agreement, Securities Account Control Agreement or Commodity Account Control Agreement and take any action therein with respect to such Collateral.

(b) If any Event of Default shall have occurred and be continuing, the Administrative Agent may require each Grantor to, and each Grantor hereby agrees that it will at its expense:

(i)	upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent, and all books and records relating thereto, and make it available to the Administrative Agent at a place or places and times to be reasonably designated by the Administrative Agent, whether at a Grantor’s premises or otherwise, and

(ii)	permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

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(c) The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Furthermore, until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(d) After any Event of Default shall have occurred and be continuing, each Grantor agrees that:

(i) the Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by applicable Law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases,

(ii) the Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal Law in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral,

(iii) all payments received by any Grantor under or in connection in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Administrative Agent in the same form as so received (with any necessary indorsement),

(iv) the Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral,

(v) except as expressly provided elsewhere in this Agreement, all proceeds received in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Administrative Agent against the Secured Obligations in the order of priority set forth in Section 9.04 of the Credit Agreement, and

(vi) if the Administrative Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

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(e) Notwithstanding the foregoing, neither the Administrative Agent nor any other Secured Party shall be required to: (i) marshal any of the Collateral or any guarantee of the Secured Obligations or resort to the Collateral or any such guarantee in any particular order, (ii) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof or (iii) effect a public sale of any Collateral.

If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 21 will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 21 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses (other than defense of payment) against an action for specific performance of such covenants, without limiting the right of the Administrative Agent or the other Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement. Nothing in this Section 21 shall in any way alter the rights of the Administrative Agent hereunder.

Section 22. Grantors’ Waivers. To the maximum extent permitted by applicable Law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable Law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Section 28, at least ten (10) days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable Law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Without limiting the generality of the foregoing, each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable Law) of any kind in connection with this Agreement or any Collateral.

Section 23. Limitation on Administrative Agent’s and Other Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the

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Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, consultants and other customary professionals used for collections and dispositions of items constituting Collateral to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 23 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 23. Without limitation upon the foregoing, nothing contained in this Section 23 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable Law in the absence of this Section 23.

Section 24. Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

Section 25. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 25. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable pursuant to the terms of the Credit Agreement.

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Section 26. Indemnity and Expenses. The expense and indemnity provisions of Sections 11.04 and 11.05 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

Section 27. Amendments; Waivers; Additional Grantors; Cumulative Remedies, Etc.

(a) This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 11.01 of the Credit Agreement and, unless not otherwise required hereunder, each Grantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising any right or remedy hereunder, shall impair such right or remedy or be construed as or operate as a waiver of any Default or an acquiescence therein; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

(b) Each Grantor agrees to cause each Person that is its direct or indirect Subsidiary that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement to become a Grantor for all purposes of this Agreement upon the execution and delivery by such Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”). Upon the execution and delivery of such Security Agreement Supplement, (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor and (ii) the supplemental Schedule 6(a) attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedule 6(a) hereto, respectively, and the Administrative Agent may attach such supplemental schedules to such Schedule; and each reference to such Schedule shall mean and be a reference to such Schedule as supplemented pursuant to each Security Agreement Supplement. Each Grantor expressly agrees that its Obligations arising hereunder remain in full force and effect and shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Administrative Agent not to cause any Subsidiary of a Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

(c) All rights and remedies contained in Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the other Secured Parties until the Secured Obligations have been paid in full as set forth in Section 30.

Section 28. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile or other electronic transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, (i) if to any Grantor, addressed to it in care of the Parent at the Parent’s address specified in Section 11.02 of the Credit Agreement and (ii) if to the Administrative Agent, at its address specified in Section 11.02 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 11.02 of the Credit Agreement.

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Section 29. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until the later of (i) the payment in full of the Secured Obligations (other than in respect of contingent indemnification and reimbursement obligations for which no claim has been made) and the termination of all Letters of Credit (other than to the extent that the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized in accordance with the terms of the Credit Agreement or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) and (ii) the Latest Maturity Date, (b) be binding upon each Grantor, its successors and permitted assigns (including all Persons who become bound as a debtor to this Agreement) and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (c), (x) no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Administrative Agent and (y) any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case to the extent (and subject to the limitations) provided in Section 11.07 of the Credit Agreement. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

Section 30. Release; Termination.

(a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with, the terms of the Loan Documents, the pledge and security interest granted hereby in such item of Collateral shall be automatically released at the time of sale, lease, transfer or other disposition without any further action of any Person and all rights to such Collateral shall revert to the applicable Grantor.

(b) Upon the release of any Grantor from its obligations under its Guaranty permitted by, and in accordance with the terms of the Loan Documents, such Grantor shall be automatically released from this Agreement and all obligations of such Grantor and all Liens over the Collateral of such Grantor will terminate and be automatically released without any further action of any Person and all rights to such Collateral shall revert to the applicable Grantor.

(c) Upon the effectiveness of any written consent to the release of the Lien granted hereby in any Collateral pursuant to Section 10.11(a)(iii) of the Credit Agreement, the pledge and security interest granted hereby in such item of Collateral shall be automatically released at the time of sale, lease, transfer or other disposition without any further action of any Person and all rights to such Collateral shall revert to the applicable Grantor.

(d) Upon the later of (i) the payment in full of all Secured Obligations (other than in respect of contingent indemnification and reimbursement obligations for which no claim has been made) and the termination of all Letters of Credit (other than to the extent that the Outstanding

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Amount of the L/C Obligations related thereto has been Cash Collateralized in accordance with the terms of the Credit Agreement or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) and (ii) the Latest Maturity Date, (A) this Agreement and all other rights, powers and remedies in connection therewith shall immediately and automatically terminate in all respects, (B) the pledge and security interests granted hereby in all Collateral and all other obligations hereunder shall immediately and automatically terminate in all respects and (C) all rights to the Collateral shall revert to the applicable Grantor, all without any further action of any Person.

(e) In connection with such release or termination pursuant to clause (a), (b), (c) or (d) of this Section 30, the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents and/or authorize the filing of such financing statements, in each case as such Grantor shall reasonably request in writing to evidence such release or termination and return all Collateral in its possession (if any) to the applicable Grantor.

Section 31. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 32. Execution in Counterparts. This Agreement, any Security Agreement Supplement and any amendment, consent or waiver thereto, may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement, any Security Agreement Supplement and any amendment, consent or waiver thereto by telecopier or electronic transmission (e.g., “pdf” or “tif” formant) shall be effective as delivery of an original executed counterpart.

Section 33. Survival of Representations. All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 34. Section Headings. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 35. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 36. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of

24

the Secured Obligations, or any part thereof (including a payment effected through exercise of a right of setoff), is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), all as though such payment or performance had not been made. In the event that any payment, or any part thereof (including a payment effected through exercise of a right of setoff), is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 37. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 38. Governing Law; Etc. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST). SECTIONS 11.16(b), (c) and (d) AND 11.17 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

Section 39. Administrative Agent. JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the other Secured Parties hereunder pursuant to Article X of the Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Administrative Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[remainder of page intentionally left blank]

25

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

BJ SERVICES, LLC

By:
Name:
Title:

BJ ALLIED NEWCO, LLC

By:
Name:
Title:

BJ SERVICES HOLDINGS CANADA, ULC

By:
Name:
Title:

BJ SERVICES

SECURITY AGREEMENT

Agreed to and accepted as of the date first written above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

BJ SERVICES

SECURITY AGREEMENT

Schedule 1(b) to the

Security Agreement

COMMERCIAL TORT CLAIMS

None.

Schedule 6(a) to the

Security Agreement

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF

EXECUTIVE OFFICE

Schedule 6(d) to the

Security Agreement

CHATTEL PAPER

Exhibit A to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

JPMorgan Chase Bank, N.A., as the Administrative Agent for the
Secured Parties referred to in the
Credit Agreement referred to below

Attn:

[INSERT NAME OF ADDITIONAL GRANTOR]

Ladies and Gentlemen:

Reference is made to (i) the Revolving Credit and Guaranty Agreement dated as of May 30, 2017 (as amended, restated, amended and restated, supplemented, replaced, refinanced, refunded, renewed, restructured, deferred or otherwise modified from time to time, the “Credit Agreement”), among BJ Services, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, the Lenders (including, without limitation, the Swing Line Lender and the L/C Issuers) and the Administrative Agent and any other Person party thereto and (ii) the U.S. Security Agreement dated May 30, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Administrative Agent for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

(i) Grant of Security. The undersigned hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral (except for Excluded Property) of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising.

(ii) Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

(iii) Supplements to Security Agreement and Perfection Certificate Schedules. The undersigned has attached hereto (a) as Annex I hereto, a supplemental Schedule 6(a) to the Security Agreement and (b) as Annex II hereto, a supplemental Perfection Certificate with respect to such Grantor, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedule and supplemental Perfection Certificate has been prepared by the undersigned and is complete and correct in all material respects.

(iv) Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Security Agreement (as supplemented by the attached supplemental schedules) as of the date hereof.

(v) Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

(vi) Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
Title:

Address for notices:
_________________________________________
_________________________________________

BJ SERVICES, LLC

SECURITY AGREEMENT

Annex I – Supplemental Schedule 6(a)

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION, CHIEF EXECUTIVE OFFICE AND OTHER PLACES OF BUSINESS

Exact Legal Name	Jurisdiction of Organization	Organizational I.D. and FEIN	Chief Executive Office or Principal Place of Business

Annex II – Supplemental Perfection Certificate

[To be attached.]

EXHIBIT E-2

FORM OF CANADIAN SECURITY AGREEMENT

(See Attached)

Execution Version

CANADIAN SECURITY AGREEMENT

Dated as of May 30, 2017

From

BJ SERVICES HOLDINGS CANADA, ULC

and

the other Grantors referred to herein

as Grantors

to

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

ii

Schedules

Schedule 6(a)	Exact Legal Name, Location of Jurisdiction of Organization, Chief Executive Office

Schedule 6(d)	Chattel Paper

Exhibits

Exhibit A	Form of Security Agreement Supplement

CANADIAN SECURITY AGREEMENT

This CANADIAN SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of May 30, 2017 is made by BJ SERVICES HOLDINGS CANADA, ULC, a British Columbia unlimited liability company (the “Original Grantor”), the other Persons listed on the signature pages hereof and the Additional Grantors (as hereinafter defined) (the Original Grantor, and the Persons so listed and the Additional Grantors being, collectively, the “Grantors”), to JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, together with any successor administrative agent or collateral agent, the “Administrative Agent”) for the Secured Parties.

PRELIMINARY STATEMENTS.

(1) BJ SERVICES, LLC, a Delaware limited liability company (the “Borrower”) entered into that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017, among the Borrower, the Guarantors, the Lenders (including, without limitation, the Swing Line Lender and the L/C Issuers) and the Administrative Agent and any other Person party thereto (as amended, restated, amended and restated, supplemented, replaced, refinanced, refunded, renewed, restructured, deferred or otherwise modified from time to time, the “Credit Agreement”).

(2) Pursuant to the Credit Agreement, the Grantors are entering into this Agreement in order to grant to the Administrative Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(3) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans and issue Letters of Credit under the Credit Agreement, to induce the Hedge Banks to enter into Secured Hedge Agreements from time to time and to induce the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Administrative Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Definitions.

(a) Terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in the PPSA are used herein as such terms are defined in the PPSA (including without limitation, “Accessions”, “Chattel Paper”, “Document of Title”, “Equipment”, “Fixtures”, “Goods”, “Instruments”, “Intangible”, “Investment Property”, “Money”, “financing statement”, “financing change statement” and “Proceeds”; however, the term “Goods” when used herein does not include “consumer goods” as that term is defined in the PPSA); and terms defined in the STA which are not otherwise defined in this Agreement, the Credit Agreement or the PPSA are used herein as defined in the STA (including without limitation, “Securities Account”, “Securities Intermediary” and “Security Entitlement”).

(b) The following terms shall have the following meanings:

“Account” shall mean “accounts” as defined in the PPSA, and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the PPSA, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Additional Grantor” shall have the meaning set forth in Section 27(b).

“Cash Equivalents” shall have the meaning set forth in the Credit Agreement.

“Closing Date Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date, executed by each Grantor and the other parties party thereto and delivered to the Administrative Agent pursuant to the Credit Agreement.

“Collateral” shall have the meaning set forth in Section 2.

“Commercial Tort Claim” shall have the meaning given to such term in the UCC.

“Commodity Account” shall have the meaning given to such term in the UCC.

“Commodity Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a commodity intermediary holding such Grantor’s funds and commodity contracts, and the Administrative Agent with respect to collection and Control of all deposits, commodity contracts and other balances held in a Commodity Account maintained by any Grantor with such commodity intermediary.

“Control” shall, as the context may require, (i) have the meaning given to such term in the STA, and/or (ii) mean having the control over the applicable Collateral for cash management purposes in accordance with the Administrative Agent standard practices and policies.

“Copyright Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright.

“Copyrights” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Deposit Account” shall mean any demand, time, savings, passbook or like account maintained with a depository institution.

“Deposit Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds and the Administrative Agent with respect to collection and Control of all deposits and balances held in a Deposit Account maintained by such Grantor with such banking institution.

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“Excluded Property” shall mean:

(a) any Deposit Accounts, Commodity Accounts and Securities Accounts that (A) are solely used for withholding, social security, payroll, health, benefit, tax, escrow, customer deposit, trust or other fiduciary accounts (B) are zero balance accounts, (C) are accounts used solely for cash deposits related to Liens permitted under Section 7.01 of the Credit Agreement or (D) have a balance not exceeding U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) individually at any time; provided that the aggregate balance of all Deposit Accounts, Commodity Accounts and all Securities Accounts excluded from the Collateral pursuant to this clause (D) does not exceed U.S.$5,000,000 (or the Equivalent Amount in Canadian Dollars) in the aggregate, in each case, at any time (with such Deposits Accounts, Commodity Accounts and Securities Accounts described in clauses (A), (B), (C) and (D) collectively being, the “Excluded Accounts”);

(b) any Equity Interests issued by a Loan Party or any of its Subsidiaries (including any Restricted Subsidiary or Unrestricted Subsidiary), partnerships or Joint Ventures;

(c) any Equipment;

(d) any Fixtures;

(e) any Real Property;

(f) any Intellectual Property;

(g) any Intangible and Chattel Paper to the extent not relating to any Collateral;

(h) any Investment Property (other than Securities Accounts not constituting Excluded Accounts and items on deposit therein);

(i) any Instrument to the extent not relating to any Collateral;

(j) any assets that would otherwise be Collateral as to which the Borrower and the Administrative Agent shall reasonably agree in writing that the costs (including any adverse tax consequences) of obtaining such Lien, pledge, or security interest therein or perfection thereof (including any stamp, intangibles or other tax) exceed the benefit to the Secured Parties of the security to be afforded thereby;

(k) any Letter of Credit Rights other than those Letter of Credit Rights (i) constituting Supporting Obligations relating to any Collateral, and (ii) which can be perfected by the filing of a financing statement in appropriate form under the UCC;

(l) any Commercial Tort Claim to the extent either (i) not relating to any Collateral or (ii) having a value not in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars);

(m) any Security Entitlements to the extent not relating to any Collateral;

3

(n) any assets or other property to the extent that a grant of a security interest thereon is prohibited by applicable Laws, except to the extent any such prohibition (x) has been waived by the applicable Governmental Authority (without any obligation of the Grantors to obtain such waiver) or (y) would be rendered ineffective pursuant to any applicable Laws, provided, that immediately at such time as the legal provisions referred to above shall no longer be applicable, such assets or other property shall automatically cease to constitute “Excluded Property” under this clause (n);

(o) any permit, contract, lease, license or other agreement to which any Grantor is a party or any of its rights or interests thereunder or any property subject to a purchase money Lien or Capitalized Lease obligation, in each case, not otherwise prohibited by the Credit Agreement, to the extent that a grant of a security interest therein, (x) is void, voidable, illegal, prohibited by or would violate or invalidate such permit, contract, lease, license, agreement, or purchase money or Capitalized Lease arrangement, (y) creates a right of termination in favor of any other party thereto (other than any Grantor), except to the extent any such term (i) has been waived by the applicable party (without any obligation of the Grantors to obtain such waiver) or (ii) would be rendered ineffective pursuant to any applicable Laws , or (z) requires the consent of a Person other than the Grantor which has not been obtained; provided, that immediately at such time as the contractual or legal provisions referred to above shall no longer be applicable, such permit, contract, lease, license, agreement, purchase money or Capitalized Lease arrangement shall automatically cease to constitute “Excluded Property” under this clause (o);

(p) Vehicles, vessels, aircraft, tractors, trailers, other rolling stock and any other similar serial number goods (including, without limitation, accessories, superstructures and racks) and any assets otherwise subject to certificates of title; for purposes hereof, “Vehicles” means all cars, trucks, forklifts, construction and earth moving equipment and other vehicles covered by a certificate of title under the law of any state and all tires and other appurtenances to any of the foregoing;

(q) any casualty or other insurance Proceeds to the extent not related to any Collateral; and

(r) to the extent not otherwise excluded hereunder, any assets or other property that would be recorded as “plant, property and equipment” on the consolidated balance sheet of the Loan Parties in accordance with GAAP.

“Intellectual Property” shall mean, with respect to any Grantor, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Inventory” shall mean all “inventory” (as defined in the PPSA), including without limitation, (a) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in a Person’s business; (b) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; (c) goods of the descriptions in clauses (a) and (b) that are in transit; and (d) all goods returned to or repossessed by a Person.

4

“Letter of Credit Right” shall have the meaning given to such term in the UCC.

“Lockbox Agreement” shall mean an irrevocable lockbox agreement in the form provided by or otherwise reasonably acceptable to Administrative Agent, with respect to the Lockbox, among any Grantor, any banking institution maintaining the Lockbox and the Administrative Agent, with respect to collection and Control of all deposits and balances held in the Lockbox maintained by such Grantor with such banking institution.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent.

“Patents” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (ii) all inventions and improvements described and claimed therein, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights accruing thereunder or pertaining thereto throughout the world.

“Perfection Exceptions” shall have the meaning set forth in Section 7(d).

“Permitted Liens” shall mean the Liens permitted under Section 7.01 of the Credit Agreement.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall mean, in each case, to the extent constituting Collateral, the Accounts, Chattel Paper, Documents of Title, Instruments and any other rights or claims to receive money which are Intangibles or which are otherwise included as Collateral.

“Securities Account Control Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Grantor, a Securities Intermediary holding such Grantor’s funds and securities, and the Administrative Agent with respect to collection and Control of all deposits, securities and other balances held in a Securities Account maintained by any Grantor with such Securities Intermediary.

“Security Agreement Supplement” shall have the meaning set forth in Section 27 (b).

“Supporting Obligations” shall have the meaning given to such term in the UCC.

5

“STA” means the Securities Transfer Act, 2006 (Alberta), including the regulations thereto, provided that, to the extent that perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on Collateral that is Investment Property is governed by the laws in effect in any province or territory of Canada other than Alberta in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Alberta), then “STA” shall mean such other legislation as in effect from time to time for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA.

“Trademark Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution, or other violation of any Trademark or permitting co-existence with respect to a Trademark.

“Trademarks” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secrets” shall mean, with respect to any Grantor, all of such Grantor’s right, title and interest in and to (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, and with respect to any and all of the foregoing (i) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” shall mean all agreements, licenses and covenants providing for the grant to or from a Grantor of any right in or to any Trade Secret or otherwise providing for a covenant not to sue for misappropriation or other violation of a Trade Secret.

“UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“U.S.$” shall mean the lawful currency of the United states of America.

6

Section 2. Grant of Security. Each Grantor hereby pledges, assigns and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in, to and under the following, other than Excluded Property, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all Accounts;

(b) all Cash Equivalents and other cash;

(c) all Commodity Accounts;

(d) all Deposit Accounts;

(e) all Inventory;

(f) all Money;

(g) all Securities Accounts;

(h) solely to the extent relating to the Accounts, Inventory and other Collateral, all Chattel Paper;

(i) solely to the extent relating to the Accounts, Inventory and other Collateral, all Documents of Title;

(j) solely to the extent relating to Accounts, Inventory and other Collateral, all Goods;

(k) solely to the extent relating to Accounts, Inventory and other Collateral, all Intangibles (other than Intellectual Property);

(l) solely to the extent relating to Accounts, Inventory and other Collateral, all Instruments;

(m) solely to the extent relating to any of the other Collateral, all Security Entitlements;

(n) all books and records of such Grantor pertaining to any of the Collateral; and

(o) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guaranties by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary contained in the foregoing clauses (a) through (o) or any other part of this Agreement or any other Loan Document, the security interest created by this Agreement shall not extend to, and the terms “Collateral,” and other terms defining the components of the Collateral in the foregoing clauses (a) through (o) shall not include, and none of the representations, warranties, covenants or any other provisions herein shall be deemed to apply to, any property constituting Excluded Property.

7

Notwithstanding the foregoing provisions, all rights to receive Proceeds from the sale or other disposition of any Excluded Property and all Proceeds, products and other assets or property received in exchange, substitution or replacement for, or in respect of, any Excluded Property shall, to the extent otherwise constituting Collateral, be subject to the security interest granted by such Grantor pursuant to this Section 2 unless any such assets or property received in such exchange are themselves Excluded Property.

Each Grantor and the Administrative Agent hereby acknowledge that (a) value has been given; (b) each Grantor has rights in the Collateral in which it has granted a security interest; (c) this Agreement constitutes a security agreement as that term is defined in the PPSA; and (d) the security interest attaches upon the execution of this Agreement (or in the case of any after-acquired property, at the time of acquisition thereof).

Section 3. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Secured Obligations now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

Section 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent or any other Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) unless expressly assumed in writing, no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of the performance by any party thereunder, or to present or file, or to take any action to collect or enforce, any claim for payment assigned hereunder, or to take any action to collect or enforce any performance, any payment of any amounts or any delivery of any property.

Section 5. Delivery and Control of Deposit Accounts, Lockboxes, Securities Accounts and Commodity Accounts. Each Grantor shall use commercially reasonable efforts to provide to the Administrative Agent in accordance with the applicable timeframe set forth in Section 6.12(c) (and including without duplication any extension of time thereof) of the Credit Agreement, as applicable, a “springing” Deposit Account Control Agreement, a Lockbox Agreement, a “springing” Securities Account Control Agreement and a “springing” Commodity Account Control Agreement for each Deposit Account, Lockbox, Securities Account and Commodity Account, as applicable, in each case, other than Excluded Accounts, existing on the Closing Date. For each Deposit Account, Lockbox, Securities Account and Commodity Account, in each case, other than Excluded Accounts, created or existing after the Closing Date, each Grantor shall use commercially reasonable efforts to cause the depository bank that maintains such Deposit Account or Lockbox, the Securities Intermediary that maintains such Securities Account, or the commodities intermediary that maintains such Commodity Account, as applicable, to enter into a “springing” Deposit Account Control Agreement, a Lockbox Agreement, a “springing” Securities Account Control Agreement and a “springing” Commodity Account Control Agreement substantially contemporaneously with, but in any event no later than sixty (60) days (or such later time as agreed to by

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the Administrative Agent in its sole discretion) after, the establishing or opening of such Deposit Account, Lockbox, Securities Account or Commodity Account. Pursuant to such Control Agreements, in form and substance reasonably satisfactory to the Administrative Agent, the depository bank that maintains such Deposit Account or Lockbox, the Securities Intermediary that maintains such Securities Account, or the commodities intermediary that maintains such Commodity Account, as applicable, shall agree to comply with instructions from the Administrative Agent to such depository bank, Securities Intermediary or commodities intermediary directing the disposition of funds from time to time credited to such Deposit Account, Lockbox, Securities Account or Commodity Account, without further consent of such Grantor, or take such other action as the Administrative Agent may approve in order to perfect the Administrative Agent’s security interest in such Deposit Account, Lockbox, Securities Account or Commodity Account (it being understood and agreed that such orders shall only be given by the Administrative Agent pursuant to Section 9). The Grantors shall promptly close any Deposit Account, Lockbox, Securities Account or Commodity Account constituting Collateral with respect to which they are not able to obtain such a “springing” Control Agreement within the time periods described above (including any extensions granted by the Administrative Agent) and transfer all assets contained therein to a Deposit Account, Lockbox, Securities Account or Commodity Account, as applicable, which is subject to such a “springing” Control Agreement.

Section 6. Representations and Warranties. Each Grantor represents and warrants to the Administrative Agent and the other Secured Parties as follows (and for the purposes of making such representations and warranties set forth in this Section 6 in connection with each Request for Credit Extension, each Grantor may, prior to the making of any such representation and warranty, amend and supplement in writing all Schedules as applicable but once made, such representation and warranty shall, as of such date on which it is made, be deemed to have been made based on the Schedules in effect on such date):

(a) Such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of incorporation, amalgamation, formation or organization), jurisdiction of incorporation, amalgamation, formation or organization, incorporation, amalgamation, formation or organizational identification number, if any, federal employer or other business identification number, if any, and the location of such Grantor’s chief executive office (and, if applicable, domicile for the purposes of the Quebec Civil Code) or principal place of business are specified on Schedule 6(a). Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as specified on Schedule 6(a), no Grantor has used any other trade or assumed name or changed its name, jurisdiction of incorporation, amalgamation, formation or organization or its corporate structure in any way (e.g. by merger, amalgamation, consolidation, acquisition, change in corporate form or otherwise) within the five years preceding the Closing Date. Except as specified on Schedule 6(a), Grantor has no other principal places of business.

(b) All of such Grantor’s locations where Collateral (other than Collateral which is in transit, out for repair or temporarily stored at a customer location) with a value in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) is maintained are as (i) set forth on Schedule 2(a), 2(b) or 2(c) to the Closing Date Perfection Certificate, (ii) set forth as an attachment to the Compliance Certificates delivered by the Borrowers to the Administrative Agent from time to time pursuant to the Credit Agreement and (iii) otherwise notified in writing from time to time by such Grantor to the Administrative Agent promptly after the time when such Grantor begins using such location to maintain such Collateral described above in this clause (b).

(c) [Reserved].

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(d) All Chattel Paper with a value in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) individually or U.S.$5,000,000 (or the Equivalent Amount in Canadian Dollars) in the aggregate, in each case, constituting Collateral of such Grantor is as (x) set forth on Schedule 6(d), (y) set forth as an attachment to the Compliance Certificates delivered by the Borrowers to the Administrative Agent from time to time pursuant to the Credit Agreement or (z) otherwise notified in writing from time to time by such Grantor to the Administrative Agent promptly after the time when such Grantor acquires such Chattel Paper with a value in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) individually or U.S.$5,000,000 (or the Equivalent Amount in Canadian Dollars) in the aggregate.

(i) To the extent requested by the Administrative Agent in writing, all action by such Grantor necessary or desirable to protect and perfect the Administrative Agent’s Lien on each item of Chattel Paper set forth pursuant to sub-clauses (x), (y) and (z) above in this clause (d) has been duly taken.

(ii) Such Grantor shall not cause or permit any Person (other than the Administrative Agent pursuant to this Agreement and filing financing statements) to have Control (for the purpose of this clause, Control shall have the meaning given to such term in the UCC) of any Letter of Credit Right constituting part of the Collateral other than as permitted under the Credit Agreement.

(e) [Reserved].

(f) With respect to each Grantor’s Accounts:

(i)	except as specifically disclosed on the most recent Borrowing Base Certificate, Gross Asset Certificate or, in either case, a report delivered in connection therewith, (A) [reserved], (B) all Accounts represent bona fide sales or rendering of services to Account Debtors in the ordinary course of such Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper in any material amount, (C) to such Grantor’s knowledge, there are no material setoffs, claims or disputes existing or asserted with respect thereto and such Grantor has not made any agreement with any Account Debtor for any material extension of time for the payment thereof, any material compromise or settlement for less than the full amount thereof, any material release of any Account Debtor from liability therefor, or any material deduction therefrom except a discount or allowance allowed by such Grantor in the ordinary course of its business for prompt payment and disclosed to the Administrative Agent, (D) to such Grantor’s knowledge, there are no facts, events or occurrences which in any way materially impair the validity or enforceability thereof or could reasonably be expected to materially reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and Gross Asset Certificate or Base Certificate, as applicable, with respect thereto, and (E) such Grantor has not received any notice of any material proceedings or pending actions against any Account Debtor and would result in any material adverse change in such Account Debtor’s financial condition; and

(ii)	the amounts shown on all invoices, statements, Gross Asset Certificates and Borrowing Base Certificates with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any material way contingent.

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(g) With respect to any of its Inventory scheduled or listed on the most recent Gross Asset Certificate or Borrowing Base Certificate, as applicable, to the knowledge of such Grantor (a) no material portion of such Inventory or material Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of such Inventory or the payment of any monies to any third party upon such sale or other disposition, and (b) the completion of manufacture, sale or other disposition of any material portion of such Inventory or material Inventory by the Administrative Agent following the occurrence and during the continuance of an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which such Grantor is a party or to which such property is subject.

(h) (i) Upon filing of financing statements in appropriate form naming each Grantor as debtor and the Administrative Agent on behalf of the Secured Parties as the secured party in the jurisdiction(s) of such Grantor’s chief executive office (and, if applicable, domicile for the purposes of the Quebec Civil Code) or principal place of business and where such Grantor’s Collateral is located, (ii) upon delivery to the Administrative Agent of all Instruments and Chattel Paper constituting part of the Collateral, and (iii) upon execution of a Control Agreement establishing the Administrative Agent’s Control with respect to any Deposit Accounts, Lockboxes, Securities Accounts, Securities Entitlements or Commodity Account, in each case to the extent such assets constitute Collateral hereunder and such Lien can be perfected by the actions described in clauses (i)-(iii) above, all actions necessary to perfect the security interest granted hereunder in such Collateral of such Grantor created under this Agreement shall have been duly made or taken and are in full force and effect.

Section 7. Authorization to File Financing Statements; Further Assurances; Other Matters.

(a) Each Grantor hereby irrevocably authorizes the Administrative Agent, at any time and from time to time, to file, and if requested will deliver to the Administrative Agent, one or more financing, financing change or continuation statements, and amendments thereto, including, without limitation, one or more financing or financing change statements (i) describing the Collateral in the same manner as described herein (or by any other description which reasonably approximates the description contained in this Agreement or as required by the PPSA or any other applicable statute in order to maintain a perfected security interest in the Collateral) or (ii) that contains any information required by any requirement of applicable Laws for the sufficiency or filing office acceptance, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor, if applicable. Such financing statements, financing change statements, continuation statements or amendments thereto may be filed with respect to each Grantor, in each case without the signature of such Grantor. A photocopy or other reproduction of this Agreement or any financing or financing change statement covering the Collateral or any part thereof shall be sufficient as a financing statement or financing change statement where permitted by applicable Law. Such Grantor also agrees to furnish any such information described in the foregoing sentence to the Administrative Agent promptly upon request.

(b) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Administrative Agent may reasonably request in writing, in order to perfect and to protect and maintain a first priority perfected security interest granted or purported to be granted hereunder and, if applicable, Control of, the Collateral of such Grantor hereunder or to enable the Administrative Agent to exercise and

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enforce its rights and remedies hereunder with respect to any Collateral of such Grantor, subject in each case to the Perfection Exceptions. Without limiting the generality of the foregoing, each Grantor will promptly, with respect to Collateral of such Grantor: (i) if any such Collateral shall be comprised of or evidenced by a promissory note or other instrument (other than checks in the ordinary course of business) or tangible Chattel Paper with a value in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) individually or U.S.$5,000,000 (or the Equivalent Amount in Canadian Dollars) in the aggregate, deliver and pledge to the Administrative Agent hereunder promptly upon the execution of this Agreement, the original of such note or instrument or tangible Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent, (ii) hold in trust for the Administrative Agent upon receipt and promptly thereafter deliver to the Administrative Agent any such note, Instrument or Chattel Paper constituting Collateral with a value in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) individually or U.S.$5,000,000 (or the Equivalent Amount in Canadian Dollars) in the aggregate, (iii) upon the Administrative Agent’s request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and promptly deliver to the Administrative Agent) any Document of Title evidencing or constituting Collateral with a value in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) individually or U.S.$5,000,000 (or the Equivalent Amount in Canadian Dollars) in the aggregate.

(c) Each Grantor will, if so requested in writing by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request. Such Grantor also agrees to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over the Administrative Agent’s Lien and Security Interest) and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that no Grantor shall be required by this Agreement to (i) perfect the security interests created hereunder by any means other than (A) filings pursuant to the PPSA or the UCC in the applicable jurisdiction, (B) in the case of Collateral that constitutes tangible Chattel Paper or Instruments, delivery thereof to the Administrative Agent in accordance with the terms hereof (together with, where applicable, undated proper instruments of assignment), (C) the delivery of such documentation as is required by Section 9-108(e) of the UCC to reasonably identify any Commercial Tort Claims that constitute Collateral of the Grantors, (D) filings pursuant to the UCC in the applicable jurisdiction with respect to Letter of Credit Rights that constitute Collateral and (E) the execution of Control Agreements establishing the Administrative Agent’s Control with respect to Deposit Accounts, Lockboxes, Securities Accounts, Security Entitlements and Commodity Accounts, in each case, that constitute Collateral, (ii) take any action in any jurisdiction to create any security interest in assets located or titled outside of Canada or the United States or to perfect any security interest in such assets or to enter into any security agreements or pledge agreements governed by the laws of any jurisdiction outside Canada or the United States or (iii) deliver Control Agreements with respect to any Excluded Accounts (collectively, the “Perfection Exceptions”).

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Section 8. Bailees; Accounts and other Receivables.

(a) If any Collateral of any Grantor with a value in excess of U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars) is at any time in the possession or control of a warehouseman, bailee, processor, storage facility owner or agent, upon the reasonable written request of the Administrative Agent such Grantor will use commercially reasonable efforts to (i) notify such warehouseman, bailee, processor, storage facility owner or agent of the security interest created hereunder, (ii) instruct such warehouseman, bailee, processor, storage facility owner or agent to hold all such Collateral solely for the Administrative Agent’s account subject only to the Administrative Agent’s instructions, (iii) cause such warehouseman, bailee, processor, storage facility owner or agent to authenticate a record acknowledging that it holds possession of such Collateral for the Administrative Agent’s benefit and (iv) make such authenticated record available to the Administrative Agent.

(b) Except as otherwise provided in this Section 8(b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables owned by it. In connection with such collections, such Grantor may take (and, at the Administrative Agent’s direction (if given) during the continuation of an Event of Default, shall take) such action as such Grantor (or the Administrative Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that the Administrative Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default to notify the obligors under any Receivables, of the assignment of such Receivables, to the Administrative Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables.

(c) (i) No Grantor will adjust, settle or purposely compromise the amount or payment of any Receivable or accept in satisfaction of a Receivable less than the original amount thereof, release wholly or partly any obligor thereof, or allow any further credit, rebate, discount or other reduction in the original amount owing on a Receivable without the consent of the Administrative Agent (which shall not be unreasonably withheld), except (A) in the case of delinquent Accounts (that are not Eligible Accounts Receivable) in the ordinary course of business or consistent with commercially reasonable practices customary for the circumstances, and (B) such Grantor may discount, credit, rebate and reduce the amount of Accounts in accordance with commercially reasonable practices and in the ordinary course of business, provided that, after the occurrence and during the continuance of an Event of Default, such Grantor will not materially discount, credit, rebate and reduce the amount of Accounts without the consent of the Administrative Agent (not to be unreasonably withheld) and (ii) no Grantor will knowingly consent to the subordination of its right to payment under any material Receivables to any other indebtedness or obligations of the obligor thereof.

(d) If (i) any material discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on any Receivable owned by such Grantor exists or (ii) if, to the knowledge of such Grantor, any material dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any such Receivable, except in the case of Accounts (that are not Eligible Accounts Receivable) in the ordinary course of business or consistent with commercially reasonable practices customary for the circumstances, such Grantor will promptly disclose such fact to the Administrative Agent in writing.

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Section 9. Deposit Accounts, Commodity Accounts and Securities Accounts. Upon the occurrence and continuation of a Cash Dominion Trigger Event and until the termination of such Cash Dominion Trigger Event (and/or any other then existing Cash Dominion Trigger Event) in accordance with Section 6.16(b) of the Credit Agreement, the Administrative Agent shall be authorized to exercise exclusive Control over all Deposit Accounts (other than the Excluded Accounts), Commodity Accounts (other than the Excluded Accounts) and Securities Accounts (other than the Excluded Accounts). Notwithstanding the foregoing, the Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any instruction directing the disposition of funds from time to time credited to any Deposit Account, Commodity Account or Securities Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account or give an entitlement order relating to any Securities Account, unless a Cash Dominion Trigger Event has occurred and is continuing and, upon the waiver or deemed termination of such Cash Dominion Trigger Event (provided that no other Cash Dominion Trigger Event has occurred and is continuing at such time), upon such Grantor’s written request, the Administrative Agent shall deliver a notice rescinding such instruction and thereupon Control of such Deposit Account, Commodity Account or Securities Account, as applicable, shall revert to the applicable Grantor.

Section 10. Inventory.

(a) Each Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of such Grantor’s business.

(b) In the event any Account Debtor returns any material portion of Inventory or material Inventory to such Grantor when an Event of Default exists, such Grantor, upon the request of the Administrative Agent, shall: (i) hold such returned Inventory in trust for the Administrative Agent, (ii) dispose of such returned Inventory solely according to the Administrative Agent’s written instructions and (iii) not issue any credits or allowances with respect thereto without the Administrative Agent’s prior written consent. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon.

Section 11. Commercial Tort Claims. Each Grantor shall promptly notify the Administrative Agent of any Commercial Tort Claim acquired by it where the amount of damages reasonably expected to be claimed exceeds U.S.$1,000,000 (or the Equivalent Amount in Canadian Dollars).

Section 12. Federal, State, Provincial, Territorial or Municipal Claims. After obtaining actual knowledge, each Grantor will promptly notify the Administrative Agent of any Collateral which constitutes a claim with a value in excess of U.S.$5,000,000 (or the Equivalent Amount in Canadian Dollars) individually or U.S.$10,000,000 (or the Equivalent Amount in Canadian Dollars) in the aggregate against the Canadian or United States government or any state, provincial, territorial or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

Section 13. Transfers and Other Liens. Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of Section 7.05 of the Credit Agreement or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and other Permitted Liens.

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Section 14. No Interference. Each Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

Section 15. Change in Name or Location. No Grantor shall (a) change its name as it appears in official filings in the jurisdiction of its incorporation, amalgamation, formation or organization, (b) change its chief executive office (or, if applicable, domicile for the purposes of the Quebec Civil Code), (c) change the type of entity that it is, (d) change its incorporation, amalgamation, formation or organizational identification number, if any, issued by its jurisdiction of incorporation, amalgamation, formation or organization, or (e) change its jurisdiction of incorporation, amalgamation, formation or organization, in each case, unless the Administrative Agent shall have received at least ten (10) days prior written notice of such change (or such shorter period as the Administrative Agent may reasonably agree).

Section 16. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion (provided, that, the Administrative Agent agrees that, except for the powers granted in this Section 16(d) and (p), it shall not exercise any power or authority granted to it unless an Event of Default has occurred and is continuing), to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Administrative Agent, to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral (it being agreed that, notwithstanding the proviso in the first sentence of this Section 16 stating that certain powers of the Administrative Agent set forth herein may be exercised only upon the occurrence and during the continuance of an Event of Default, in the event that the Grantors fail to maintain insurance as required by Section 6.07 of the Credit Agreement, the Administrative Agent may obtain such insurance on the Grantors’ behalf and charge the expense thereof to such Grantors or the Borrowers, provided that the Administrative Agent shall provide the Company with reasonable prior written notice (not to be fewer than five (5) Business Days) of its intention to obtain such insurance),

(b) to demand payment or enforce the payment of Accounts in the name of the Administrative Agent or such Grantor and to receive, endorse and collect any checks, drafts or other instruments for the payment of money, documents and Chattel Paper, constituting or with respect to the Collateral,

(c) to endorse and collect any cash proceeds of the Collateral and to file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary for the collection of any of the Collateral or otherwise to enforce compliance with the rights of the Administrative Agent with respect to any of the Collateral,

(d) to execute, prepare and file on behalf of such Grantor as debtor, as applicable, a carbon, photographic or other reproduction of this Agreement or any financing or financing change statement with respect to the Collateral as a financing or financing change statement and to file any other financing or financing change statement or amendment of a financing or financing change statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral,

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(e) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement and the other Loan Documents, including, without limitation, access to pay or discharge taxes, assessments, fees, charges or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be reasonably determined by the Administrative Agent, any such payments made by the Administrative Agent to become Obligations of such Grantor to the Administrative Agent,

(f) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do,

(g) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations as provided in the Credit Agreement,

(h) to contact Account Debtors for any reason,

(i) to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables,

(j) to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral,

(k) to settle, adjust, compromise, extend or renew the Receivables,

(l) to settle, adjust or compromise any legal proceedings brought to collect Receivables,

(m) to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor,

(n) to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables,

(o) to open and dispose of all inbound mail at a Lockbox reasonably expected to be related to the Collateral addressed to such Grantor (provided that, no such authority is given with regard to any mail reasonably appearing on its face to be addressed to or from an attorney or law firm), and

(p) to do all other acts and things necessary to carry out this Agreement; and such Grantor agrees to reimburse the Administrative Agent for any payment made or expense incurred by the Administrative Agent in connection with any of the foregoing, subject to any applicable expense and reimbursement provisions of the Credit Agreement; provided, that, this authorization shall not relieve such Grantor of any of its obligations under this Agreement or under the Credit Agreement.

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All acts of said attorney or designee are hereby ratified and approved.

Section 17. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Administrative Agent may, but without any obligation to do so itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor under Section 26.

Section 18. Grant of License to Use Intellectual Property

(a) For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants (such grant effective solely after the occurrence and during the continuance of an Event of Default) to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a (until the occurrence of events in Section 30(d)) nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any Intellectual Property reasonably related to the Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located in Canada; provided, that such license shall be limited to the purposes and scope of any license granted hereunder and only be used to the extent necessary for the Administrative Agent to exercise the remedies expressly set forth in Section 18(c); provided, further that any such license granted by the Administrative Agent to a third party shall be limited to include reasonable and customary terms necessary to preserve the existence and validity of the affected Intellectual Property, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting and maintaining the quality standards of the Trademarks in the manner set forth below (it being understood and agreed that, nothing in the foregoing license grant shall be construed as granting the Administrative Agent rights in and to such Intellectual Property above and beyond (x) the rights to such Intellectual Property that each Grantor has reserved for itself and (y) in the case Intellectual Property that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such IP Collateral hereunder)

(b) The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default and only to the extent to exercise the remedies expressly set forth in Section 18(c); provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall immediately terminate at such time as the Administrative Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement. Nothing in this Section 18 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor.

(c) Each Grantor irrevocably agrees that, upon the occurrence and during the continuance of an Event of Default, and consistent with the terms and conditions set forth herein, the Administrative Agent may sell any of such Grantor’s Inventory directly to any Person,

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including Persons that have previously purchased the Grantor’s Inventory from such Grantor, and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Agreement, may sell Inventory that bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor.

Section 19. Nature of Appointment; Limitation of Duty.

(a) The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and other Secured Parties hereunder (including without limitation under Section 16) are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. Except for the safe custody and physical preservation of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property and neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

(b) THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS ATTORNEY-IN-FACT IN Section 16 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 30. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NONE OF THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY, ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE TO ITS OWN BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

Section 20. Account Verification. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may at any reasonable time, in the Administrative Agent’s own name, (by mail, telephone, facsimile or otherwise) communicate with the Account Debtors of any such Grantor, parties to contracts with any such Grantor and obligors in respect of Instruments constituting Collateral of any such Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables, in each case, that constitute Collateral.

Section 21. Remedies

(a) If any Event of Default shall have occurred and be continuing, the Administrative Agent may exercise any and all of the following rights and remedies:

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(i)	The Administrative Agent may exercise those rights and remedies provided in this Agreement, the Credit Agreement, or any other Loan Document; provided, that, this Section 21(a)(i) shall not be understood to limit any rights or remedies available to the Administrative Agent and the other Secured Parties prior to an Event of Default.

(ii)	The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the PPSA (whether or not the PPSA applies to the affected Collateral) or under any other Law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement. Without limiting the generality of the foregoing sentence, the Administrative Agent may further, at any time or from time to time, charge, set-off and otherwise apply all or any part of the Secured Obligations then due and owing against any funds held with respect to any Deposit Account that is not an Excluded Account.

(iii)	The Administrative Agent may further, pursuant to the terms hereof, exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Deposit Accounts (other than the Excluded Accounts) and (C) exercise all other rights and remedies with respect to the Receivables and the other Collateral.

(iv)	Without notice (except as specifically provided in Section 23 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, the Administrative Agent may enter the premises (during normal business hours) of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, assign, lease, license (on an exclusive or non-exclusive basis), grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at any Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(v)	To extent a Cash Dominion Trigger Event is then in effect, the Administrative Agent may give notice of sole Control or any other instruction under any Deposit Account Control Agreement, Lockbox Agreement, Securities Account Control Agreement or Commodity Account Control Agreement and take any action therein with respect to such Collateral.

(b) If any Event of Default shall have occurred and be continuing, the Administrative Agent may require each Grantor to, and each Grantor hereby agrees that it will at its expense:

(i)	upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent, and all books and records relating thereto, and make it available to the Administrative Agent at a place or places and times to be reasonably designated by the Administrative Agent, whether at a Grantor’s premises or otherwise, and

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(ii)	permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy.

(c) The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Furthermore, until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver, receiver-manager or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(d) After any Event of Default shall have occurred and be continuing, each Grantor agrees that:

(i)	the Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by applicable Law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases,

(ii)	the Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state, provincial, territorial or federal Law in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral,

(iii)	all payments received by any Grantor under or in connection in respect of the Collateral shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Grantor and shall be promptly paid over to the Administrative Agent in the same form as so received (with any necessary indorsement),

(iv)	the Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral,

(v)	except as expressly provided elsewhere in this Agreement, all proceeds received in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Administrative Agent against the Secured Obligations in the order of priority set forth in Section 9.04 of the Credit Agreement, and

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(vi)	if the Administrative Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

(e) Notwithstanding the foregoing, neither the Administrative Agent nor any other Secured Party shall be required to: (i) marshal any of the Collateral or any guarantee of the Secured Obligations or resort to the Collateral or any such guarantee in any particular order, (ii) make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof or (iii) effect a public sale of any Collateral.

If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 21 will cause irreparable injury to the Administrative Agent, that the Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 21 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses (other than defense of payment) against an action for specific performance of such covenants, without limiting the right of the Administrative Agent or the other Secured Parties to seek and obtain specific performance of other obligations of the Grantors contained in this Agreement. Nothing in this Section 21 shall in any way alter the rights of the Administrative Agent hereunder.

Section 22. Grantors’ Waivers. To the maximum extent permitted by applicable Law, each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable Law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Section 28, at least ten (10) days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable Law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Without limiting the generality of the foregoing, each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable Law) of any kind in connection with this Agreement or any Collateral.

Section 23. Limitation on Administrative Agent’s and Other Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the

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Administrative Agent nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable Law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, consultants and other customary professionals used for collections and dispositions of items constituting Collateral to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 23 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 23. Without limitation upon the foregoing, nothing contained in this Section 23 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Agreement or by applicable Law in the absence of this Section 23.

Section 24. Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

Section 25. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Agreement and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 25. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable pursuant to the terms of the Credit Agreement.

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Section 26. Indemnity and Expenses. The expense and indemnity provisions of Sections 11.04 and 11.05 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

Section 27. Amendments; Waivers; Additional Grantors; Cumulative Remedies, Etc

(a) This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Section 11.01 of the Credit Agreement and, unless not otherwise required hereunder, each Grantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising any right or remedy hereunder, shall impair such right or remedy or be construed as or operate as a waiver of any Default or an acquiescence therein; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

(b) Each Grantor agrees to cause each Person that is its direct or indirect Subsidiary that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement to become a Grantor for all purposes of this Agreement upon the execution and delivery by such Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”). Upon the execution and delivery of such Security Agreement Supplement, (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor and (ii) the supplemental Schedule 6(a) attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedule 6(a) hereto, respectively, and the Administrative Agent may attach such supplemental schedules to such Schedule; and each reference to such Schedule shall mean and be a reference to such Schedule as supplemented pursuant to each Security Agreement Supplement. Each Grantor expressly agrees that its Obligations arising hereunder remain in full force and effect and shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Administrative Agent not to cause any Subsidiary of a Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

(c) All rights and remedies contained in Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the other Secured Parties until the Secured Obligations have been paid in full as set forth in Section 30.

Section 28. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile or other electronic transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, (i) if to any Grantor, addressed to it in care of the

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Parent at the Parent’s address specified in Section 11.02 of the Credit Agreement and (ii) if to the Administrative Agent, at its address specified in Section 11.02 of the Credit Agreement. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 11.02 of the Credit Agreement.

Section 29. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until the later of (i) the payment in full of the Secured Obligations (other than in respect of contingent indemnification and reimbursement obligations for which no claim has been made) and the termination of all Letters of Credit (other than to the extent that the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized in accordance with the terms of the Credit Agreement or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) and (ii) the Latest Maturity Date, (b) be binding upon each Grantor, its successors and permitted assigns (including all Persons who become bound as a debtor to this Agreement) and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (c), (x) no Grantor shall have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Administrative Agent and (y) any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case to the extent (and subject to the limitations) provided in Section 11.07 of the Credit Agreement. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, hereunder.

Section 30. Release; Termination

(a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with, the terms of the Loan Documents, the pledge and security interest granted hereby in such item of Collateral shall be automatically released at the time of sale, lease, transfer or other disposition without any further action of any Person and all rights to such Collateral shall revert to the applicable Grantor.

(b) Upon the release of any Grantor from its obligations under its Guaranty permitted by, and in accordance with the terms of the Loan Documents, such Grantor shall be automatically released from this Agreement and all obligations of such Grantor and all Liens over the Collateral of such Grantor will terminate and be automatically released without any further action of any Person and all rights to such Collateral shall revert to the applicable Grantor.

(c) Upon the effectiveness of any written consent to the release of the Lien granted hereby in any Collateral pursuant to Section 10.11(a)(iii) of the Credit Agreement, the pledge and security interest granted hereby in such item of Collateral shall be automatically released at the time of sale, lease, transfer or other disposition without any further action of any Person and all rights to such Collateral shall revert to the applicable Grantor.

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(d) Upon the later of (i) the payment in full of all Secured Obligations (other than in respect of contingent indemnification and reimbursement obligations for which no claim has been made) and the termination of all Letters of Credit (other than to the extent that the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized in accordance with the terms of the Credit Agreement or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place) and (ii) the Latest Maturity Date, (A) this Agreement and all other rights, powers and remedies in connection therewith shall immediately and automatically terminate in all respects, (B) the pledge and security interests granted hereby in all Collateral and all other obligations hereunder shall immediately and automatically terminate in all respects and (C) all rights to the Collateral shall revert to the applicable Grantor, all without any further action of any Person.

(e) In connection with such release or termination pursuant to clause (a), (b), (c) or (d) of this Section 30, the Administrative Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents and/or authorize the filing of such financing statements, in each case as such Grantor shall reasonably request in writing to evidence such release or termination and return all Collateral in its possession (if any) to the applicable Grantor.

Section 31. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 32. Execution in Counterparts. This Agreement, any Security Agreement Supplement and any amendment, consent or waiver thereto, may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement, any Security Agreement Supplement and any amendment, consent or waiver thereto by telecopier or electronic transmission (e.g., “pdf” or “tif” formant) shall be effective as delivery of an original executed counterpart.

Section 33. Survival of Representations. All representations and warranties of the Grantors contained in this Agreement shall survive the execution and delivery of this Agreement.

Section 34. Section Headings. Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 35. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 36. Amalgamation. Each Grantor acknowledges and agrees that, in the event it amalgamates with any other company or companies, it is the intention of the parties hereto that the term “Grantor,” when used herein, shall apply to each of the amalgamating companies and to the amalgamated company, such that the security interest granted hereby: (a) shall extend to “Collateral” (as that term is herein defined) owned by each of the amalgamating companies and the amalgamated company at the time of amalgamation and to any “Collateral” thereafter owned or acquired by the amalgamated company, and (b) shall secure all secured obligations of each of the amalgamating companies and the amalgamated company to the Secured Parties at the time of amalgamation and all “Secured Obligations” of the amalgamated company to the Secured Parties thereafter arising. The security interest shall attach to all “Collateral” owned by each company amalgamating with any Grantor, and shall attach to all “Collateral” thereafter owned or acquired by the amalgamated company when such becomes owned or is acquired.

Section 37. Joint and Several Liability. Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or in any other documents relating to the Secured Obligations, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then each Grantor’s obligations (and the obligations of each other Grantor), to the extent such obligations are secured, shall be several obligations and not joint or joint and several obligations.

Section 38. Copy of Agreement. Each Grantor hereby acknowledges receipt of a copy of this Agreement.

Section 39. Waiver. To the extent permitted by applicable law, each Grantor waives its right to receive a copy of any financing statement or financing change statement registered by the Administrative Agent, or of any verification statement with respect to any financing statement or financing change statement registered by the Administrative Agent.

Section 40. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, receiver-manager or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof (including a payment effected through exercise of a right of setoff), is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), all as though such payment or performance had not been made. In the event that any payment, or any part thereof (including a payment effected through exercise of a right of setoff), is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 41. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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Section 42. Governing Law; Etc. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ALBERTA AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY TO THE NON EXCLUSIVE JURISDICTION OF ANY COURT OF THE PROVINCE OF ALBERTA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AND EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY INVOLVING DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ALBERTA.

EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 43. Administrative Agent. JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the other Secured Parties hereunder pursuant to Article X of the Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Administrative Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

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27

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

BJ SERVICES HOLDINGS CANADA, ULC

By:
Name:
Title:

BJ SERVICES

SECURITY AGREEMENT

Agreed to and accepted as of the date first written above.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

BJ SERVICES

SECURITY AGREEMENT

Schedule 6(a) to the

Security Agreement

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF

EXECUTIVE OFFICE

Schedule 6(d) to the

Security Agreement

CHATTEL PAPER

Exhibit A to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

JPMorgan Chase Bank, N.A., as the Administrative Agent for the
Secured Parties referred to in the
Credit Agreement referred to below

Attn:

[INSERT NAME OF ADDITIONAL GRANTOR]

Ladies and Gentlemen:

Reference is made to (i) the Revolving Credit and Guaranty Agreement dated as of May 30, 2017 (as amended, restated, amended and restated, supplemented, replaced, refinanced, refunded, renewed, restructured, deferred or otherwise modified from time to time, the “Credit Agreement”), among BJ Services, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, the Lenders (including, without limitation, the Swing Line Lender and the L/C Issuers) and the Administrative Agent and any other Person party thereto and (ii) the Canadian Security Agreement dated May 30, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Administrative Agent for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

(II) Grant of Security. The undersigned hereby pledges, assigns and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral (except for Excluded Property) of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising.

(III) Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

(IV) Supplements to Security Agreement and Perfection Certificate Schedules. The undersigned has attached hereto (a) as Annex I hereto, a supplemental Schedule 6(a) to the Security Agreement and (b) as Annex II hereto, a supplemental Perfection Certificate with respect to such Grantor, and the undersigned hereby certifies, as of the date first above written, that such supplemental schedule and supplemental Perfection Certificate has been prepared by the undersigned and is complete and correct in all material respects.

(V) Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Security Agreement (as supplemented by the attached supplemental schedules) as of the date hereof.

(VI) Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

(VII) Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the Province of Alberta, and the federal laws of Canada applicable therein.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By
Title:

Address for notices:
_______________________________________ _______________________________________

BJ SERVICES, LLC

SECURITY AGREEMENT

Annex I to the

Security Agreement Supplement

Annex I – Supplemental Schedule 6(a)

EXACT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION, CHIEF

EXECUTIVE OFFICE AND OTHER PLACES OF BUSINESS

Annex II to the

Security Agreement Supplement

Annex II – Supplemental Perfection Certificate

[To be attached.]

EXHIBIT F

FORM OF OFFICER’S CLOSING CERTIFICATE

[DATE]

Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Revolving Credit Agreement”), among BJ Services, LLC (the “Company” or the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as the Administrative Agent, and any other parties thereto. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Revolving Credit Agreement. The undersigned, [                ], a Responsible Officer of the Company hereby certifies to the Administrative Agent, as of the date hereof, on behalf of the Company and not in my individual capacity, that pursuant to Section 4.01(a)(ix) of the Revolving Credit Agreement:

1.	All representations and warranties of the Borrower and the other Loan Parties contained in the Revolving Credit Agreement and in the other Loan Documents are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date; and

2.	No Default or Event of Default exists or has occurred and is continuing on and as of the date hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Officer’s Closing Certificate has been executed as of the date first written above.

BJ SERVICES, LLC

By:
Name:
Title:

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[DATE]

Reference is made to Revolving Credit and Guaranty Agreement, dated as of the date hereof (the “Revolving Credit Agreement”), among BJ Services, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors, the lending institutions from time to time parties thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Revolving Credit Agreement. This solvency certificate (this “Certificate”) is furnished pursuant to Section 4.01(a)(viii) of the Revolving Credit Agreement.

Solely in my capacity as [Chief Financial Officer] [specify other principal financial officer] of the Company and not individually (and without personal liability), I hereby certify to the Administrative Agent and the Lenders, that as of the date hereof, after giving effect to execution of the Loan Documents and the consummation of the transactions contemplated therein (including the consummation of the Transactions on the Closing Date):

1.	The sum of the liabilities (including contingent liabilities) of the Borrower Parties, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower Parties, on a consolidated basis.

2.	The fair value of the property of the Borrower Parties, on a consolidated basis, is greater than the total amount of liabilities of the Borrower Parties, on a consolidated basis.

3.	The capital of the Borrower Parties, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Borrower Parties, on a consolidated basis, have not incurred debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of contingent liabilities has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual and matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Certificate has been executed as of the date first written above.

BJ SERVICES, LLC
By:
Name:
Title:

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

(See Attached)

BJ Services, LLC - ABL Credit Facility

Borrowing Base Certificate - Cover Page

For Period Ending , 20 In US$		Consolidated Total
A.1	Eligible Accounts Receivable	$—
A.2	85% of Eligible Accounts Receivable	$—
B.1	Eligible Unbilled Receivables	$—
B.2	80% of Eligible Unbilled Receivables[1]	$—
C.1	Eligible Inventory	$—
C.2	Lesser of: (i) 85% of all Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of all appraised Eligible Inventory	$—
D.	100% of Unrestricted Cash (a/o COB on the Business Day immediately preceding the date hereof)	$—
Less Reserves[57]
E.	A/R Reserves	$—
F.	Inventory Reserves	$—
G.	Other Reserves	$—
H.	Borrowing Base (items A.2 + B.2 + C.2 + D – E – F – G)	$—
I.	Lesser of
	(1) Aggregate Commitments	$400,000,000
	(2) Borrowing Base	—
	Line Cap	—
Total Outstandings (aggregate Outstanding Amount of):

[1]	The total amount of Eligible Unbilled Receivables shall not exceed an amount that is greater than 25% of the Borrowing Base (after giving effect to the advance rate, any Reserve, this limitation and the limitation set forth in the definition of Eligible In-Transit Inventory).

8

Revolving Credit Loans
L/C Obligations
Swing Line Loans
J.	Total Outstandings[2]	$—
K.	Excess Availability (item I – item J)	$—
Unrestricted Cash reliance
	Total Outstandings (item J)	—
	Less Borrowing Base minus Unrestricted Cash (item H – item D)	—
L.	Total Unrestricted Cash reliance[3]	$—

Borrowers’ Responsible

Officer’s Certification:

Pursuant to and in accordance with the terms and conditions of the Credit Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time), dated May 30, 2017 among BJ Services, LLC (together with any additional borrowers party thereto from time to time, the “Borrowers”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders and other parties from time to time party thereto, the Borrowers are executing and delivering to the Administrative Agent this Borrowing Base Certificate accompanied by supporting data (if applicable) (collectively, the “Report”). Each Borrower represents and warrants to the Administrative Agent that as of the date hereof: (i) the Report is true and correct in all material respects and is based on information contained in the Company’s own financial accounting records (x) as of the close of business of the period covered hereby, for each of the asset categories included in the Report as set forth in clauses (a) through (c) in the definition of “Borrowing Base” in the Credit Agreement and (y) as of the close of business on the Business Day immediately preceding the date hereof, for Unrestricted Cash included in the Report; and (ii) each Account, unbilled receivable, Inventory and cash item reflected herein as eligible for inclusion in the Borrowing Base constitutes Eligible Account, Eligible Unbilled Receivable, Eligible Inventory or Unrestricted Cash, as applicable, to the extent the Administrative Agent has not used its Permitted Discretion with respect to such Eligible Account, Eligible Unbilled Receivable, Eligible Inventory or Unrestricted Cash.

BJ SERVICES, LLC
[BJ SERVICES, INC.]

Name:
Title:	Date:

9

Footnotes:

[1]	The amount of the Reserves are set forth in the Credit Agreement or otherwise provided by the Administrative Agent.
[2]	Includes Protective Advances, Overadvances, and Refinancing Loans
[3]	If item L > $0, then the Borrowers shall be required to report Unrestricted Cash on a weekly basis per Section 6.02(h) of the Credit Agreement.

10

EXHIBIT I-A

FORM OF U.S. SECRETARY’S CERTIFICATE

[DATE]

This Secretary’s Certificate (this “Certificate”) is delivered pursuant to Section 4.01(a)(v) of that certain Revolving Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BJ Services, LLC, BJ Allied Newco, LLC (the “Company”), BJ Services Holdings Canada, ULC, the lending institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as the administrative agent (the “Administrative Agent”) and any other parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, Caleb Barclay, acting solely in my official capacity as Chief Operating Officer & Secretary of the Company, and not in any individual capacity, hereby certify to the Administrative Agent on behalf of the Company, as of the date hereof, as outlined below:

1.	Resolutions. Attached hereto as Exhibit A are true, correct and complete copies of resolutions that have been duly adopted by written consent of the sole member of the Company (the “Member”) dated the date hereof (the “Resolutions”) approving and authorizing the Credit Agreement and the other Loan Documents to which it is a party. The Resolutions have not been amended, modified or rescinded and remain in full force and effect as of the date hereof. No other resolutions have been adopted by the Member relating to the Credit Agreement, the other Loan Documents and the transactions contemplated thereby.

2.	Organizational Document. Attached hereto as Exhibit B is a complete and correct copy of the certificate of formation of the Company, and all amendments thereto, if any (the “Organizational Document”), as certified as of a recent date by the Secretary of State of the State of Delaware. The Organizational Document is in full force and effect on the date hereof and no action has been taken to repeal the Organizational Document or make any amendments or modifications thereto, other than those listed in Exhibit B hereto, if any.

3.	Operating Document. Attached hereto as Exhibit C is complete and correct copy of the Limited Liability Company Agreement of the Company and all amendments thereto (the “Operating Document”). Such Operating Document was on the date on which the Resolutions were adopted, and is on the date hereof, in full force and effect and no action has been taken to repeal the Operating Document or make any amendments or modifications thereto, other than those listed in Exhibit C hereto, if any.

4.	Certificate of Good Standing. Attached hereto as Exhibit D is a true, correct and complete copy of a certificate of good standing issued to the Company by the Secretary of State of the State of Delaware.

5.	Incumbency. The individuals listed on Exhibit E are duly elected (or appointed), qualified and acting officers of the Company authorized to execute and deliver the Loan Documents to which the Company is a party and other documents, instruments and agreements related thereto as more fully described in the Resolutions, and they hold the offices set forth opposite their respective names as of the date hereof, and the signature set forth opposite the respective names and titles of said officers or directors are their true and authentic signatures.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Certificate has been executed as of the date first above written.

BJ ALLIED NEWCO, LLC
By:
Name:
Title:	[Secretary]

On behalf of the Company, I, [•], hereby certify to the Administrative Agent, in my official capacity indicated below only, and not in any individual capacity, that I am now a duly elected (or appointed), qualified and acting officer of the Company; and that [•] is the duly elected (or appointed), qualified and acting [Secretary] of the Company and the signature set forth above his name is his authentic signature.

IN WITNESS WHEREOF, this Certificate has been executed as of the date first above written.

BJ ALLIED NEWCO, LLC
By:
Name:
Title:

EXHIBIT A

Resolutions

(see attached)

EXHIBIT B

Organizational Document

(see attached)

EXHIBIT C

Operating Document

(see attached)

EXHIBIT D

Certificate of Good Standing

(see attached)

EXHIBIT E

Incumbency

(see attached)

Name	Title	Signature

[•]	[•]

[•]	[•]

[•]	[•]

[•]	[•]

[•]	[•]

[•]	[•]

EXHIBIT I-B

FORM OF CANADIAN SECRETARY’S CERTIFICATE

TO:	JPMorgan Chase Bank, N.A., as administrative agent and collateral agent

AND TO:	Bennett Jones LLP

RE:

(i)     Revolving credit and guaranty agreement dated as of May 30, 2017, among BJ Services, LLC, as borrower (the “Borrower”), BJ Services Holdings Canada, ULC (the “Company”) and certain other direct and indirect subsidiaries of the Borrower as guarantors, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender, L/C issuer and bookrunner and any other parties from time to time party thereto (the “Credit Agreement”); and

(ii)    Canadian security agreement dated as of May 30, 2017 made by BJ Services Holdings Canada, ULC in favour of JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent for the Secured Parties (the “Security Agreement”).

I, Caleb Barclay, Vice-President & Secretary of the Company, hereby certify for and on behalf of the Company and not in my personal capacity and without assuming any personal liability whatsoever, as of the date hereof follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

2.	This Officer’s Certificate is delivered pursuant to Section 4.01(a)(v) of the Credit Agreement.

3.	Attached hereto as Schedule “A” are true and complete copies of the Corporation’s certificate of incorporation, notice of articles and articles, including all amendments thereto (the “Constating Documents”), which remain in full force and effect as of the date hereof without further amendment. No steps or proceedings have been taken or are pending to amend, repeal, supplement, surrender or cancel such Constating Documents as of the date hereof.

4.	Attached hereto as Schedule “B” is a true and complete copy of the resolutions duly passed by the board of directors of the Company, approving, among other things, the execution and delivery of the Credit Agreement, the Security Agreement, and the other Loan Documents to which the Company is a party, which remain in full force and effect as of the date hereof without amendment, proposed or enacted. No other resolutions have been adopted by the board of directors of the Company relating to the Credit Agreement, the other Loan Documents and the transactions contemplated thereby.

5.	The persons named in Schedule “C” hereto are duly appointed, qualified and acting officers of the Company holding the offices set forth opposite their respective names who are authorized to execute the Credit Agreement, the Security Agreement and the other Loan Documents to which the Company is a party on behalf of the Company, and the signatures opposite their names are their genuine signatures.

6.	Each of the persons named below is, at the date of this Officer’s Certificate, a duly elected, qualified and acting director of the Company:

[•]

[•]

7.	Attached hereto as Schedule “D” is a certificate of good standing issued by the Registrar of Companies of the Province of British Columbia in respect of the Corporation.

8.	It is acknowledged that this Officer’s Certificate will be relied upon by Bennett Jones LLP in connection with opinions delivered pursuant to the Credit Agreement.

[Signature page follows]

DATED as of the date first set forth above.

Per:
Name: Title:	[Secretary]

SCHEDULE “A”

CONSTATING DOCUMENTS

See attached.

SCHEDULE “B”

RESOLUTIONS

See attached.

SCHEDULE “C”

INCUMBENCY

                (i)

Name	Office	Signature

[•]	[•]

[•]	[•]

[•]	[•]

[Incumbency of BJ Services Holdings Canada, ULC]

SCHEDULE “D”

CERTIFICATE OF GOOD STANDING

See attached.

EXHIBIT J

FORM OF PERFECTION CERTIFICATE

[DATE]

This Perfection Certificate is delivered pursuant to Section 4.01(a)(xiii) of that certain Revolving Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BJ Services, LLC, a Delaware limited liability company, as a borrower (the “Borrower”), BJ Allied Newco, LLC, a Delaware limited liability company (“Newco”) and BJ Services Holdings Canada, ULC, a British Columbia unlimited liability company (“ULC”), as guarantors (together with Newco and the Borrower, a “Loan Party,” and, collectively, the “Loan Parties”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the lending institutions party thereto from time to time and any other parties thereto. Reference is made to each Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Security Agreement”), made by the applicable Loan Parties in favor of the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Perfection Certificate shall have the meanings set forth in the Credit Agreement or the applicable Security Agreement, as applicable. Each undersigned Loan Party hereby certifies, represents and warrants to the Administrative Agent as of the date hereof, as follows:

1.	NAMES/IDENTIFICATION.

(a)	Set forth on Schedule 1(a) hereto is:

(i)	The exact legal name of each Loan Party (as it appears in its certificate of incorporation, certificate of formation or similar organizational document);

(ii)	The type of entity of each Loan Party;

(iii)	The jurisdiction of organization (or formation, as applicable) for each Loan Party;

(iv)	Each jurisdiction in which each Loan Party is qualified to transact business as a foreign or extra-provincially registered corporation, partnership or limited liability company (as applicable);

(v)	The federal taxpayer identification number for each Loan Party organized in the United States; and

(vi)	The organizational number, if any, of each Loan Party from its jurisdiction of organization (or formation, as applicable).

(b)	Set forth on Schedule 1(b) hereto is each other legal name not already identified pursuant to Section 1(a) above that each Loan Party has had at any time in the past five years, together with the date of the relevant change.

(c)	Set forth on Schedule 1(c) hereto is a list of all other names (including trade names or assumed names) used by each Loan Party at any time during the past five years.

(d)	Except as set forth on Schedule 1(d) hereto, no Loan Party has been party to a merger, amalgamation, consolidation, acquisition, change in form or jurisdiction of organization or other change in corporate structure within the past five years.

2.	LOCATIONS.

(a)	Set forth on Schedule 2(a) hereto is the location (including street address) of the chief executive office and each other place of business (if different than such chief executive office) of each Loan Party, specifying in each case whether such location is owned or leased by such Loan Party and, if leased, specifying the name and address of the landlord.

(b)	Set forth on Schedule 2(b) is each other location (including street address and county, as applicable) not already identified pursuant to Section 2(a) above where any Loan Party maintains any books and records relating to any Collateral, specifying in each case whether such location is owned or leased by such Loan Party and, if leased, specifying the name and address of the landlord.

(c)	Except the locations set forth on Schedule 2(c) hereto, specifying in each case whether such location is owned or leased by such Loan Party and, if leased, specifying the name and address of the landlord, there are no locations where any Inventory or other tangible personal property of any of the Loan Parties is or may be located (other than (i) in respect of Excluded Property, (ii) assets temporarily in transit or sent for restoration or repair and (iii) assets temporarily at a customer location).

(d)	Other than the locations set forth on Schedule 2(c), set forth on Schedule 2(d) is the name and address of each Person (other than any Loan Party or an employee, director or officer of a Loan Party in the normal course of business) such as lessees, consignees, warehousemen or purchasers of chattel paper, having possession, or intended to have possession as of a recent, specified date, of any Inventory, other tangible personal property or Chattel Paper of any Loan Party.

3.	SUBSIDIARIES. Set forth on Schedule 3 hereto is a complete and accurate list of all Subsidiaries of each Loan Party, together with (a) the jurisdiction of incorporation/formation of each such Subsidiary and (b) the complete and accurate list of all of the authorized, issued and outstanding Equity Interests of each such Subsidiary and each other Loan Party, and the record and beneficial owners of all such Equity Interests.

4.	INSTRUMENTS, TANGIBLE CHATTEL PAPER, ELECTRONIC CHATTEL PAPER, DOCUMENTS AND DOCUMENTS OF TITLE. A complete and accurate list of all Instruments, Tangible Chattel Paper, Electronic Chattel Paper, Documents and, with respect to a Loan Party party to the Canadian Security Agreement, Documents of Title (as defined in the PPSA), owned by each Loan Party that constitute Collateral and in each case with a value (or representing property with a value or an amount payable) in excess of $1,000,000 individually or $5,000,000 in the aggregate is set forth on Schedule 4 hereto, including the name of the applicable Loan Party and identifying the account debtor/issuer, the amount and the maturity date thereof, as applicable.

5.	DEPOSIT ACCOUNTS. A complete and accurate list of all Deposit Accounts maintained by each Loan Party is identified on Schedule 5 hereto, including (a) the financial institution with which such account is maintained, (b) a description of the type of such account, (c) the account number, (d) the name of each Loan Party that holds such account and (e) whether such Deposit Account is an Excluded Account.

6.	SECURITIES ACCOUNTS. A complete and accurate list of all Securities Accounts maintained by each Loan Party is identified on Schedule 6 hereto, including (a) the Securities Intermediary with which such account is maintained, (b) a description of the type of such account, (c) the account number, (d) the name of each Loan Party that holds such account and (e) whether such Securities Account is an Excluded Account.

7.	COMMODITY/FUTURES ACCOUNTS. A complete and accurate list of all Commodity Accounts and futures accounts (as defined in the PPSA) maintained by each Loan Party is identified on Schedule 7 hereto, including (a) the Commodity Intermediary or financial institution, as applicable, with which such account is maintained, (b) a description of the type of such account, (c) the account number, (d) the name of each Loan Party that holds such account and (e) whether such Commodity Account or futures account, as applicable, is an Excluded Account.

8.	COMMERCIAL TORT CLAIMS. A complete and accurate list of all Commercial Tort Claims in excess of $1,000,000 in which any Loan Party has a known beneficial interest and which constitutes Collateral is identified on Schedule 8 hereto.

9.	LETTER-OF-CREDIT RIGHTS. A complete and accurate list of all Letter-of-Credit Rights in favor of any Loan Party that constitute Collateral is identified on Schedule 9 hereto.

10.	ORGANIZATION CHART. A copy of the current organizational structure of the Loan Parties is attached as Exhibit A hereto.

IN WITNESS WHEREOF, each of the undersigned has signed this Perfection Certificate as of the date first written above.

BJ SERVICES, LLC
By:
Name:
Title:
BJ SERVICES HOLDINGS CANADA, ULC
By:
Name:
Title:
BJ ALLIED NEWCO, LLC
By:
Name:
Title:

Schedule 1(a)

LOAN PARTIES

Legal Name of Loan Party	Entity Type	Jurisdiction of Organization	Foreign or Extra- Provincial Qualifications	Federal Taxpayer Identification Number or Unique Identification Number Issued by Jurisdiction of Organization	Organizational Number (if any)

Schedule 1(b)

OTHER LEGAL NAMES

Loan Party	Prior Name	Date of Change

Schedule 1(c)

ALL OTHER NAMES

Schedule 1(d)

MERGERS/CONSOLIDATIONS/CHANGES IN CORPORATE STRUCTURE

Schedule 2(a)

CHIEF EXECUTIVE OFFICE

Loan Party	Street Address (and County, if applicable) of Chief Executive Office	Owned or Leased	Name and Address of Landlord, as applicable

OTHER PLACES OF BUSINESS

Loan Party	Location Street Address (and County, for a location in the United States)	Owned or Leased	Name and Address of Landlord, as applicable

Schedule 2(b)

OTHER LOCATIONS WHERE BOOKS AND RECORDS RELATING TO COLLATERAL ARE

MAINTAINED

Loan Party	Location Street Address (and County, for a location in the United States)	Owned or Leased	Name and Address of Landlord, as applicable

Schedule 2(c)

PERSONS HAVING POSSESSION OF INVENTORY

Loan Party	Location Street Address (and County, for a location in the United States)	Owned or Leased	Name and Address of Landlord, as applicable

Schedule 2(d)

OTHER PERSONS HAVING OR INTENDED TO HAVE POSSESSION OF INVENTORY,

OTHER TANGIBLE PERSONAL PROPERTY AND CHATTEL PAPER

Loan Party	Name of Person in Possession	Address of Person in Possession	Owned or Leased	Name and Address of Landlord, as applicable

Schedule 3

SUBSIDIARIES

Subsidiary/Borrower	Type of Equity Interest	Record Owner and Percentage Ownership	Jurisdiction of Incorp. / Formation

Schedule 4

INSTRUMENTS, TANGIBLE CHATTEL PAPER, ELECTRONIC CHATTEL PAPER,

DOCUMENTS AND DOCUMENTS OF TITLE

Schedule 5

DEPOSIT ACCOUNTS

Loan Party	Institution (Name and Location)	Type of Account	Account Number	Excluded Account?

Schedule 6

SECURITIES ACCOUNTS

Loan Party	Institution (Name and Location)	Name of Account	Account Number	Excluded Account?

Schedule 7

COMMODITY/FUTURES ACCOUNTS

Loan Party	Institution (Name and Location)	Name of Account	Account Number	Excluded Account?

Schedule 8

COMMERCIAL TORT CLAIMS

Schedule 9

LETTER OF CREDIT RIGHTS

Exhibit A

ORGANIZATIONAL CHART

EXHIBIT K

FORM OF COLLATERAL ACCESS AGREEMENT

THIS COLLATERAL ACCESS AGREEMENT (the “Agreement”) is made and entered into as of                     , by and between [•], having an office at [•] (“Landlord”), and JPMORGAN CHASE BANK, N.A., having an office at [•], as Agent under the below-defined Credit Agreement.

R E C I T A L S :

A. Landlord is the [record title holder and owner] of the real property described in Schedule A attached hereto (the “Real Property”).

B. Pursuant to a certain [lease] [license] [warehousing] [occupancy] agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented, renewed, extended or otherwise modified from time to time, in each case as provided to Agent, the “Lease”), Landlord has agreed to allow [    ] (the “Lessee”), which is a [Borrower][Loan Party] (as defined below) to locate or store certain personal property on all or a portion of the Real Property (the “Leased Premises”).

C. Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2017 (as amended, restated, amended and restated, waived, supplemented, extended, or otherwise modified from time to time, the “Credit Agreement” and together with certain other documents executed in connection therewith, the “Loan Documents”), by and among BJ Services, LLC (as “Borrower”, together with any other entity joined as a co-borrower thereunder, the “Borrowers”), the guarantors from time to time party thereto (together with the Borrowers, the “Loan Parties”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (together with any successors or permitted assigns in such capacity, “Agent”) and the other parties from time to time party thereto. The Lessee, together with the other Loan Parties, has agreed to secure the obligations of the Loan Parties under the Loan Documents by granting a security interest to Agent, for the benefit of the Secured Parties (as defined in the Credit Agreement) in certain of the Lessee’s personal property and other assets and all products and proceeds of the foregoing, as more fully described as “Collateral” under and as defined in the Credit Agreement (the “Collateral”). For the avoidance of doubt, the Collateral does not include any Excluded Property (as defined in Credit Agreement) which Excluded Property includes, among other things, any equipment, any interest in real property and any fixtures.

D. Agent has requested that Landlord execute this Agreement in connection with the making of the loans and other financial accommodations under the Credit Agreement.

A G R E E M E N T :

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Agent, as follows:

1. The Lease is in full force and effect and the parties party thereto are not in default, and a true and complete copy is attached hereto as Schedule B. To the extent applicable, Landlord hereby waives any confidentiality provision pertaining to the Lease with regards to sharing it with Agent, Lenders and other Secured Parties.

2. Landlord (a) has not assigned its claims for payment, if any, nor its right to perfect or assert a lien of any kind whatsoever against any inventory and other Collateral located on the Leased Premises, (b) has the right, power and authority to execute this Agreement and (c) holds [legal title] [legal rights] to the Leased Premises.

3. Landlord acknowledges the validity of Agent’s lien on the Collateral and agrees that any inventory and other Collateral is and will remain personal property of the Lessee and not be deemed fixtures even though it may be affixed to or placed on the Leased Premises, regardless of the manner or mode of attachment to the Leased Premises. Landlord hereby waives and relinquishes in favor of Agent any interest in the Collateral. Landlord further agrees that it will not assert or exercise, any right, claim, title, interest or security interest in or lien upon any of the Collateral which it may have or acquire by reason of the installation in, attachment to or location of the Collateral at the Leased Premises, or for any other reason (including without limitation any landlord’s lien or rights of levy, distraint, seizure or execution), whether arising under any agreement, instrument or law now or hereafter in effect.

4. Landlord agrees that the Collateral may be inspected and evaluated by Agent or its designee without the necessity of court order and without payment of any fee.

5. In the event of a default in the payment or performance of the Obligations (as defined in the Credit Agreement) under the Loan Documents (as set forth more fully in the Loan Documents) or if Landlord takes possession of the Leased Premises for any reason, including because of the termination of the Lease for any reason (each, a “Disposition Event”), Landlord agrees that, at Agent’s option, the Collateral may remain upon the Leased Premises for a period not to exceed ninety (90) days (the “Disposition Period”) after (x) Agent takes possession of the Leased Premises or (y) receipt by Agent of a Default Notice (as defined below), as the case may be; provided that Agent pays rent on a per diem basis for the period of time Agent remains on the Leased Premises, based upon the amount of rent set forth in the Lease. If any injunction or stay is issued (including an automatic stay due to a bankruptcy proceeding) that prohibits Agent from removing the Collateral, commencement of the Disposition Period shall be deferred until such injunction or stay is lifted or removed.

6. During any Disposition Period, Agent (a) or its designee may, without the necessity of court order, enter upon the Leased Premises at any time during normal business hours to inspect, appraise, repossess, prepare for sale, remove or otherwise deal with all or any Collateral in accordance with the terms and conditions of the Loan Documents, without interference by Landlord, and Agent or its designee may sell, transfer, or otherwise dispose of that Collateral free of all liens, claims, demands, rights and interests that Landlord may have in that Collateral by law or agreement, including, without limitation, by public auction or private sale (provided that such public auction, private sale, or other disposition of Collateral may not be advertised on the Leased Premises), in each case, without interference by Landlord and (b) shall make the Leased Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord’s reasonable efforts to re-lease the Leased Premises. The right of access provided in this Agreement is a contractual right granted by Landlord to Agent and is not intended to limit Agent’s rights, if any, to obtain access to the Leased Premises in any other manner provided under applicable law or under any Loan Document.

7. Agent shall promptly repair, at Agent’s expense (for the account of the Borrowers and the Loan Parties, in accordance with, and subject to any qualifications, limits or exclusions in, the Loan Documents), or reimburse Landlord for any physical damage to the Leased Premises actually caused by the conduct of any auction, inspection, appraisal, repossession, preparation for sale and any removal of the Collateral by or through Agent (ordinary wear and tear excluded). Neither Agent nor any Lender shall (a) be liable to Landlord for any diminution in value caused by the absence of any removed Collateral or for any other matter except as specifically set forth herein or (b) have any duty or obligation to remove, retain, hold, continue to hold, sell or otherwise deal with any or all of the Collateral from the Leased Premises. Under no circumstances shall Agent be liable for any past due rent owing by the Lessee to Landlord.

8. Landlord acknowledges and agrees that Lessee’s grant of a security interest in and lien on the Collateral in favor of Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord, and Landlord hereby expressly consents to the granting of such security interest and lien and agrees that such security interest and lien in favor of Agent shall be superior to any right of levy or distraint, security interest, claim, right, title or other interest or lien of Landlord (statutory or otherwise) in, to or under the Collateral.

9. Landlord agrees to provide written notice to Agent of the occurrence of any default by the Lessee under the Lease (a “Default Notice”) and agrees to permit Agent to cure any such default within fifteen (15) days of Agent’s receipt of such Default Notice, but neither Agent nor any Lender shall be under any obligation to cure any default by Lessee under the Lease. Landlord further agrees to provide Agent with advance written notice in the event Landlord sells, transfers or disposes the Leased Premises or any portion thereof. No action by Agent or any Lender pursuant to this Agreement shall be deemed to be an assumption by Agent or Lenders of any obligation under the Lease, and except as expressly provided in this Agreement, Agent shall not have any obligation to Landlord.

10. Without affecting the validity of this Agreement, any of the Obligations may be extended, amended, or otherwise modified without the consent of Landlord and without giving notice thereof to Landlord. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors, permitted assigns and representatives of Landlord and Agent (and Agent’s successors and permitted assigns). Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest (or any portion thereof) in the Leased Premises; provided that, this Agreement may not be filed in the land records for the Real Property.

11. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

12. Nothing contained herein, and no exercise by Agent of any of its rights hereunder (including the entry by Agent to the Leased Premises and the making of any payments by Agent to Landlord), shall be deemed to make Agent, any Lender or any other Secured Party a tenant at the Leased Premises or be deemed to delegate any duties or obligations under the Lease to or constitute any assumption thereof by Agent, any Lender or any other Secured Party under the Credit Agreement.

13. The provisions of this Agreement shall continue in full force and effect until all Obligations (other than inchoate or contingent obligations for which no claims have been made) have been satisfied in full and the Loan Documents are terminated in accordance with their respective terms and conditions, at which point this Agreement shall automatically terminate and be without any further force or effect.

14. This Agreement shall be binding and effective upon the execution hereof by the undersigned and no amendment, waiver or termination of this Agreement shall be binding or effective as to any party unless it is in writing and signed by such party. The person signing this Agreement on behalf of Landlord represents to Agent that he/she has the authority to do so on behalf of Landlord.

15. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

16. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

17. WAIVER OF SPECIAL DAMAGES. LANDLORD WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT LANDLORD MAY HAVE TO CLAIM OR RECOVER FROM AGENT IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

18. GOVERNING LAW; SUBMISSION TO JURISDICTION: WAIVER OF VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. LANDLORD AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT MAY BE BROUGHT BY AGENT IN ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, LANDLORD SUBMITS TO AND ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. LANDLORD WAIVES ANY CLAIM THAT THE STATE OF NEW YORK IS NOT A CONVENIENT FORUM OR PROPER VENUE FOR ANY SUCH ACTION OR PROCEEDING.

19. SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

20. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 20 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

21. ENTIRE AGREEMENT. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow.]

IN WITNESS WHEREOF, Landlord and Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

[•], as Landlord
By:
Name: [•]
Title: [•]
JPMORGAN CHASE BANK, N.A., as Agent
By:
Name: [•]
Title: [•]

ACKNOWLEDGED AND AGREED:
[BJ SERVICES, LLC]
By:
Name:	[•]
Title:	[•]
Dated:
[•]
By:
Name:	[•]
Title:	[•]
Dated:

Schedule A

Description of Real Property

[•]

Schedule B

Lease

(See attached)

BJ SERVICES, LLC

REVOLVING CREDIT AND GUARANTY AGREEMENT